UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
In accordance with Rule 14a-6(d) under the Securities Exchange Act of 1934, as amended, Renasant Corporation intends to release definitive copies of the proxy statement to security holders on or about March 13, 2024
209 Troy Street
Tupelo, Mississippi 38804-4827

March [•], 2024
Dear Respected Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2024 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 23, 2024 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to (1) elect four Class 1 directors, each to serve a 1-year term expiring in 2025 if shareholders adopt the Declassification Amendment (as defined in (2) below) (and to serve a 3-year term expiring in 2027 if shareholders do not adopt the Declassification Amendment or it does not otherwise become effective), (2) approve the “Declassification Amendment,” which means an amendment to Renasant’s Articles of Incorporation to phase out the classified structure of the board of directors and provide for the annual election of directors, (3) approve an amendment to Renasant Corporation’s 2020 Long-Term Incentive Compensation Plan to increase the number of shares of common stock available for grant, award or issuance under the plan, (4) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (5) ratify the appointment of HORNE LLP as our independent registered public accountants for 2024, and (6) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting.
On March [•], 2024, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2024 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2023 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and how to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).
You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 66 of the proxy statement. As always, if you are the record owner of our stock, you may vote by attending the annual meeting in person. There will be no webcast or other virtual component to the annual meeting
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.
                            Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 23, 2024 Renasant Bank 209 Troy Street Tupelo, Mississippi 38804-4827
ITEMS OF BUSINESS
1.Election of four Class 1 directors who will each serve a one-year term expiring in 2025 if the Declassification Amendment (as defined in Proposal 2 below) is approved (and will serve a three-year term expiring in 2027 if the Declassification Amendment is not approved or does not otherwise become effective)
2.Approval of an amendment to Renasant Corporation’s Articles of Incorporation to phase out the classified structure of the board of directors and provide for the annual election of directors (the “Declassification Amendment”)
3.Approval of an amendment to the Renasant Corporation 2020 Long-Term Incentive Compensation Plan to increase the number of shares of common stock available for grant, award or issuance under the plan
4.Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers
5.Ratification of the appointment of HORNE LLP as Renasant’s independent registered public accountants for 2024
6.Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 16, 2024.
ANNUAL REPORT; INTERNET AVAILABILITY OF MATERIALS	Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2023, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, have been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our annual report is also enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order of the Board of Directors,
C. Mitchell Waycaster
Chief Executive Officer
Tupelo, Mississippi
March [•], 2024
Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 23, 2024:
Renasant’s 2024 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2023 are available at www.proxyvote.com.

TABLE OF CONTENTS

Page
PROXY SUMMARY.........................................................................................................................................	1
Voting............................................................................................................................................................	1
2023 Financial and Compensation Highlights..............................................................................................	2
Environmental, Social and Governance Highlights for 2023........................................................................	4
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS....................................................	6
Governing Documents and Practices............................................................................................................	6
Board of Directors.........................................................................................................................................	9
Director Independence..................................................................................................................................	11
Board Leadership Structure..........................................................................................................................	12
Board Committees.........................................................................................................................................	13
Role of the Board in Risk Oversight.............................................................................................................	15
Director Selection and Diversity...................................................................................................................	18
Related Person Transactions.........................................................................................................................	20
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank.....................	20
Shareholder Communications.......................................................................................................................	20
BOARD MEMBERS AND COMPENSATION.............................................................................................	23
Members of the Board of Directors..............................................................................................................	23
Director Compensation.................................................................................................................................	29
EXECUTIVE OFFICERS................................................................................................................................	31
COMPENSATION DISCUSSION AND ANALYSIS....................................................................................	33
Introduction...................................................................................................................................................	33
Objectives of Our Compensation Program...................................................................................................	33
Say-on-Pay and Shareholder Engagement....................................................................................................	34
2023 Compensation Program Highlights......................................................................................................	35
Decision-Making Process for 2023...............................................................................................................	36
2023 Compensation Decisions......................................................................................................................	37
Compensation Committee Practices.............................................................................................................	44
COMPENSATION COMMITTEE REPORT.............................................................................................	48
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......................	48
COMPENSATION TABLES.........................................................................................................................	49
2023 Summary Compensation Table............................................................................................................	49
Grants of Plan-Based Awards.......................................................................................................................	51
Outstanding Equity Awards as of December 31, 2023.................................................................................	52
Vested Restricted Stock................................................................................................................................	53
Pension Benefits............................................................................................................................................	53
Non-Qualified Deferred Compensation........................................................................................................	54
Payments and Rights on Termination or Change in Control........................................................................	55
OTHER COMPENSATION-RELATED DISCLOSURES........................................................................	60
CEO Pay Ratio..............................................................................................................................................	60
Pay Vs. Performance.....................................................................................................................................	61
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Page
REPORT OF THE AUDIT COMMITTEE....................................................................................................	64
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.....................................................................	65
VOTING YOUR SHARES...............................................................................................................................	66
Attending the Annual Meeting......................................................................................................................	66
Record Date; Shares Outstanding.................................................................................................................	66
Voting............................................................................................................................................................	66
Quorum.........................................................................................................................................................	66
How Votes are Counted................................................................................................................................	66
Required Vote for Each Proposal..................................................................................................................	67
Shares Held by the Renasant 401(k) Plan.....................................................................................................	67
Solicitation and Revocation of Proxies.........................................................................................................	67
PROPOSALS.....................................................................................................................................................	69
Proposal 1 - Election of Four Class 1 Directors............................................................................................	69
Proposal 2 - Amendment to the Articles of Incorporation to Phase Out the Classified Structure of the Board of Directors and Provide for the Annual Election of Directors..........................................................	69
Proposal 3 - Amendment of 2020 Long-Term Incentive Compensation Plan to Increase Available Shares............................................................................................................................................................	70
Proposal 4 - Advisory Vote on Executive Compensation.............................................................................	76
Proposal 5 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2024....................................................................................................................................	76
Other Matters................................................................................................................................................	76
STOCK OWNERSHIP.....................................................................................................................................	77
Common Stock Ownership Greater than 5%................................................................................................	77
Beneficial Ownership of Common Stock by Directors and Executive Officers...........................................	78
Delinquent Section 16(a) Reports.................................................................................................................	79
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K........................................................................	80
APPENDIX A - NON-GAAP FINANCIAL MEASURES.............................................................................	A-1
APPENDIX B - AMENDMENT TO RENASANT CORPORATION ARTICLES OF INCORPORATION..........................................................................................................................................
B-1
APPENDIX C - RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN................................................................................................................................
C-1
In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2024 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 23, 2024, including any adjournments or postponements of the meeting.
As permitted by the Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2023, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March [•], 2024, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2023, on March [•], 2024).

ii

PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2024 Annual Meeting of Shareholders and our voting procedures. This section also provides 2023 financial highlights, pay-for-performance information and a discussion of certain of the environmental, social and governance initiatives we undertook in 2023. More information about the annual meeting and our 2023 executive compensation program is contained in the remainder of this proxy statement, and a detailed discussion of our financial results for 2023 can be found in our Annual Report on Form 10-K for the year ended December 31, 2023 (which serves as our Annual Report to Shareholders). We encourage you to review the entire proxy statement and annual report before you vote.
Voting
Proposals to be Voted On. Five proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1 Election of Class 1 Directors (four nominees)	Page 69	FOR each nominee
Proposal 2 Amendment to Renasant Corporation’s Articles of Incorporation to phase out the classified structure of the board of directors and provide for the annual election of directors	Page 69	FOR
Proposal 3
Approval of an amendment to the Renasant Corporation 2020 Long-Term Incentive Compensation Plan to increase the number of shares of common stock available for grant, award or issuance under the plan
	Page 70	FOR
Proposal 4 Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers	Page 76	FOR
Proposal 5 Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2024	Page 76	FOR
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free (800) 690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement, proxy card and Annual Report to Shareholders.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at the annual meeting and revoking a proxy previously given may be found in the Voting Your Shares section later in this proxy statement.

2023 Financial and Compensation Highlights
Financial Performance. As illustrated in the table below and the information following the table, we achieved solid performance results in 2023.

	Year Ended December 31,
	2023	2022	2021	2020	2019
Diluted EPS (GAAP)	$2.56	$2.95	$3.12	$1.48	$2.88
Adjusted Diluted EPS (non-GAAP)(1)	$3.15	$3.00	$2.98	$1.93	$3.03
Return on Average Shareholders’ Equity (GAAP)	6.50%	7.60%	7.96%	3.96%	7.95%
Adjusted Return on Average Tangible Shareholders’ Equity (non-GAAP)(1)	15.02%	14.20%	13.89%	10.06%	16.15%
Return on Average Assets (GAAP)	0.84%	1.00%	1.11%	0.58%	1.30%
Adjusted Return on Average Tangible Assets (non-GAAP)(1)	1.12%	1.10%	1.16%	0.85%	1.54%
Efficiency Ratio (GAAP)	68.33%	61.88%	65.35%	70.53%	62.03%
Adjusted Efficiency Ratio (non-GAAP)(1)	63.48%	60.77%	65.32%	64.00%	60.48%
(1)Adjusted diluted EPS, adjusted return on average tangible shareholders’ equity, adjusted return on average tangible assets and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and/or certain charges (such as, for 2023, losses on securities sales) with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. For a reconciliation of these measures to their most comparable measures under generally accepted accounting principles in the United States of America (“GAAP”), please see Appendix A, Non-GAAP Financial Measures.
In 2023 we withstood a liquidity crisis brought on by the March 2023 bank failures and still enjoyed meaningful organic loan growth. In a challenging interest rate environment, we took advantage of rapidly rising interest rates while shifting the composition of our funding sources to mitigate the impact of elevated funding costs. We also continued our efforts to manage noninterest expense in an inflationary environment. Some of our notable results are summarized below:
•In October 2023, we transferred the listing of Renasant common stock to the New York Stock Exchange. We believe the transfer provides greater visibility for Renasant and its shareholders.
•Net income for 2023 was $144.7 million. Net income in 2023 was down from 2022 primarily due to the net loss (including impairments) on sales of securities as we repositioned our securities portfolio. In 2023 we sold approximately $511.4 million in securities for a pre-tax loss of $22.4 million in addition to recognizing a non-credit related impairment loss of $19.4 million on account of the Company’s intent to sell additional securities as of December 31, 2023. Although our securities sales negatively impacted net income in 2023, the transactions improved the long-term earnings potential of our balance sheet.
•Total loans held for investment at December 31, 2023 were $12.4 billion, an increase from $11.6 billion at December 31, 2022. Even while interest rates increased to levels not seen in a number of years, we capitalized on the rising interest rate environment, growing loans held for investment by approximately 6.7% and increasing the average yield on such loans by 1.5% in 2023.
•Reflecting the demand for liquidity in a rising rate environment, our average cost of deposits increased by 141 basis points from the average cost in 2022. Despite this headwind, we were able to maintain a strong base of core deposits and reduce our reliance on brokered deposits and borrowings over the course of 2023, which should assist us in managing deposit costs in the current interest rate environment. Although rising interest rates on deposits, especially following the March 2023 bank failures, precipitated a $975.1 million year-over-year decline in noninterest-bearing deposits, we continue to have a solid base of low-costing deposits. Noninterest bearing deposits represented 25.5% of our total deposits at December 31, 2023, down from 33.8% at December 31, 2022.
•Noninterest expense increased $44.3 million in 2023 as compared to 2022, reflecting the continued impact of inflation on the United States economy as well as our efforts to maintain competitive rates of compensation for our employees. These higher noninterest expenses, coupled with pressures on deposit pricing, negatively impacted our operational efficiency, as our efficiency ratio for 2023 was 68.3%, up from 61.9% for 2022; similarly, our adjusted efficiency ratio (non-GAAP) increased from 60.77% for 2022 to 63.48% for 2023. (The efficiency ratio divides noninterest expense by the sum of net interest income on a fully tax equivalent basis and noninterest income or, in other words, the percentage of one dollar that we must expend to generate a dollar of revenue.)

•Asset quality metrics remained stable, underscoring our emphasis on prudent underwriting and ongoing credit monitoring. Net loan charge-offs in 2023 were 0.06% of average loans, down three basis points from 2022. Non-performing loans as a percentage of total loans was 0.56% in 2023, up only seven basis points from 2022, while our coverage ratio (the allowance for credit losses as a percentage of total nonperforming loans) remained robust at 286% at December 31, 2023, as compared to 338% at December 31, 2022.

Compensation. For 2023, our executive pay practices continued to reflect our view that compensation should correlate with Company performance, with payouts limited to ensure that compensation levels remain at appropriate levels. Expectations with respect to Company performance in any given year are impacted by internal and external factors. Internal factors relate to initiatives that our executives are expected to implement during the year to, among other things, increase our revenue, control our expenses, maintain our liquidity at adequate levels, improve our operational efficiency and grow our capital. Some initiatives may have a negative short-term impact on earnings or other performance metrics but position the Company for longer-term growth or profitability. Externally, projections with respect to the general economic climate for the year, especially with respect to changes in interest rates, are also incorporated into expectations about Company performance. We use earnings per share and total shareholder return to evaluate the correlation between shareholder value and compensation, for the reasons explained in the table below.

Correlation Measure	Comparative Compensation Measure	Correlation
Diluted earnings per share (EPS)	Total cash compensation, which includes base salary and an annual performance-based cash award	•EPS is an annual measure of earnings •Cash compensation represents payments with an annual focus
Total shareholder return (TSR)	Total realized compensation, which includes base salary and an annual cash award, which is performance-based, and the value of equity compensation, a portion of which is performance-based	•TSR measures the delivery of shareholder value over a longer period •Total compensation, including equity compensation, includes payments that provide value over longer periods
The following tables illustrate the relationship between executive pay and our performance over the five-year period ending December 31, 2023. The tables below supplement our pay versus performance disclosures that are required pursuant to SEC rules. The SEC-required disclosures can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.”

The compensation provided to Mr. Waycaster and our other named executive officers correlates to our budgeted goals with respect to earnings and profitability. In setting our annual budget, the board of directors and executive management consider the impact the internal and external factors described above are expected to have on our earnings and profitability, based on their own judgment as well as independent investment analysts’ projections. In any year, we may budget earnings or profit metrics below the prior year’s results due to these factors, yet achieving, or surpassing, such budgeted amounts will nevertheless represent successful performance for the Company – perhaps even more success than in the prior year – in light of internal factors and prevailing economic conditions. As a result, executive compensation may increase year-over-year even though the Company’s earnings or profitability metrics may decline on a year-over-year basis.
For 2023, our expectations regarding the general economic climate were incorporated into our budgeted goals for earnings and profitability prior to the bank failures and resulting industry-wide liquidity crisis in March 2023. The March 2023 bank failures and the repercussions of such failures on other financial institutions, especially their liquidity and funding costs, materially and adversely impacted our results over the remaining months of 2023, such that the Company did not achieve its budgeted goals for earnings and profitability in 2023. As a result, our executives earned less in incentive compensation in 2023 even though our performance (after adjusting for our securities portfolio repositioning discussed above) exceeded our results in 2022. A comprehensive discussion of our executive compensation program and Mr. Waycaster’s and our other named executive officers’ compensation in 2023, including the performance measures we used to calculate their annual cash awards and decisions we made with respect to equity compensation, a portion of which is performance-based, can be found below in the Compensation Discussion and Analysis section.
Environmental, Social and Governance Highlights for 2023
Our vision is to be the financial services advisor and provider of choice in each community we serve, and our mission is to provide quality financial services and advice by creating security and opportunity for employees, understanding, then meeting the needs of customers, being good citizens in our communities and providing attractive returns to shareholders. During 2023, we worked to fulfill the Company’s mission using business practices addressing each of our primary constituencies.

Our Customers
•Renasant introduced a new digital banking experience to all customers, from online to mobile banking, which featured several new benefits including push notifications, external transfers, live chat and more. With a goal of increasing simplicity and efficiency, the new digital experience provides customers with greater convenience, functionality, and control over their finances.
•Our ITM program continued to see significant growth, totaling 51 machines across our footprint at the end of 2023. We experienced record usage rates with over $328 million in deposits and just over 87,000 Virtual Banker transactions. ITMs strike a balance between digital banking and human touch, allowing our customers to engage in both a modern and personalized experience.
•We continued to see greater engagement and obtain meaningful feedback from our customers through our Voice of the Customer program, RNSTX, giving Renasant insight into how, when and where our customers prefer to bank with us. In 2023, our customers completed over 20,200 evaluations for our Retail Branches, Customer Experience Center, Treasury Solutions Team, and Digital Channels. Of the completed evaluations, 69% received a perfect satisfaction score.
•Cultivating and igniting a sales and service culture throughout the Company was one of our key priorities in 2023, ensuring collaboration, consistency, and commitment across all delivery channels. We firmly believe that prioritizing the customer relationship and providing personalized experiences allows us to better understand the needs of our customers and tailor financial solutions to meet their needs.
•Providing employees with learning and development experiences relative to customer engagement not only supports career growth, but also positively impacts the customer experience. In 2023, over 1,000 employees received customer engagement training, including our Customer Experience Center, Retail Branches, and Lending Teams, equating to more than 4,100 hours of learning and development.

Our Communities
•Renasant Roots serves as our community and financial empowerment program, designed to provide credit and home ownership education, small business technical assistance, youth mentoring, theft mitigation and charitable contributions.
•We originated $610 million in Community Development Loans, including loans in the form of lines of credit for Community Development Financial Institutions.
•We made over $548 million in loans through government-sponsored programs with features attractive to low- and moderate-income borrowers.
•We made 246 Community Homebuyer Mortgage loans, totaling $61 million. These loans are intended to be attractive to borrowers in low- and moderate-income census tracts and contain terms and features to support applicants who may not otherwise qualify for our traditional mortgage products. These loans are also available to majority-minority census tracts as part of a special purpose credit program.
•We continued our down payment assistance program in 2023, providing down payment and/or closing costs assistance to low- and moderate-income borrowers in the Company’s service area in support of successful and improved Community Reinvestment Act lending efforts. Over $1.0 million in funds were provided to 160 borrowers.

Our Employees
•In support of our Social Responsibility, Diversity, and Inclusion strategic plan, Renasant hosted our second annual Rise with Renasant Women’s Summit, bringing together over 70 female leaders, believers, and achievers across all areas and levels of the organization to inspire positive business outcomes and community impact while advocating for personal and professional development.
•As a part of the Company’s employee experience strategy, we administered our bi-annual employee satisfaction survey to hear directly from our greatest assets, our employees. In 2023, we were thrilled to see a 91% participation rate and an overall increase in employee satisfaction. These detailed insights allow us to continue to seek ways to boost employee satisfaction and engagement.
•Following the launch of our paid parental leave program and the benefit of paid community service hours, Renasant provided in 2023 nearly 8,000 paid hours to new parents, while employees spent over 250 hours volunteering in the communities we serve in addition to the impactful community outreach efforts driven by our Renasant Roots program. In 2024, we will continue our efforts to raise awareness of these programs among our workforce in order to drive further participation.
•Renasant’s commitment to investing in the development of current and next generation leaders continued in 2023 with 172 leaders from varying cohorts and across all areas of the Company participating in our leadership development program. This program, along with other management and supervisory learning opportunities offered in 2023, totaled nearly 5,300 hours of development, spanning 400 leaders. Additional leadership development opportunities were provided to all Renasant employees through our “Be a Leader: Leadership Community” program found on our internal website. Here, employees are exposed to micro-learning modules, videos, articles, and tools to aid in their personal and professional development.
•Overall, our employees completed over 55,200 hours (approximately 23 hours per employee) of training through our learning and development programs that included personal and professional development, system, regulatory, and role-based training, experiential learning, mentoring and maintenance of industry qualifications.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
The Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation and our Amended and Restated Bylaws, each as amended (which we refer to as our “Articles of Incorporation” and our “Bylaws,” respectively), committee charters and other policies, such as our Code of Business Conduct and Ethics, guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests and discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics (our “Code of Ethics”), our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of, for directors, the board or, as to officers and employees, their supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Code of Business Conduct and Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee (the “ERM committee”) and a nominating and corporate governance committee (the “nominating committee”). Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of our committee charters are available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting the desired document.

Majority Voting Policy
The board has adopted a “majority voting” policy for the election of directors. Under this policy, which applies only in uncontested elections, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender his or her resignation as a director. This resignation will become effective upon acceptance by the board. If a resignation is tendered under these circumstances, the nominating committee will consider the resignation and recommend to the board whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the nominating committee’s recommendation and act on the director’s resignation.
Both the nominating committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC regulations and New York Stock Exchange (“NYSE”) listing standards if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers, which it most recently updated in January 2024. More details about the application of the guidelines to our executives can be found under the heading “Compensation Committee Practices” in the Compensation Discussion and Analysis section below. The stock ownership guidelines require each director and executive officer to maintain a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors and executive officers with those of our shareholders.
Under the guidelines, non-employee directors must own at least 500 shares of common stock within the first year of becoming a director; within five years of becoming a director, each non-employee director must own stock with a value equal to a multiple of the annual cash retainer. As of January 1, 2024, the multiple was three times the annual retainer; effective mid-January 2024, the board increased the ownership requirement to stock with a value equal to five times the annual cash retainer. The value of a director’s Renasant stock is determined as of January 1 each year, using the average closing market price of our stock for the 20 trading day period ending on the last day of the prior year. Shares that a director has pledged do not count toward a director’s required minimum ownership levels.
As of January 1, 2024, the guidelines required directors with at least five years of service to own Renasant common stock with a value of at least $210,000 (based on the $70,000 annual cash retainer in effect on such date). The average closing price of our stock for the 20 trading days ending December 31, 2023 was $32.26, and based on that price all of our directors owned common stock with a total value in excess of $250,000 (and most owned substantially more), other than Ms. Flenorl. Ms. Flenorl joined the board in April 2023 and therefore still has four additional years to satisfy the stock ownership guidelines.

Insider Trading Policy
The board has adopted a policy and procedures reasonably designed to prevent insider trading of our securities and promote compliance with insider trading laws and regulations and NYSE listing standards. The policy prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties. “Material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity. Material cybersecurity incidents and significant disruptions to our information technology infrastructure, among other events, are also deemed material nonpublic information.
Two additional trading restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (all of whom we refer to as “covered persons”):
•A covered person may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information). The window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our president, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade and independently decide whether the covered person possesses material nonpublic information. If a member of this committee is the covered person wishing to trade in our securities, he or she must abstain from the pre-clearance determination.
Our directors, officers and employees must annually certify that they have reviewed our insider trading policy and understand their obligations under the policy.

Hedging and Pledging Policy
Renasant maintains a Policy on Hedging or Pledging Company Stock (our “Hedging Policy”). A primary goal of our compensation program and our stock ownership requirements is to align the economic interests of our directors and officers with those of our shareholders. We believe that allowing a director or employee to hedge the economic risk of owning our stock undermines the intended economic alignment. The Hedging Policy prohibits our directors, officers, employees and their respective “designees” (explained below) from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Specifically, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•Engaging in short sale transactions in Renasant securities.
A person is a “designee” of a director, officer or employee for purposes of the Hedging Policy if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy.
Although the Hedging Policy does not prohibit pledging our common stock, stock that a director or executive officer has pledged is not counted when assessing compliance with our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For more information about our directors and named executive officers who have pledged shares of Renasant stock, refer to the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors (including nominees for election as directors) or executive officers, their immediate family members and businesses with which they are associated, and any shareholder owning more than 10% of our outstanding stock, all referred to as “related persons.” Although we do not have a written related party transaction policy, our Code of Ethics and our employee manual include guidance addressing transactions that present a conflict between the interests of a director, officer or employee and the interests of the Company or the Bank. We have also adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
Additional information about the process the board uses to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Related Person Transactions.”

Board of Directors
Number and Term. There are currently 13 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3
Donald Clark, Jr.	John M. Creekmore	Gary D. Butler
Albert J. Dale, III	Jill V. Deer	Rose J. Flenorl
Connie L. Engel	Neal A. Holland, Jr.	John T. Foy
C. Mitchell Waycaster	E. Robinson McGraw	Richard L. Heyer, Jr.
Sean M. Suggs
The current term of office for our Class 1 directors expires at the 2024 annual meeting; the current term of office for our Class 2 directors expires at the 2025 Annual Meeting; and the current term of office for our Class 3 directors expires at the 2026 annual meeting. The effect that the Declassification Amendment will have on the three director classes and their respective terms of office is described below in the Proposals section under the heading “Proposal 2 - Approval of an Amendment to the Articles of Incorporation to Phase Out the Classified Structure of the Board of Directors and Provide for the Annual Election of Directors.”
After our annual meeting, assuming that all of our nominees are elected, the board will have 13 members, divided into three classes, with four directors in Class 1, five directors in Class 2, and four directors in Class 3. The board has determined that 13 members is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and the nature of our operations.

Tenure. The board strives to ensure that there is an appropriate mix of tenures among the directors, as the board values both the insight that long experience on our board brings and also the fresh perspective associated with newer board members. The board has concluded that arbitrary deadlines on board service, such as tenure limitations or a mandatory retirement age, do not promote its goal of achieving its desired mix of short- and long-tenured directors. Accordingly, we do not have a formal policy governing the tenure of the members of the board of directors, nor is there any mandatory retirement age for directors. The table below shows the average tenure of our non-employee directors as of the date of the 2024 Annual Meeting and the four prior annual meetings. The board believes that it has generally been successful in refreshing the board’s membership and maintaining an appropriate balance between short- and long-tenured directors, as evidenced by the fact that over the past five years the average tenure of the independent directors on the board has only increased by slightly over one year.

15.0
14.0
13.0
12.0
11.0
10.0
9.0
Years of Service
11.6
12.6
12.5
12.3
13.0
2020
2021
2022
2023
2024
Year of Annual Meeting

•As of the Company’s 2020, 2021 and 2023 annual meetings, there were 12 non-employee directors on the board; there were 11 non-employee directors as of the 2022 and 2024 annual meetings. In calculating the average tenure, a newly-elected director is considered to have a term of zero years.
Of our 11 non-employee directors who will continue on the Board after the 2024 Annual Meeting, four will have served on the board for six years or less, two will have served for between six and 15 years, and five will have served for over 15 years.
Our nominating committee monitors the make-up of the board and directors’ intentions about their continued board service to ensure that, if a director intends to retire or otherwise resign from the board, a suitable replacement can be identified in a timely manner. Further, as discussed below, the nominating committee annually assesses the performance of our directors. If a director’s performance is found to need improvement or otherwise is lacking, the nominating committee may counsel the director on the need for improvement and/or determine to not re-nominate the director for election when his or her term expires.
Meetings. Our board held seven meetings in 2023, one of which was part of the board’s annual three-day strategic planning retreat. All directors attended at least 75% of the total number of board meetings and meetings of the committees on which they served. The members of the board who meet the NYSE’s standards for independent directors set forth in Section 303A.02 of the NYSE’s Listed Company Manual met in executive session (that is, a meeting of only directors who are independent directors) six times during 2023.
We do not have a policy requiring director attendance at our annual meeting. All of our directors attended the 2023 annual meeting other than Mr. Suggs (who was unable to attend due to his job obligations), and we expect our entire board to attend this year’s annual meeting.

Board, Director and Committee Performance Assessments. As part of its efforts to ensure that the Company has a high-functioning board with the collective experience, qualifications and skills necessary to guide a financial institution such as Renasant, our nominating committee annually oversees a board assessment and a director peer assessment, and each committee of the board performs its own self-assessment.

Board Assessment	Peer Assessment	Committee Self-Assessment
The board assessment, which was developed and is administered by an independent third party, asks each director to provide on an anonymous basis his or her opinions on various topics. These topics include:
• the interaction between the board and management
• the organization of the board, including its committee structure
• the conduct of board and committee meetings
• each director’s fulfillment of his or her responsibilities as a director
• director compensation
After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.

The peer assessment is designed to obtain each director’s views about the contribution of each director (including himself or herself) to the board and their participation in board and committee meetings and other board activities. The peer assessment also helps the nominating committee identify areas where a director can improve his or her performance in order to enhance the director’s contribution to the overall functioning of the board and its committees.
For each director whose term is expiring at the next annual meeting, the nominating committee also meets with such director to discuss the results of the peer assessment, including any issues identified therein or discrepancies between the director’s self-assessment and the peer assessment, and the director’s willingness to continue to serve on the board.
The nominating committee uses this information as one factor in determining whether a director whose term is expiring should be nominated for reelection.

Committee self-assessments are conducted annually and elicit input from committee members regarding the committee’s performance of its responsibilities as set forth in its charter or as otherwise delegated to it by the board. The committee assessment also seeks feedback on the efficiency of the committee’s operations, the contribution of each committee member to the committee’s operations, and ways that the committee can better fulfill its purpose.

Director Independence
The board has determined that each of our directors satisfies the tests to be considered an “independent director” set forth in Section 303A.02 of the NYSE Listed Company Manual, with the exception of Messrs. McGraw and Waycaster who are not independent directors because they are Renasant employees. In addition, prior to his retirement at the 2023 annual meeting, Michael D. Shmerling was an independent director (under the listing rules of the Nasdaq Stock Market LLC, to which Renasant was subject while Mr. Shmerling was a director). When determining each non-employee director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:
•Transactions involving a director, members of his or her immediate family and businesses with which they are associated and the Company or the Bank. More information about these transactions may be found below under the heading “Related Person Transactions.”

•Employment relationships between the Bank and directors’ immediate family members. The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank’s corporate banking department; he is not an “executive officer” of the Company. The compensation paid in 2023 to Mr. Creekmore’s son, which was consistent with the compensation paid to similarly-situated employees of the Bank, is below the amount necessary to qualify as a related person transaction under SEC rules. The Bank also employs Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s financial advisor subsidiary. Although Dr. Heyer’s son is not an “executive officer,” his employment is considered a related person transaction because of the amount of compensation he received in 2023. More details about our employment of Dr. Heyer’s son can be found in this section below under the heading “Related Person Transactions.”
Neither Mr. Creekmore nor Dr. Heyer participate in any deliberations or decisions about his son’s compensation, and each director abstains from any vote related to his son’s position at the Company or his compensation.
Board Leadership Structure
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman, serves as chairman of the board of the Company and the board of the Bank. We believe Mr. McGraw’s service as our chairman enhances the board’s operations, as he is an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains involved, with Mr. Waycaster, Mr. Chapman and Renasant’s other senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan. However, he is also able to take a more objective view of our strategy and management decision-making, as he is not responsible for overseeing our day-to-day operations. In addition, Mr. McGraw provides insight on the current state of our overall operations, future prospects and the risks the Company and the Bank face. With such a deep knowledge of the Company and the Bank, Mr. McGraw is well suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who satisfy the tests to be considered an “independent director” for purposes of the NYSE Listed Company Manual select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating our chairman’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:
•Scheduling and setting the agenda for board meetings with the chairman;
•Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•Determining the appropriate materials to be sent to directors for all meetings;
•Acting as a liaison between the board and the chief executive officer and our other executive officers;
•Assisting the compensation committee in evaluating the chief executive officer’s performance;
•Assisting the nominating committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.

Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees as of the date of this proxy statement, and a brief description of each committee’s function, are below.

Executive Committee
John M. Creekmore, Chair Neal A. Holland, Jr., Vice-Chair Albert J. Dale, III John T. Foy E. Robinson McGraw C. Mitchell Waycaster
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in overseeing the preparation of our annual budget and succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is composed of the chairman of the board, the lead director, the chief executive officer and three additional directors who satisfy the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual. The executive committee met 15 times in 2023.

Audit Committee
John T. Foy, Chair Jill V. Deer, Vice-Chair Gary D. Butler Donald Clark, Jr. Connie L. Engel Sean M. Suggs
The audit committee’s responsibilities include the following:
•Appointing, approving the compensation of and overseeing our independent registered public accountants;
•Monitoring the integrity of our financial reporting process and system of internal controls;
•Monitoring the independence and performance of our independent registered public accountants and internal auditing department;
•Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and
•Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
The Report of the Audit Committee and Independent Registered Public Accountants sections below describe the actions taken in 2023 and the committee’s processes. In 2023, the committee held 12 meetings.
Each member of our audit committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual, meets the other requirements for audit committee membership in the NYSE Listed Company Manual and meets all independence requirements under SEC regulations. The board has determined that Mr. Foy and Mr. Suggs each qualify as an “audit committee financial expert” under applicable SEC regulations and satisfy the financial literacy requirements under the NYSE Listed Company Manual.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair John M. Creekmore, Vice-Chair Gary D. Butler Donald Clark, Jr. John T. Foy Richard L. Heyer, Jr.
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and board committees. Specific information about our director selection process is below under the heading “Director Selection and Diversity.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines and stock ownership guidelines, and oversees the annual board and director performance assessments. The committee also takes a lead role in board oversight of our efforts with respect to ESG and equity, diversity and inclusion matters. More information about our Governance Guidelines, stock ownership guidelines and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. The committee met five times in 2023.

Compensation Committee
Albert J. Dale, III, Chair Richard L. Heyer Jr., Vice-Chair Donald Clark, Jr. John M. Creekmore Jill V. Deer Neal A. Holland, Jr.
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The committee also administers our clawback policy, among other responsibilities. The compensation committee charter does not allow the committee to delegate its functions. The Compensation Discussion and Analysis section below explains the compensation committee’s processes and procedures with respect to our executive compensation program and discusses the specific decisions about the 2023 compensation of our named executive officers. The committee met 12 times in 2023.
Each member of the committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual and is a “non-employee director” as defined in SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his or her relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank or any other source that might impair the director’s independent judgment, including whether he or she is our affiliate and additional relevant factors, such as, for Messrs. Creekmore and Heyer, the Bank’s employment of their sons.

Enterprise Risk Management Committee
Richard L. Heyer, Jr., Chair John T. Foy, Vice-Chair Gary D. Butler John M. Creekmore Albert J. Dale, III O. Leonard Dorminey* Neal A. Holland, Jr. Sean M. Suggs
The ERM committee has overall responsibility for our enterprise-wide risk assessment, management and oversight process. To ensure that the committee has insight into our overall operations, the chairs of our executive, audit, compensation and nominating committees and the Bank’s credit review and technology committees are members of the ERM committee. More information about the Company’s risk assessment and management infrastructure and the ERM committee’s role therein can be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. In 2023, the committee met five times.

*Mr. Dorminey is a member of the Bank’s board of directors only.
The members of these committees are subject to change. Changes are generally made effective as of the annual meeting each year. We update our corporate website from time to time to reflect any changes in the membership of these committees. You can find this information by going to www.renasant.com, clicking on “Corporate Governance” and then clicking on “Committee Composition.”

Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. The following are some the most significant risks facing the Company (although this list is by no means exclusive):

•Credit risk	•Financial reporting/operational risk
•Interest rate/liquidity risk	•Human capital management risk
•Compliance/legal risk	•Compensation risk
•Cybersecurity/information security risk
To identify and mitigate the above risks as well as other identified risks, the board primarily acts through its committee structure. The board’s ERM committee is responsible for: identifying enterprise-wide risks, both immediate and longer-term risks; assessing how risks within each category affect other risks within that category and in other risk categories; and facilitating our operations within risk tolerance levels that are established annually by management and approved by the board. The ERM committee:
•Oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures,
•Annually reviews and approves our overall risk appetite and risk tolerance levels within each identified category of risk suggested by management, and
•On an ongoing basis, reviews and adopts policies, procedures and controls that are intended to identify, manage and mitigate risk.
The ERM committee’s work is supported by our management enterprise risk management committee (our “management ERM committee”), a management committee led by our chief risk officer whose membership includes our president (who is also our chief operating officer) and the leaders of our major business lines and back office functions. The management ERM committee reviews the information to be reported to the ERM committee and provides a forum for Renasant’s senior executive management to review and discuss existing risks, trends with respect thereto and the status of risk mitigants therefor, and also to call attention to emerging risks that the Company may need to address. The activity of this management committee enables more informed and focused reporting of risk issues by management to the ERM committee and the board.
The following discussion describes in more detail the risks facing the Company listed above and the role of the ERM committee and other committees of the board (or the board of the Bank), working with management committees that report to these committees, in identifying and mitigating these risks:
•Credit Risk. The Bank’s credit review committee is primarily responsible for credit administration and other risks arising from our lending activities, such as the risks presented by the various categories of lending that we engage in and risks posed by excessive concentrations in any particular category of loans. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policies. The credit review committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the problem asset review committee and the mortgage risk committee.
•Interest Rate and Liquidity Risk. Our goal is to structure our asset-liability composition in a way that (1) maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) provides adequate sources of short- and long-term liquidity under both the current interest rate environment and various hypothetical interest rate scenarios. The ERM committee oversees this risk, assisted by our management asset/liability committee. This management committee monitors our interest rate sensitivity and makes decisions relating to that process, reporting to the management ERM committee. The asset/liability committee also monitors deposit concentrations and our level of uninsured deposits.
•Compliance and Legal Risk. The ERM committee monitors our efforts to comply with applicable banking and securities laws and regulations, including fair lending, consumer protection, anti-money laundering/combatting the funding of terrorism, community reinvestment and privacy laws and regulations. Our chief risk officer reports on issues related to compliance and legal risk that we have identified and the steps that management has implemented, or will implement, to prevent the occurrence of any identified risk or, where complete prevention is impossible, to mitigate the impact on Renasant from any such risk occurring. Renasant maintains a standing management compliance committee, chaired by our chief compliance officer (who reports to our chief risk officer), whose activities are reported to the management ERM committee, for further reporting to the board ERM committee. This committee has general responsibility for overseeing Renasant’s compliance management system, programs, policies and procedures and ensuring that they are designed to identify, manage and mitigate the various compliance and regulatory risks facing Renasant.
The audit committee assists the ERM committee in its oversight of compliance and legal risk. In addition to addressing financial reporting and operational risk as discussed below, at each meeting the audit committee receives a report from our general counsel regarding pending litigation, including employment-related claims. The purpose of this report is not only to understand the immediate risk posed by outstanding litigation but also to identify any trends or themes raised by such litigation that indicate that a policy, procedure or operating practice may be creating legal risk to Renasant that management can remediate or mitigate. The audit committee also discusses matters reported on our anonymous whistleblower hotline and management’s response to any such report.
•Cybersecurity and Information Security Risk. The ERM committee and the Bank’s technology committee oversee risks related to our technological infrastructure, information security, cybersecurity, business continuity and disaster recovery programs. These committees meet quarterly, and their activities are reported to the full board. The technology committee is responsible for the oversight of our strategies and operations with respect to information technology matters. Although the technology committee’s focus is not limited to information security and cybersecurity risk, at each meeting the committee receives a report from our chief information security officer on, among other topics, the status of any cybersecurity and network security initiatives designed to enhance the Company’s cybersecurity, emerging cybersecurity risks that may not yet be addressed by the existing risk metrics and management’s plans to mitigate such risks, and employee training on cybersecurity and related issues. The chair of the technology committee is a member of the ERM committee, enabling the chair to convey to the ERM committee details of the discussions with respect to the chief information security officer’s report as well as other matters related to our technological infrastructure and the impact thereof on matters within the ERM committee’s focus.
The ERM committee incorporates the assessment, monitoring and mitigation of cybersecurity risk into its monitoring of the Company’s broader enterprise risk management function. We track numerous risk metrics relating to cybersecurity, and at each meeting the ERM committee receives a report from our chief risk officer on the status within established tolerances of each risk metric as well as management’s assessment of the metric’s trend of increasing or decreasing risk. These metric reports give the ERM committee a broad view of the aggregate cybersecurity risk that we face at any particular time, insight into any particular areas of risk, and an opportunity for the committee to discuss with management the steps taken or that will be taken to address risks that are out of tolerance or trending in that direction. In addition to this report, the chief information security officer’s report to the technology committee described above is included in the materials for ERM committee meetings. Also, at each meeting our chief technology officer addresses various information technology topics with the ERM committee. In recent years, a frequent topic has been the impact of the COVID-19 pandemic and its aftermath on cybersecurity, such as cybersecurity risks associated with employees working remotely.
For additional information about Renasant’s cybersecurity policies, procedures, and governance, please refer to the information in Item 1C, Cybersecurity, in our Annual Report on Form 10-K for the year ended December 31, 2023.
•Financial Reporting and Operational Risk. The audit committee is responsible for matters that fall within this category of risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks; as noted above, the committee also monitors reports to our anonymous whistleblower hotline. In addition, at almost every meeting the audit committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk. More information about the audit committee can be found above under the heading “Board Committees” and below in the Report of the Audit Committee and Independent Registered Public Accountants sections.
The audit committee also oversees our internal auditors. Our internal audit department provides an independent, objective assurance function by evaluating and making recommendations for the improvement of the effectiveness of risk management, control and governance processes throughout the Company. The internal auditors also help management assess the effectiveness of our internal controls over financial reporting. At each audit committee meeting, the director of internal audit reports to the committee on the auditors’ review work since the prior audit committee meeting and the status of management efforts to address internal audit findings.

•Human Capital Management Risk. Human capital management risk is, broadly speaking, the risk that Renasant will not sustain a workplace environment that attracts and retains a workforce with the background and skills necessary to achieve the Company’s strategic goals. The board oversees this risk by periodically receiving reports from management on, among other human capital-related matters, employee recruitment, retention and development efforts, employee promotions and turnover, and the competitiveness of Renasant’s compensation and benefits. The board also monitors management’s response to significant events impacting Renasant’s workforce, such as the work-from-home arrangements implemented during the COVID-19 pandemic and continued following the subsidence of the pandemic.
Our management social responsibility, diversity and inclusion committee, which includes members of the Company’s senior executive management (including our chief executive officer) and our chief corporate social responsibility officer, has been organized to monitor and advance our efforts toward fostering, cultivating, and preserving a culture of diversity and inclusion at Renasant. To that end, this committee has developed a diversity and inclusion strategic plan designed to advance Renasant’s existing diversity and inclusion program. The strategic plan has five primary areas of focus: (1) education, communication and development, (2) workplace diversity, (3) workplace inclusion, (4) business development and supplier diversity, and (5) measurement and evaluation of plan success and progress. Our chief community development and corporate social responsibility officer provides the board periodic updates on our social responsibility, diversity and inclusion efforts, including the status of the implementation of the various facets of our strategic plan, successes and engagement status.
•Compensation Risk. The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the Compensation Discussion and Analysis section below. The compensation committee is assisted by the incentive compensation committee, which is composed of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks, whether financial, credit, regulatory or otherwise. Annually, management submits to the incentive compensation committee a risk assessment that describes both the risks presented by our incentive compensation arrangements and the procedures in place designed to mitigate the risks that have been identified. The incentive compensation committee then presents this risk assessment to the compensation committee for its review. As part of this review process, these committees may recommend changes to incentive plans or the adoption of additional procedures to further mitigate the risks that our incentive compensation arrangements present.
Policies and procedures that we have adopted to address risks associated with our executive compensation program are described in the Compensation Discussion and Analysis section below. Other compensation-related risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We address this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on high-income areas, to the exclusion of low- and moderate-income areas, exposing us to criticism from a fair lending perspective, among other things. We address this risk by adopting goals for low income and minority lending. On an ongoing basis the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary.
At each board meeting, the board of directors receives reports and other information on the committees’ activities since the prior board meeting. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. Waycaster, who as chief executive officer ultimately is responsible for management’s implementation of our risk management processes, supports the board’s oversight of risk by providing access to reports and information, access to employees and updates on the implementation of recommendations by our committees. Mr. Creekmore, as lead director, leads an independent review of the risk assessments developed by management and reported to the committees. Finally, as discussed above, we have (1) a chief risk officer, who leads our risk management department and in such role oversees management’s assessment of the risks we face, the determination of risk tolerance levels and the implementation of effective risk management processes and procedures, and (2) a director of internal audit, who leads our internal audit department and provides another layer of testing of management’s risk identification and mitigation efforts.

Director Education. Our board recognizes that, to fulfill its risk oversight duties and satisfy its other responsibilities, it is essential that each director stay abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external resources to obtain the necessary education and training. Multiple times each year, Renasant’s management or our external advisors conduct board presentations on the policies, procedures and controls governing various facets of our operations, including our practices regarding the identification, assessment and mitigation of the various risks facing us. These presentations assist directors not only in performing their risk-oversight responsibilities on various committees but also in performing an informed review of the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work. In 2023, board training included the following topics, among others:
•Enterprise Risk Management and Regulatory Compliance. Our chief risk officer and chief compliance officer presented to the board on our enterprise risk management framework and our policies and procedures relating to regulatory compliance. The presentation reviewed, among other things, our model risk management program and the steps we have implemented to comply with our various obligations under the Bank Secrecy Act as well as our infrastructure to comply with the numerous consumer protection and other regulations to which we are subject, such as Regulation O and the various regulations relating to fair and responsible lending.
•Credit. Our chief credit officer trained the board about our credit risk management processes and infrastructure. Among other matters, the training addressed current and emerging trends of credit risk (such as, for 2023, the outlook for commercial real estate credits in light of economic uncertainty) and how such trends currently are, and in the future may, impact the bank’s loan portfolio, the loan approval process and the various layers of credit approval authority and the credit risk metrics and reporting infrastructure management has implemented to identify and track emerging trends of credit risk.
•Cybersecurity. Our chief information security officer provided training to the board on information security. He covered, among other topics, the current threat landscape and trends, the potential impact of a cyberattack on the bank and Renasant’s various cybersecurity defenses and threat monitoring resources, including plans to upgrade our information security infrastructure, and the various training given to Renasant employees to heighten their information security awareness.
In addition, outside advisors briefed the board regarding the opportunities and challenges with respect to mergers and acquisitions, the current regulatory landscape and trends, and the market fundamentals impacting the value of our stock over both the short- and long-term. Members of the board are also expected to avail themselves of external education opportunities to enhance their knowledge of corporate governance and operational risks facing the Company and the banking industry in general and to improve their ability to oversee management in identifying and mitigating these risks. The Company bears the cost of the directors’ external education.
Director Selection and Diversity
Qualifications. The nominating committee evaluates and recommends potential new directors based on the needs of the board and Renasant generally. In addition, as noted in the discussion of our board, committee and individual director assessment process under the “Board of Directors” heading above, the nominating committee facilitates the board’s assessment of each of our directors to determine if each director is making the expected contributions to the board such that he or she should continue as a member of the board. The nominating committee’s objective is to craft a board composed of individuals with a diverse mix of backgrounds and experiences and possessing, as a whole, the experience, qualifications and skills necessary to guide a publicly-traded financial institution like Renasant.
Although there is no formal policy, as stated in our Governance Guidelines Renasant believes that board membership should reflect diversity in its broadest sense in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board.

Percentage of Racial/Gender Diverse Directors as of:
2014 Annual Meeting	2024 Annual Meeting
5%	30%

The following matrix presents the racial and gender characteristics of our board as of the date of this proxy statement. As detailed in the matrix below, immediately following the 2024 Annual Meeting, the board will have three female directors and ten male directors, with two African-American members and 11 white members. The board is proud of the results of its efforts over the past decade to enhance the racial and gender diversity of board members, as demonstrated by the table above. The board will not be complacent in this regard, and it will continue its efforts to identify individuals qualified to serve on the board who will enhance the broad diversity of the board.

Board Diversity Matrix (as of March [•], 2024)
Total Number of Directors	13
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3 (Jill V. Deer, Connie L. Engel, Rose J. Flenorl)	11	0	0
Part II: Demographic Background
African American or Black	1 (Rose J. Flenorl)	1 (Sean M. Suggs)	0	n/a
Alaskan Native or Native American	0	0	0	n/a
Asian	0	0	0	n/a
Hispanic or Latino	0	0	0	n/a
Native Hawaiian or Pacific Islander	0	0	0	n/a
White	2	9	0	n/a
Two or More Races or Ethnicities	0	0	0	n/a
LGBTQ+	0
Did Not Disclose Demographic Background	0
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are studied by the nominating committee when evaluating a candidate to be nominated for election to our board:
•“Independence” for purposes of the NYSE’s independence requirements for directors and SEC rules and regulations;
•Significant business experience in banking, financial services or other business, or in marketing, finance, legal, accounting, information technology or other professional disciplines;
•Diversity, as described above;
•Familiarity with and participation in the communities in which we operate;
•Prominence and a highly-respected reputation in his or her profession;
•A proven record of honest and ethical conduct, personal integrity and independent judgment;
•The ability to represent the interests of our shareholders and other stakeholders (including, for example, our employees and customers and the communities we serve); and
•The ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry in general and the Company in particular.
Identification of Candidates for Election. Usually, nominees for election to the board are proposed by the current members of the board or executive management. Renasant also maintains regional and community advisory boards, composed of individuals prominent in the region or community to which the advisory board relates; these boards are designed to assist our leadership in better understanding the dynamics of our key markets and thereby identify opportunities for banking and other financial services relationships in such markets. An ancillary benefit of these advisory boards is the identification of potential candidates for nomination for election to the board of directors. Directors Gary Butler and Rose Flenorl were members of Renasant’s Mississippi regional board and West Tennessee regional board, respectively, prior to their election to the board of directors. Their service on these boards demonstrated that, in addition to their excellent credentials, they possessed the other qualities and skills that the nominating committee has determined a Renasant board member must possess.
The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing such candidates as it does for candidates proposed by the committee, another board member or executive management. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations of Director Nominees.”
Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews and approves (or ratifies) material transactions involving related persons to determine that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer) and a Director and Officer Questionnaire (in December). Both questionnaires require our directors and executive officers to disclose their related persons and any transactions with us in which they or a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved or ratified by the board of directors include extensions of credit, real property leases and other business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter (if any) is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Indebtedness of Directors and Executive Officers. Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
Other Ordinary Course Transactions. In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated. We expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to the Company or the Bank.
Employment Relationships. As discussed above under the heading “Director Independence,” the Bank employs Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s investment advisor subsidiary. For 2023, his total cash compensation, including his annual cash incentive, was approximately $396,000, and he received an award of 900 shares of time-based restricted stock. This compensation is consistent with that paid to similarly-situated employees of the Company and the Bank. Dr. Heyer’s son is not an “executive officer” of the Company as that term is defined under SEC rules.
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to, or has a material interest adverse to, us, the Bank or any of our other subsidiaries.
Shareholder Communications
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice describing the electronic availability of our proxy materials, you may obtain a paper or emailed copy of the materials. Please refer to the Notice for instructions for ordering a paper or emailed copy of the proxy materials and selecting a future delivery preference.

Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting James C. Mabry IV, our Chief Financial Officer, in one of the following ways:
•By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;
•By e-mail to Jim.Mabry@renasant.com; or
•By phone at (662) 680-1281.
Mr. Mabry will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Mabry will directly respond to communications that may be addressed most effectively by management.
Process for Shareholder Recommendations of Director Nominees. Shareholders may recommend candidates for election to the board of directors, up to the number of directors to be elected at the relevant shareholder meeting. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 24, 2024, and no later than January 23, 2025, for consideration as a possible nominee for election to the board at our 2025 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder’s notice must include the following information as to each nominee:
•All direct and indirect compensatory and other material arrangements or understandings during the prior three years between or among the nominee and the recommending shareholder(s) (as well as any affiliate, associate or other person acting in concert with the recommending shareholder(s)), as well as any other material relationships between or among such parties, including information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder and any beneficial owner on whose behalf the recommendation has been made, if any, or any affiliate, associate or others acting in concert with them were the registrant;
•All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and
•The nominee’s written consent to being named a nominee of such shareholder (and, if applicable, to be listed on Renasant’s proxy card) and to serve as a director if elected.
In addition, a shareholder’s notice must also include certain other information, as described in more detail in our Bylaws, including the following:
•the name and address of the nominating shareholder,
•the shareholder’s agreement to appear in person or by proxy at the meeting to bring such nomination as well as a representation that at least the percentage of shareholders necessary to elect such nominee will be delivered a proxy statement or otherwise be solicited for their proxy in support of the nomination (this representation must address whether shareholders with at least 67% of the Company’s outstanding stock will be solicited), and
•information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election.
If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner. Finally, the nominating shareholder must provide such information with respect to any affiliates, associates and others acting in concert with the shareholder and, if applicable, such beneficial owner.
The shareholder must also update any information provided so that the information provided in the shareholder’s notice is true and correct as of both the record date of the relevant shareholder meeting and the date that is ten days prior to the meeting date and provide any additional information that we may reasonably require.

Shareholder Nominees Subject to Separate Proxy Solicitation. The SEC’s “universal proxy” rules permit shareholders to include their own nominees for election as directors on Renasant’s proxy card, subject to the satisfaction of the conditions set forth in Rule 14a-19 under the Exchange Act, including that the shareholder(s) provide notice to us that such shareholder(s) intend to solicit Renasant shareholders holding at least 67% of our outstanding shares to vote in support of director nominees other than Renasant’s nominees. A shareholder wishing to include the shareholder’s recommended candidate(s) for election to the board of directors on Renasant’s proxy card pursuant to Rule 14a-19 must send us notice, delivered within the timeframes set forth in our Bylaws (and set forth above under the “Process for Shareholder Recommendations of Director Nominees” heading), that not only includes the information required under Article III, Section 9, of our Bylaws but also complies with the requirements of Rule 14a-19(b).
In addition, at least seven days prior to the applicable meeting, the shareholder must also deliver us evidence that the requirements of Rule 14a-19 have been met. If the shareholder fails to provide such evidence (or to otherwise provide any necessary updates or supplements to previously-provided information), then the shareholder’s nominee(s) will be deemed ineligible for election at the upcoming meeting and any votes or proxies for such nominees will be treated as abstentions; also, if our proxy card has not already been made available to our shareholders, then the nominees will not be listed on our proxy card.
Shareholder Proposals for the 2025 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for that fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2025 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Exchange Act. If the 2025 annual meeting is held within 30 days of April 23, 2025, shareholder proposals must be received by our Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November [•], 2024 and otherwise satisfy the requirements of Rule 14a-8, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Shareholders interested in submitting a proposal at the 2025 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. Accordingly, based on the meeting date of April 23, 2024 for the 2024 Annual Meeting of Shareholders, a qualified shareholder who wishes to introduce a proposal or nominate a director at the 2025 Annual Meeting of Shareholders but without the inclusion of the proposal or nomination in our proxy materials for the meeting must give written notice to our Secretary not earlier than the close of business on December 24, 2024, and not later than the close of business on January 23, 2025. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position(s) if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information discusses each member of our board of directors who will continue after the 2024 Annual Meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. The information below highlights the specific experience, qualifications, attributes and skills that led us to conclude that each director should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the Corporate Governance and the Board of Directors section under the heading “Director Selection and Diversity” above.

Name	Age	Class	Background, Experience, Qualifications and Skills
Donald Clark, Jr. Director since 2017	74	1
Background: Mr. Clark is senior counsel at Butler Snow, LLP, the largest law firm based in the State of Mississippi. He served as chairman of the firm for 14 years, ending in December 2019. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a director of the Company upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills: Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many located in the Bank’s footprint. His experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	73	1
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the Company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc. in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, as the president of a company for over 30 years, Mr. Dale has insight into the processes and procedures necessary to manage a large, multi-state enterprise. Finally, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Experience, Qualifications and Skills
Connie L. Engel Director since 2018	71	1
Background: Ms. Engel is a principal with Strada Senior Living Development and Brokerage in Atlanta, Georgia. Prior to that role, she was with Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the southeastern United States. Since 2005, Ms. Engel has served on the Board of Trustees of the Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Cobb Marietta Convention and Exhibit Hall Authority.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel’s extensive experience in commercial real estate development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand Group Holdings, Inc. prior to our acquisition of the company in September 2018. We believe this experience allows her to be a valuable member of our audit committee.

C. Mitchell Waycaster Director since 2018	65	1
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 2018, and Executive Vice Chairman since May 2023. Mr. Waycaster was President of the Company and the Bank from January 2016 to May 2023, and he was our Chief Operating Officer from January 2016 to May 2018. Prior to these roles, Mr. Waycaster served in a variety of positions over his long career at the Bank, including Chief Administrative Officer (April 2007 to January 2016), President of the Mississippi Division (January 2005 to April 2007) and Director of Retail Banking (2000 until December 2004), among other positions.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all areas of the Bank’s operations. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. It is unlikely that any other Renasant employee has a better understanding of our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

John M. Creekmore Director since 1997	68	2
Background: Mr. Creekmore is retired. Prior to his retirement, Mr. Creekmore served as general counsel to United Furniture Industries, Inc. from July 2017 until July 2021. Prior to joining United Furniture Industries, Inc., Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As the former general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank’s board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore resides in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Name	Age	Class	Background, Experience, Qualifications and Skills
Jill V. Deer Director since 2010	61	2
Background: Ms. Deer is Chief Administrative Officer for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms (“B&G”), and a member of the company’s executive team. In her role as Chief Administrative Officer, Ms. Deer leads, among other areas, B&G’s legal and insurance and risk groups. Ms. Deer also serves on B&G’s Diversity & Inclusion Executive Steering Team and its IT Governance Group. Prior to joining B&G in 2014, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: Ms. Deer’s role at B&G gives her the tools to assist the board in its oversight of our risk management, human capital management and other operations. She also has an intimate knowledge of the real estate and construction industries, which gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because B&G operates in many of the same markets in which Renasant is located. In addition, the Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Finally, her experience in strategic planning assists the board in oversight of the formulation and implementation of our strategic plans, including with respect to our corporate social responsibility efforts.

Neal A. Holland, Jr. Director since 2005	68	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: In addition to the guidance that Mr. Holland can provide the board from his long experience as a business owner, Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a customer’s perspective to the board’s discussions.

Name	Age	Class	Background, Experience, Qualifications and Skills
E. Robinson McGraw Director since 2000	77	2
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history than Mr. McGraw, and his understanding of our current operations and our future plans is likely exceeded only by Mr. Waycaster’s. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	58	2
Background: Mr. Suggs is the president of Toyota Battery Manufacturing, North Carolina, currently overseeing the construction and start of production of Toyota’s $13.9 billion investment in its newest North American plant. Prior to his current position, Mr. Suggs served as the Vice President, Social Innovation, for Toyota Motor North America. In this position, Mr. Suggs was responsible for, among other things, Toyota Motor North America’s philanthropy efforts, diversity and inclusion strategy and environmental sustainability function across North America. Prior to assuming this position in January 2021, Mr. Suggs was the president of Toyota Motor Manufacturing, Mississippi, Inc., beginning in January 2018. In this role, he was responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant, which produces the Toyota Corolla. Prior to joining the automotive industry in 2008, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: In his current role (as well as a previous role) with Toyota, Mr. Suggs oversees the operations of sophisticated manufacturing operations. The successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. The skills that Mr. Suggs has acquired in overseeing Toyota manufacturing operations enhance the board’s oversight of the Bank’s operations. Furthermore, given his former position overseeing the diversity, inclusion and sustainability efforts of an entity spanning all of North America, Mr. Suggs provides the board essential insight on our own efforts to promote diversity and inclusion at the Company and enhance the sustainability of our operations.

Name	Age	Class	Background, Experience, Qualifications and Skills
Gary D. Butler, Ph.D. Director since 2020	53	3
Background: Dr. Butler is the founder, chairman and chief executive officer of Camgian Microsystems Corporation, a recognized leader in developing advanced information technologies that leverage innovations in the areas of signal processing, data analytics and artificial intelligence. Dr. Butler also serves on the Vanderbilt University School of Engineering Board of Visitors.
Experience/Qualifications/Skills: Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that deliver decision support capabilities in the national security and finance sectors. His background in algorithms and artificial intelligence are invaluable to us as we develop strategies to leverage data collected in our daily operations. Also, Dr. Butler’s expertise in internet and wireless communication-related matters enhance our board’s ability to oversee and advise on our strategies with respect to information technology, cybersecurity and business continuity planning. Finally, in addition to its organic growth, Camgian’s growth has been supported by acquisition. We believe that Dr. Butler’s experience in this regard enables him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.

Rose J. Flenorl Director since 2023	66	3
Background: Ms. Flenorl serves as Manager of Global Citizenship at FedEx Corporation. In her role, Ms. Flenorl oversees the company's social impact strategy, partnerships, events and communications in the areas of diversity, equity, and inclusion. She has previously managed FedEx Global Citizenship efforts in humanitarian relief, environmental sustainability and global entrepreneurship. She is an active community leader, holds a board seat on the University of Mississippi Foundation, Memphis Tourism and has served on the West Tennessee Advisory Board of the Bank since 2016. She also represents FedEx on the Conference Board Corporate Social Responsibility Council and the National Civil Rights Museum Board of Directors. Prior to joining FedEx, Ms. Flenorl was the Manager of Community Relations at International Paper Company where she developed and evaluated community impact programs.
Experience/Qualifications/Skills: Ms. Flenorl’s 40+ years of experience in marketing, communications, and corporate social responsibility, coupled with her deep relationships with influential community and nonprofit leaders across the U.S. and the world bring tremendous value to our board. Her record as an insightful strategist and leader capable of creating shared value for companies and the communities where they operate helps us effectively evaluate business decisions with all our relevant stakeholders in mind. Ms. Flenorl’s expertise in how the private and public sectors can effectively intersect on issues including diversity, equity, and inclusion, sustainability and economic development helps guide our overall strategy and identify critical areas of opportunity.

Name	Age	Class	Background, Experience, Qualifications and Skills
John T. Foy Director since 2004	76	3
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004, Mr. Foy served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries were engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Mr. Foy’s experience as the president and chief operating officer and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on financial reporting and corporate governance. Also, furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general.

Richard L. Heyer, Jr. Director since 2002	67	3
Background: Dr. Heyer is retired. Prior to his retirement, he was a physician and employee of Tupelo Anesthesia Group, P.A. since 1989, where he was formerly a partner. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer was also a business owner, which adds a unique perspective to board discussions.

Director Compensation
Below is a description of the compensation we pay to our non-employee directors and the process we use to determine compensation. Directors who are also our employees, Messrs. McGraw and Waycaster, do not receive additional compensation for services rendered as directors.
Each year, our independent compensation consultant, which was Pearl Meyer & Partners, LLC, or “Pearl Meyer,” when the board decided upon our non-employee directors’ compensation package for 2023, provides the compensation committee with information about peer group compensation practices and makes recommendations for non-employee directors (the Compensation Discussion and Analysis section under the heading “Compensation Committee Practices – Independent Advice” discusses our transition in 2023 from Pearl Meyer to a new independent compensation consultant). The compensation committee reviews the consultant’s information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the compensation committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are generally implemented after our annual meeting.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our peer group using information obtained from the independent compensation consultant about the practices of companies in the group. More information about our peer group can be found in the Compensation Discussion and Analysis section below under the heading “Compensation Committee Practices – Peer Group.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same, except that we pay an additional retainer to our lead director, the chairs of Company and Bank committees and all of the members of the Bank’s credit review committee (due to the frequency that this committee meets). We do not pay meeting fees for attendance at board or board committee meetings, nor do we pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, negotiate additional fees or payments for individual directors or “benchmark” compensation to our peer group.
The table below includes information about all of the compensation that was paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2023.

2023 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Gary D. Butler	$68,875	$66,174	$—	$1,772	$136,821
Donald Clark, Jr.	60,000	66,174	—	1,772	127,946
John M. Creekmore	90,000	66,174	—	14,051	170,225
Albert J. Dale, III	94,000	66,174	51	13,300	173,525
Jill V. Deer	63,000	66,174	—	2,303	131,477
Connie L. Engel	72,000	66,174	—	1,772	139,946
Rose J. Flenorl	42,625	66,174	—	1,054	109,853
John T. Foy	80,000	66,174	—	2,557	148,731
Richard L. Heyer, Jr.	80,000	66,174	—	1,772	147,946
Neal A. Holland, Jr.	95,750	66,174	—	18,223	180,147
Michael D. Shmerling	25,500	—	—	4,401	29,901
Sean M. Suggs	66,000	66,174	471	1,772	134,417
Compensation reported in the table above represents both cash payments and the value of stock grants and other forms of payments and benefits as follows:
•Column B, Fees Earned or Paid in Cash – Amounts in this column reflect the retainers and fees for regional advisory board meetings we paid to our non-employee directors in 2023. Amounts may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below.

•We paid the following retainers, prorated in the form of equal monthly payments:
•All directors received an annual retainer; effective as of the 2023 annual meeting, the amount of the retainer was $70,000, a $10,000 increase from the amount paid for 2022;
•Our lead director received an additional retainer in the amount of $30,000; and
•The chairs of the audit, compensation and nominating committees received an additional retainer in the amount of $20,000, the chair of the ERM committee received an additional retainer in the amount of $15,000 (an increase from $12,000 for 2022), the chairs of the Bank’s trust and technology committees received an additional retainer in the amount of $6,000, and each member of the Bank’s credit review committee received an additional retainer in the amount of $12,000.
•Each of our non-employee directors who serves on one of our regional advisory boards was paid a $500 fee quarterly or when the board met, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at regional advisory board committee meetings.
•Column C, Stock Awards – On April 25, 2023, each director received a time-based restricted stock award of 2,360 shares of our common stock that will vest at the 2024 Annual Meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used to derive the fair value of our restricted stock.
•Column D, Changes in Pension Value and Nonqualified Deferred Compensation Earnings – Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Our non-employee directors do not participate in a pension plan or similar arrangement.
•Column E, All Other Compensation – Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:
•Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income. This amount was $11,494, $11,527 and $15,666 for Messrs. Creekmore, Dale and Holland, respectively.
•We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan,” and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price of our common stock. Under the Deferred Income Plan, deferred amounts are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 5.86% in 2023. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw and Waycaster, are listed below. Because they are also members of our board, information about Messrs. McGraw and Waycaster appears above in the Board Members and Compensation section under the heading “Members of the Board of Directors.” Our “named executive officers,” who are Messrs. McGraw, Waycaster, Mabry, Chapman and Perry, as well as Messrs. Cochran and Jeanfreau, are party to an employment agreement; our remaining executive officers are appointed annually by our board and serve at the discretion of the board.

Name	Age	Position
Kevin D. Chapman	48
Our and the Bank’s President since May 2023 and Chief Operating Officer since May 2018. Mr. Chapman served as our Executive Vice President and a Senior Executive Vice President of the Bank from January 2011 until he was appointed President, and he was the Bank’s Chief Financial Officer from October 2011 until August 2020. Mr. Chapman was our Corporate Controller from May 2006 until October 2011. Since May 2018, he has also served as a director of the Bank.

J. Scott Cochran	60
Our Executive Vice President since April 2007; he has served as Chief Core Banking Officer since August 2020; prior to that role, Mr. Cochran served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.

Kelly W. Hutcheson	41
Our and the Bank’s Chief Accounting Officer since March 2017. Prior to that time, she served as the Bank’s Senior Accounting Manager since 2011. Prior to joining Renasant in 2011, Ms. Hutcheson was a Certified Public Accountant with KPMG, LLP, serving clients in various industries throughout the southeastern United States.

Name	Age	Position
Mark W. Jeanfreau	49
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as a Senior Executive Vice President of the Bank since September 2017 and as the Chief Governance Officer of the Bank since July 2021. Prior to his assumption of the General Counsel position, Mr. Jeanfreau served as Governance Counsel of the Bank, beginning in September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

James C. Mabry IV	66
Our and the Bank’s Chief Financial Officer since August 2020; he has also served as our Executive Vice President and a Senior Executive Vice President of the Bank over the same period. Prior to joining Renasant, Mr. Mabry served as Executive Vice President of Investor Relations and Mergers/Acquisitions for South State Corporation, beginning in August 2015. Prior to that role, Mr. Mabry served as a managing director of Keefe, Bruyette and Woods, a Stifel Company, leading mergers and acquisitions, strategic advisory and capital markets services for financial institutions.

David L. Meredith	57
Our Executive Vice President since January 2018; he has also served as the Bank’s Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Eastern Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Curtis J. Perry	61	Our Executive Vice President and the Bank’s Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section, or CD&A, describes our executive compensation program for 2023, which is administered by our compensation committee. As more fully explained in this section, our program consists of four components: base salary, annual performance-based cash awards (in 2023, discretionary bonuses were paid in lieu of the performance-based cash award), performance-based equity awards and time-based equity awards.
Named Executive Officers. For 2023, the named executive officers of the Company (referred to interchangeably as our “named executives” or our “NEOs”) whose compensation was determined under our program were:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	Chief Executive Officer and Executive Vice Chairman
James C. Mabry IV	Chief Financial Officer
Kevin D. Chapman	President and Chief Operating Officer
Curtis J. Perry	Executive Vice President
Objectives of our Compensation Program
The compensation committee has designed our compensation program to achieve three objectives:

•To align our compensation practices with the delivery of shareholder value	•To drive positive operational and performance results using significant performance-based awards	•To provide total compensation that is substantial enough to act as a retention device
Our compensation program provides substantial variable compensation opportunities, with adequate levels of fixed compensation (“variable compensation” refers to opportunities that are directly linked to the performance of the Company or the value of Renasant stock). We use variable compensation to address shareholder alignment and to drive our financial results; fixed compensation is used to address the predictable and recurring financial needs of our executives. The table below provides more information about the structure of our program.

	FORM	FEATURES	RATIONALE
Fixed Compensation	Base Salary	•Determined annually •Based on individual performance (subject to broader Company goals), internal pay equity and peer group practices at or near the median	•Provides a source of predictable income
Variable Compensation	Performance-Based Cash Awards	•Annual cash bonus, with the amount contingent on attainment of absolute performance measures	•Aligns pay and short-term Company performance
Performance-Based Equity Awards
•Shares are issued in a “target” amount at the beginning of a three-year performance cycle and relative performance measures are designated, with final payouts contingent on actual performance during the cycle
•Aligns pay and long-term Company performance
	Time-Based Equity Awards	•Shares are issued at the beginning of a service-based vesting period, with vesting subject to continuous employment during the period	•Acts as a retention device

Pay for Performance. Our variable compensation is primarily performance-based, with some time-based opportunities that are intended to be strategic and address retention. The relationship of pay and performance is discussed in the Proxy Summary section under the heading “2023 Financial and Compensation Highlights – Compensation,” and our disclosures about pay versus performance required by SEC rules can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.” The following charts illustrate the components of compensation for 2023 for our chief executive officer and the average for our other NEOs, assuming performance at target levels.
     Total Variable Compensation: 73.4%         Total Variable Compensation: 66.9%
     Total Performance-based Compensation     Total Performance-based Compensation
(Short and Long-Term): 50.3%             (Short and Long-Term): 39.8%

■ Fixed - Base Salary            ■ Variable - Time-based Equity
            ■ Variable - Performance-based Cash    ■ Variable - Performance-based Equity
The percentage of total performance-based compensation for our NEOs other than our CEO is lower than the percentage for the CEO because Mr. McGraw did not receive a performance-based equity award in 2023. More detailed information about the nature and amount of compensation we paid to our NEOs and payouts for performance-based compensation is provided below under the heading “2023 Compensation Decisions.”
Say-on-Pay and Shareholder Engagement
When setting compensation policy and structuring the compensation of our NEOs and other senior executives, the compensation committee solicits and values the viewpoints of shareholders and other stakeholders. At our 2023 annual meeting, our say-on-pay vote received approximately 79.5% support from our shareholders. In response to this level of support, the board concluded that additional efforts to obtain shareholder feedback were necessary in order to better understand their concerns. These directed shareholder engagement efforts supplemented the many calls, conferences and other shareholder outreach conducted by the Company’s investor relations team throughout the year.
During 2023, members of our Board, executive management and investor relations team met with some of our top institutional and other large shareholders to solicit their views on our compensation program, among other practices. During this engagement process, we contacted our top 25 shareholders representing 67% of our outstanding shares. Six shareholders, representing 29% of our outstanding shares, met with us. The meetings were led by Mr. Dale, the chair of the compensation committee, who invited discussion on executive compensation, governance, ESG and any other issues raised by shareholders. After the meetings, the compensation committee reviewed the shareholder insights and provided a summary to the full board of directors.
Due to the say-on-pay results at our 2023 annual meeting and the Company’s focus on improving performance, the compensation committee took a renewed look at our compensation practices, paying particular attention to the comments and opinions received in our additional efforts to obtain shareholder feedback. To address any recurring concerns and to ensure that we continue appropriate and beneficial pay practices, the committee has responded to the comments and opinions from our advisors, our shareholders and other stakeholders.

Below is a summary of the feedback we received from shareholders related to compensation, and how we responded to this feedback.

What we heard	How we responded
Improve disclosure around metrics and goals	We have expanded our disclosure around metrics and goals under our short-term and long-term programs
Provide rationale for discretionary awards	We have included an explanation of the compensation committee’s reasons for the discretionary cash bonus and discretionary one-year time-based restricted stock award that comprised a part of our 2023 executive compensation program as well as the committee’s process to reach its decisions. As described in more detail in the “2023 Compensation Decisions” section below, the committee awarded discretionary cash bonuses to address the impact on our performance of the March 2023 bank failures and liquidity crisis resulting therefrom, while it made modest restricted stock awards to address a specific concern related to the metrics applicable to the performance-based equity awards that vested at the end of 2022.

The committee has not made any discretionary awards as part of our 2024 executive compensation program.

Evaluate new metrics	The compensation committee evaluated our current performance metrics and provided additional information on how the current metrics continue to align with our long-term strategy
In addition to feedback on executive compensation, we also received feedback from our shareholders about corporate governance matters. A description of those shareholder concerns is included in the Proposals section below under “Proposal 2 - Approval of an Amendment to the Articles of Incorporation to Phase Out the Classified Structure of the Board of Directors and Provide for the Annual Election of Directors.”
As discussed in more detail below in the Proposals section under the heading “Proposal 4 - Advisory Vote on Executive Compensation,” we are asking shareholders to adopt, in a non-binding advisory vote, a resolution approving the compensation paid to our named executives in 2023.
2023 Compensation Program Highlights
In late 2022 and early 2023, the compensation committee met to consider our 2023 executive compensation program. By that time, the Federal Reserve had aggressively increased the federal funds rate in an effort to combat inflation, with the federal funds rate set at a range of 4.25% to 4.50% by mid-December. However, as 2022 closed many analysts believed that, although some additional tightening in monetary policy was likely, the Federal Reserve was nearing the end of its aggressive rate-raising efforts. When the compensation committee met in late 2022 and early 2023 to consider the 2023 executive compensation program, it recognized that growing net interest income and lowering our efficiency ratio would be a challenge in an inflationary, rising rate environment, but the committee otherwise expected 2023 to be generally a normal operating environment for financial institutions. The March 2023 bank failures and resulting liquidity crisis were still a few months away. Accordingly, the compensation committee continued to structure our executive compensation program to focus on stable, long-term growth, alignment with shareholder interests and the retention of key talent. Managing our operational efficiency remained a strategic goal in 2023, even if the inflationary environment still prevailing in the economy was not conducive to achieving significant reductions in the efficiency ratio.
In March 2023, Silicon Valley Bank and Signature Bank failed unexpectedly, and Silvergate Bank underwent an orderly liquidation. Many banks, including Renasant, responded to these events by immediately adding on-balance sheet liquidity to address customer, shareholder and banking regulators’ concerns about uninsured deposits and customer flight to the safety of “too big to fail” financial institutions. Our response, although necessary given the circumstances, had a material negative impact on Renasant’s earnings and profitability.
Renasant’s compensation committee began to monitor and discuss the impact of the March 2023 bank failures and the other macroeconomic factors on the Performance Based Rewards Plan (the “PBRP”) performance metrics as early as its April 2023 meeting. The committee elected not to change any metrics or take any other immediate action, preferring to observe how the remainder of 2023 unfolded (and what other macroeconomic developments might positively or negatively affect our performance) and then assess the Company’s performance in this environment on a stand-alone basis and relative to its peers’ performance under the same conditions. The compensation committee had five meetings after March 2023 during which it discussed the performance of our senior executives and the overall performance of the Company (there were other meetings as well). At these meetings, the compensation committee received regular updates from management about the performance of the Company, as well as updates about the industry and other macroeconomic trends. In its meetings in early 2024 to discuss the Company’s performance in 2023, it was apparent that, despite management’s efforts to mitigate the negative impacts of the March 2023 bank failures and the resulting liquidity crisis, these events rendered the achievement of even the threshold levels of performance under the PBRP practically unattainable.
The compensation committee further noted the extraordinary efforts of management, led by our NEOs, in not only leading the Company through the crisis, but also in maintaining the stability of the Company. As a result, the committee awarded discretionary bonuses to our NEOs, as described in more detail below in the “2023 Compensation Decisions” section.
One additional aspect of our named executives’ 2023 compensation was determined in early 2023. As discussed in more detail under the “Equity Awards” heading in the “2023 Compensation Decisions” section, the compensation committee considered the impact of management’s strategy in 2021 and 2022 to strengthen our balance sheet by maintaining a top-of-peer allowance for credit losses on the outcome of the performance-based equity awards that vested on December 31, 2022. To address the impact of our shareholder-focused strategy on these awards, in March 2023 the compensation committee made one-year time-based restricted stock awards to executives who had received the affected performance-based equity awards.
Decision-Making Process for 2023
Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, with the assistance of management, he regularly provides data and analysis about Company and individual performance for use by the compensation committee. The chief executive officer is also expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our NEOs frequently attend meetings at the request of the compensation committee, a portion of each of the committee’s meetings held to determine 2023 compensation levels was in executive session without management present.
Executive Compensation Adviser. In connection with the compensation committee’s 2023 compensation decisions, Pearl Meyer (1) advised the committee with respect to the composition of our peer group; (2) provided survey data about the compensation levels and components of compensation available for executives at our peers, and (3) provided advice with respect to our performance-based cash and equity incentives, including the structure and amount of the 2023 one-year time-based equity award. Meridian Compensation Advisors, LLC (“Meridian”), which succeeded Pearl Meyer as the compensation committee’s independent compensation consultant in mid-2023, provided advice about the discretionary cash bonuses paid in lieu of awards under the PBRP. Information that Pearl Meyer and Meridian furnish the committee is one factor it uses to make its decisions about compensation; other factors are described elsewhere in this CD&A.
A discussion of the transition from Pearl Meyer to Meridian is set forth below in the “Compensation Committee Practices” section under the “Independent Advice” heading, while details about our peer group for 2023 are in the same section, under “Peer Group.”
Setting Performance Measures. Early in each fiscal year (or in December of the prior year), the compensation committee determines the performance measures for cash incentives made under the PBRP and equity incentives awarded under the 2020 Long Term Incentive Compensation Plan (the “LTIP”). For our NEOs, performance measures are Company-wide measures, since our NEOs directly impact overall Company performance. The committee evaluates performance at the end of the fiscal year and certifies performance.
Payouts are contingent on the attainment of threshold, target or superior performance levels. Target performance levels are derived from our budgeted goals with respect to earnings and profitability, which are approved by the full board. Prior to adopting the annual budget, the board of directors and executive management consider the impact that internal factors and external factors are expected to have on our earnings and profitability. Internal factors include initiatives that our executives are expected to implement during the year, some of which may have a negative short-term impact on earnings or other performance metrics but position the Company for longer-term growth or profitability. External factors include projections with respect to the general economic climate for the year, particularly with respect to changes in interest rates. Guidance and forecasts from independent investment analysts who regularly follow our performance are used to test the judgment of the board and management. If necessary, the budget is adjusted as appropriate.
Although not the case for 2023 as compared to 2022, in some years our budgeted earnings, profitability or operational efficiency may fall below the prior year’s results. Nevertheless, the compensation committee and the board may conclude that, because the upcoming year’s operating environment (in light of the internal and external factors noted above) is expected to be more challenging as compared to the prior year’s circumstances, achieving such budgeted amounts will nevertheless represent successful performance by our executive management and the Company, perhaps even more successful than compared to the prior year. As a result, from one year to the next the target level of performance under one or more PBRP performance measures may remain static or even decrease, or the outcomes for achieving performance objectives may remain static, or even increase, although the Company’s earnings or profitability metrics decline in comparison to the prior year.
For 2023, we budgeted our earnings and profitability at levels that exceeded our 2022 results by approximately 15%, and our budgeted operational efficiency for 2023 represented an improvement from the level for 2022. A detailed discussion of the compensation committee’s decisions with respect to the performance measures specific to PBRP and LTIP incentives follows.
2023 Compensation Decisions
This section of the CD&A describes the specific decisions the compensation committee made with respect to 2023 NEO compensation, including descriptions of salary adjustments, performance-based payouts for cash and equity awards that vested at the end of 2023 and equity awards made in 2023 that will vest or be settled in later years. As explained more fully below, the committee continued to emphasize the alignment of our named executives’ interests with those of our shareholders’ and the long-term nature of our program and its relationship to actual performance.
Base Salary
Just as in 2022, one of the Company’s primary objectives for 2023 was controlling noninterest expenses at all levels. In considering whether to adjust NEO base salaries for 2023, which had not been adjusted since 2020, the compensation committee determined that management’s performance in 2022 justified an increase in base salaries. Among other factors, the committee considered that the Company’s noninterest expenses in 2022 declined by approximately $34.3 million as compared to 2021, and that the Company’s efficiency ratio meaningfully improved over the course of 2022.
In the committee’s view, these results demonstrated substantial progress toward the Company’s objective of controlling noninterest expense. The committee also noted that keeping base salaries flat from 2022 to 2023 risked negatively impacting the competitiveness of NEO base salaries relative to our peers. Based on these considerations, the compensation committee approved increases in NEO base salaries, as illustrated in the following table.

	Base Salary (2023)	Base Salary (2022)
Mr. Waycaster	$765,000	$717,500
Mr. Mabry	560,000	525,000
Mr. McGraw	600,000	563,750
Mr. Chapman	600,000(1)	563,750
Mr. Perry	490,000	461,250
(1) On May 1, 2023, in connection with his appointment as President of the
Company, Mr. Chapman’s base salary was increased to $630,000.
Annual Performance-Based Cash Awards; Discretionary Cash Bonuses
2023 PBRP Awards
Annual performance-based cash awards are made under the PBRP and are contingent on Company-wide performance at threshold, target and superior levels, expressed as a percentage of each executive’s base salary. There are no payouts under the PBRP for performance below threshold; maximum payouts are capped regardless of performance. Potential payouts (as a percentage of base salary) at threshold, target and superior levels were maintained at the same levels in 2023 from the prior year, except that Mr. Chapman’s potential payout at the target level was increased to 85% of his base salary, with corresponding changes to the potential payouts at the threshold and superior levels. Mr. Chapman’s potential payout was increased to reflect the additional responsibilities he would assume in 2023. For the remainder of our NEOs, the compensation committee determined that these levels remained sufficient to provide the opportunity to increase annual cash compensation due to our performance, rather than through base salary adjustments. The following table illustrates potential payouts expressed as a percentage of base salary.

2023 Potential PBRP Payouts as a Percentage of Base Salary
	Threshold	Target	Superior
Mr. Waycaster	52.5%	105%	210%
Mr. Mabry	37.5%	75%	150%
Mr. McGraw	42.5%	85%	170%
Mr. Chapman	42.5%	85%	170%
Mr. Perry	32.5%	65%	130%
The following table lists the performance measures the compensation committee selected for purposes of the performance-based cash award for 2023 and the committee’s rationale for selecting each measure. In the committee’s view, each of these measures may be appropriately measured over an annual period.

PBRP Performance Measures	Why We Chose This Measure
Diluted earnings per share (“EPS”)	Earnings directly correlate to shareholder value
Return on Average Tangible Common Equity (“ROTCE”) (non-GAAP)	Reflects the profitable use of our capital and how effectively our capital is deployed
Efficiency Ratio	Reinforces the Company’s emphasis on improving operational efficiency
For 2023, all three performance metrics were absolute measures, measuring only the performance of the Company (rather than comparing our performance relative to the performance of a peer group). Consistent with past practice, the committee decided that judging our annual performance on an absolute basis, rather than relative to our compensation peer group, was appropriate. In the committee’s view, for purposes of setting a target level of performance for a one-year period, an absolute performance metric is preferable to a relative metric because there are numerous variables that can materially impact a company’s earnings, profitability or efficiency ratio in any given year. It is not possible for the compensation committee to predict, at the beginning of any year when target levels of performance are established, how these variables will impact the Company’s or any peer group member’s performance over the course of the year. For example, in a one-year period a sale of assets for a significant gain or loss (such as sales of investment securities or mortgage servicing rights), a material debt prepayment or some other infrequent or unusual transaction, either by the Company or a member of the peer group, could significantly skew, positively or negatively, the Company’s performance relative to its peers, resulting in a PBRP outcome that is not truly reflective of our named executives’ performance over the year.
The specific performance levels for the EPS, efficiency ratio and ROTCE performance measures for 2023 were determined in February 2023. For each metric, the target level was set at our budgeted level for the relevant metric, which correlated to analysts’ consensus estimates at the time. As discussed in more detail above in the “Decision-Making Process for 2023” section, we use analysts’ consensus estimates in our budgeting process as a means to provide validation that the assumptions about our performance made during the budget process are substantially in line with the views of analysts who closely follow the Company and other financial institutions. Threshold and superior performance levels were set at 95% and 105%, respectively, of the target level. For each performance metric, the target level of performance was set at a level that meaningfully exceeded our actual results for the year ended December 31, 2022, as demonstrated in the following table.

Performance Measure	Actual Results for the Year Ended December 31, 2022	2023 Target Performance
		Target Performance Level	Increase over 2022 Outcome
Diluted earnings per share	$2.95	$3.40	15%
Efficiency ratio	61.88%	60.97%	15%
Return on average tangible common equity (non-GAAP)	13.97%	16.02%	15%
ROTCE (which is sometimes referred to as “return on average tangible shareholders equity”) is a non-GAAP financial measure. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about this measure as well as a reconciliation of ROTCE to its most comparable measure under GAAP.

2023 PBRP Results
The table below provides the weight given to each performance measure, specific threshold, target and superior performance levels for each measure and our results for 2023 as certified by the compensation committee (expressed in absolute terms).

2023 Company-Wide Performance Measures
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2023 Performance
Diluted earnings per share (EPS)	50%	$3.23	$3.40	$3.57	$2.56
Efficiency ratio	30%	62.34%	60.97%	59.62%	68.33%
Return on average tangible common equity (non-GAAP)	20%	15.22%	16.02%	16.82%	12.29%
As the above table demonstrates, none of the performance outcomes under the PBRP performance measures exceeded the threshold level of performance. Accordingly, there were no payments due to our NEOs under the PBRP.
Discretionary Cash Bonuses
In reviewing the Company’s 2023 results under the PBRP performance measures, the compensation committee recognized that the March 2023 bank failures and the resulting liquidity challenges were extraordinary circumstances that had a meaningful impact on such results, even if the extent of such impact was difficult to quantify. The committee believed that these events dictated that it consider whether the PBRP outcomes described above accurately reflected management’s performance under these extraordinary circumstances.
First, the compensation committee considered several alternative approaches to determine how to properly reward NEOs for their contributions in 2023, including the following:
•Not awarding any bonuses to NEOs or other senior executives with respect to 2023;
•Adjusting performance outcomes under the PBRP;
•Granting additional equity opportunities in 2024 in lieu of any cash payments with respect to 2023; and
•Paying out bonuses for 2023 based on qualitative considerations by the committee.
As noted earlier, the compensation committee monitored the impact of the March 2023 bank failures and the resulting liquidity challenges on the Company. From this monitoring the compensation committee considered the following factors in determining whether to award discretionary cash bonuses:
•The Company added on-balance sheet liquidity to demonstrate to its customers, shareholders and regulators that the Company would have funds available as and when needed by customers. The costs of these funds – already elevated due to the Federal Reserve’s efforts to combat inflation by increasing the federal funds rate – rose even further in response to the competition for deposits and other sources of liquidity.
•Loan yields increased over the course of 2023, but the rate of increase did not keep pace with the increases in deposit costs. As a result of these factors, our quarterly net interest margin declined 45 basis points from December 31, 2022 to December 31, 2023, accompanied by a decline in net interest income each quarter of 2023. Margin compression and declining net interest income adversely impacted our earnings, profitability and efficiency ratio.
•At the same time, due to higher long-term interest rates and constrained housing supply, the Company’s mortgage division operated in a very challenging environment. As a result of consecutive difficult years, mortgage banking income decreased from $109.6 million for 2021 to $35.8 million in 2022 to $32.4 million in 2023. This decline in noninterest income added additional pressures to the Company’s earnings, profitability and efficiency ratio.
From this, the committee concluded that economic factors beyond management’s control significantly contributed to the Company’s inability to achieve even the threshold level of performance under the PBRP, and, therefore, it was not appropriate that the NEOs and other members of senior management receive no annual cash bonus. Accordingly, the committee decided to award the NEOs and other members of senior management discretionary cash bonuses.
The compensation committee next considered the amount of such discretionary cash bonuses. In this analysis, the committee considered the following:

•The committee recognized, first, that the other financial institutions in the Company’s peer group faced roughly similar economic factors as the Company. Based on this, coupled with its previous determination that 2023’s extraordinary events rendered absolute measures an inappropriate tool to measure management performance, the committee elected to review the Company’s year-over-year performance as compared to its peers’ performance.
•The committee then gathered information detailing the year-over-year changes in the Company’s three PBRP performance measures – EPS, ROTCE and the efficiency ratio – for the Company and each member of the Company’s peer group.
•Next, the committee decided to compare these measures on a “core” basis, meaning that the impact of infrequent or non-recurring items were eliminated. For example, over the course of 2023 the Company repositioned its investment securities portfolio by selling an aggregate of $489.0 million of its available for sale securities, with additional sales in January 2024. While these transactions strengthened the long-term earnings potential of the Company’s balance sheet, in 2023 the Company incurred a $33.9 million after-tax aggregate loss (including impairments related to the January 2024 securities sales) from these sales, which negatively impacted the Company’s EPS and efficiency ratio for 2023 by $0.60 per share and 496 basis points, respectively.
The following tables show the growth in the Company’s adjusted EPS and adjusted ROTCE from 2022 to 2023 and the change in the Company’s adjusted efficiency ratio over the same period.

	2022	2023	Percentage Growth	Peer Percentile*
Adjusted diluted EPS (non-GAAP)	$3.00	$3.15	5.0%	73rd
Adjusted ROTCE (non-GAAP)	14.2%	15.0%	5.6%	77th
Adjusted efficiency ratio (non-GAAP)	60.8%	63.5%	(4.4)%	50th
*Estimated based on analysis of information obtained from S&P Capital IQ Pro.
Adjusted EPS (or “core EPS”), adjusted ROTCE and the adjusted efficiency ratio, are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these measures to their most comparable measures under GAAP.
After reviewing these results, the compensation committee concluded that our NEOs’ and other senior executives’ performance in response to very difficult macro-economic circumstances justified the payment of cash bonuses. The committee awarded cash bonuses equal to 75% of each executive’s target bonus amount under the PBRP for 2023, as set forth in the table below.

2023 Discretionary Cash Bonuses
	Amount	Percentage of PBRP Target Award
Mr. Waycaster	$602,438	75%
Mr. Mabry	315,000
Mr. McGraw	382,500
Mr. Chapman	401,625
Mr. Perry	238,875
Equity Awards.
Equity Awards Made in 2023
In 2023, the compensation committee made time-based and performance-based restricted stock awards under the LTIP. Both types of awards are considered variable, meaning that the value of the awards is directly linked to the value of our stock. Time-based awards are also considered strategic, since they are one of the primary devices we use to promote the retention of our NEOs.
Three-Year Performance-Based Awards. The compensation committee made performance-based equity awards with a three-year performance cycle beginning on January 1, 2023 and ending on December 31, 2025, except that Mr. McGraw did not receive a performance-based equity award. The amount of the awards will be determined using the following three Company-wide performance measures, all measured on a relative basis, comparing our performance to the performance of our peer group.

Relative measures ensure our NEOs are rewarded only if our performance meets or exceeds the performance of our peer group, regardless of whether these measures improve on an absolute basis.
•Return on average tangible common equity measured on a pre-provision net revenue (“PPNR”) basis, or ROTCE (PPNR) – ROTCE (PPNR) measures the profitable use and deployment of our capital, excluding the effect of income taxes and decisions with respect to provisioning for credit losses (or reversals of prior provisioning) on the calculation of the return. Although the compensation committee also uses ROTCE as a measure for our annual performance-based cash awards, for the annual cash award ROTCE is measured on an absolute basis over a one-year period, while for the performance-based equity awards ROTCE is calculated (1) on a pre-provision net revenue basis and (2) over a three-year performance cycle, and on a relative basis compared to our peer group. The committee determined that calculating ROTCE (PPNR) on a relative basis for the performance-based equity awards is appropriate because the volatility in ROTCE (PPNR) due to unexpected or nonrecurring items among Renasant and its peers is significantly reduced over a three-year period. The committee believes that these differences create a meaningful distinction with the ROTCE performance measure applicable to the annual cash award, and it is appropriate to incentivize both beneficial deployment of our capital on a short-term basis and to evaluate the long-term use and allocation of our capital to ensure that decisions made each year produce consistent results aligned with the creation of shareholder value over a longer period.
•Return on average tangible assets measured on a PPNR basis, or ROTA (PPNR) – ROTA (PPNR) measures how effectively our executives generate profits from our tangible assets, excluding the effect of income taxes and credit loss provisioning decisions, similar to ROTCE (PPNR) above.
•Total shareholder return (“TSR”) – TSR measures the financial gain that results from changes in our stock price plus dividends we have paid. The committee uses this measure because it is indicative of the absolute creation of long-term value for our shareholders.
ROTCE (PPNR) and ROTA (PPNR) are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these measures to their most comparable measure under GAAP.
The compensation committee believes that ROTCE (PPNR) and ROTA (PPNR) equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weight because this measure may be impacted by factors outside the control of our NEOs, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our peer group. The table below indicates the weight given to each measure and the specific threshold, target and superior performance levels designated by the compensation committee:

2023 Performance Measures - Three-Year Performance Cycle Ending December 31, 2025
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE (PPNR) (non-GAAP)	40%	25th	50th	75th
ROTA (PPNR) (non-GAAP)	40%	25th	50th	75th
TSR	20%	25th	50th	75th
The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level. In terms of dollar value, performance-based restricted stock awards in 2023 increased 5.0% as compared to 2022 awards of performance-based restricted stock.

2023 Potential LTIP Payouts - Three-Year Performance Cycle Ending December 31, 2025
	Threshold	Target	Superior
Mr. Waycaster	11,901	17,581	26,777
Mr. Mabry	4,634	6,951	10,427
Mr. Chapman	7,758	11,637	17,456
Mr. Perry	4,633	6,949	10,424

Three-Year Time-Based Awards. Excluding the one-year time-based retention awards discussed below, time-based equity awards made in 2023 vest at the end of a three-year service period, with the exception of the award for Mr. McGraw that vests after one year (which the compensation committee believes creates retentive value, given Mr. McGraw’s current status as nearing retirement). In terms of value, the committee awarded restricted stock awards in 2023 with a value that the committee concluded was appropriate to address the retentive purpose of the award.
The table below describes the three-year time-based awards made to our NEOs for 2023 and the applicable vesting dates, with the exception of the award for Mr. McGraw that vests after one year.

2023 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date
Mr. Waycaster	13,051	January 1, 2023	January 1, 2026
Mr. Mabry	6,951	January 1, 2023	January 1, 2026
Mr. McGraw	26,451	January 1, 2023	January 1, 2024
Mr. Chapman	9,189	January 1, 2023	January 1, 2026
Mr. Perry	4,973	January 1, 2023	January 1, 2026
One-Year Time-Based Awards. The intent underlying Renasant’s performance-based awards is to incentivize our named executives and other senior executives to manage Renasant in a manner that creates long-term value for our shareholders, subject to compensation remaining at reasonable and competitive levels. Performance-based equity awards made in 2020 under the LTIP were subject to a three-year performance cycle that ended December 31, 2022. The performance measures applicable to the awards were ROTCE, ROTA and TSR, all measured on a relative basis (that is, as compared to our peer group).
As discussed in Renasant’s proxy statement for our 2023 Annual Meeting of Shareholders, filed with the SEC on March 13, 2023, two of the performance metrics applicable to the performance-based equity awards whose three-year performance period ended December 31, 2022 – ROTCE and ROTA – fell below the threshold performance level. As a result, our NEOs earned shares equal to approximately 22.8% of the payout if the target performance level had been achieved (other than Mr. Mabry, who was not a recipient of the relevant performance-based equity award because he was not an employee at the time). In reviewing these results, the compensation committee considered the impact of our balance sheet management strategies over the performance period. Specifically, Renasant maintained a robust allowance for credit losses over the course of 2021 and 2022, while many of its peers had substantial allowance and reserve releases in 2021 and a relatively lower level of provisioning for credit losses in 2022. As a result, as of December 31, 2022 Renasant’s ratio of its allowance for credit losses to total loans was ranked at the 89th percentile in its peer group. Our executive management determined that maintaining Renasant’s allowance for credit losses at a high level, regardless of peer practices, was in the long-term best interests of our shareholders, protecting the Company’s earnings in the event that the banking sector experiences meaningful deterioration in credit quality. Management’s decision not to lower its allowance for credit losses in relation to the loan portfolio, however, directly and adversely impacted the Company’s ROTCE and ROTA.
In the committee’s view, management placed the interests of shareholders above their own self-interests by taking actions they knew would adversely impact their own compensation. The NEOs’ decision to preserve long-term shareholder value, regardless of any potential negative impact on the outcome of their performance awards, was consistent with the committee’s intent underlying the initial awards. To address this disconnect, in March 2023 the compensation committee awarded our named executives (other than Mr. Mabry) and other senior executives who had received a performance-based award in 2020 a time-based equity award with a one-year service period.
To determine the number of shares comprising this award, the compensation committee calculated ROTCE on a PPNR basis for both Renasant and the peer group. As shown in the table below, Renasant’s ROTCE performance relative to its peer group meaningfully improves when calculated on a PPNR basis, because the PPNR calculation adds income taxes and the provision for credit losses back to net revenue. (The committee also calculated our and our peers’ ROTA on a PPNR basis, but our ROTA remained below the threshold performance level even when calculated on a PPNR basis and was not used in calculating the one-year awards.)

2022 Results
Performance Measure	Net income basis	PPNR basis
ROTCE (non-GAAP)	24th percentile	35th percentile

The committee then calculated the number of shares that each NEO would have been awarded under the performance-based equity award that vested at the end of 2022 if ROTCE (PPNR) were the performance metric. The committee then awarded this number of shares as the one-year time-based award. The compensation committee viewed these awards as being consistent with its current practices with respect to three-year performance-based equity awards, in that ROTCE (PPNR) was a performance metric applicable to the performance-based equity awards made in 2023.
The table below sets forth the number of shares represented by the time-based awards made to Messrs. Waycaster, McGraw, Chapman and Perry as well as the percentage that such awards represent of each executive’s (1) total equity compensation (performance- and time-based) awarded in 2023 and (2) total compensation for 2023. If these awards are added to the shares awarded upon the vesting of the equity awards whose three-year performance period ended December 31, 2022, the aggregate number of shares equals approximately 54.8% of the payout at the target performance level.

2023 One-Year Awards
Executive	Number of Shares	Award Date	Vesting Date	Percentage of 2023 Equity Compensation	Percentage of 2023 Compensation
Mr. Waycaster	4,800	March 6, 2023	March 6, 2024	13.14%	6.10%
Mr. McGraw	3,389	March 6, 2023	March 6, 2024	10.85%	5.04%
Mr. Chapman	2,448	March 6, 2023	March 6, 2024	10.22%	4.47%
Mr. Perry	1,976	March 6, 2023	March 6, 2024	13.92%	5.40%
The value of these awards on the grant date is set forth below in the Compensation Tables section in the Grant of Plan-Based Awards table.
In early 2023, shortly after these one-year awards were made, the compensation committee, with the consent of award recipients, amended a portion of the three-year time-based awards discussed above to make the awards subject to the attainment of the same performance measures applicable to our other 2023 performance-based equity awards (other than with respect to Mr. McGraw, who did not receive a performance-based equity award). The compensation committee determined that it was appropriate to amend these awards to reflect the committee’s intent that 50% of the equity awards made in 2023 to our NEOs and other senior executives, regardless of the applicable vesting period, be subject to the achievement of performance conditions. The following table sets forth the number of shares awarded to our NEOs for 2023 that are performance-based (including the time-based awards to which performance measures were added) and the number of shares that are time-based.

2023 Equity Awards
		Time-Based
	Performance-Based	1-Year Vesting	3-Year Vesting	Total
Mr. Waycaster	17,851	4,800	13,051	17,851
Mr. Mabry	6,951	—	6,951	6,951
Mr. McGraw	—	29,840	—	29,840
Mr. Chapman	11,637	2,448	9,189	11,637
Mr. Perry	6,949	1,976	4,973	6,949
2023 Vesting – Performance-Based Equity Awards. Performance-based equity awards made in 2021 under the LTIP were subject to a three-year performance cycle that ended December 31, 2023. The performance measures applicable to the awards were ROTA, ROTCE and TSR, all measured on a relative basis (that is, as compared to our peer group). A complete description of these awards can be found in our proxy statement for our 2022 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2022.
Upon completion of the three-year performance period applicable to these awards, the compensation committee reviewed the results of each performance metric. The Company’s ROTA over the performance period fell below the threshold performance level, while our ROTCE and TSR fell between the threshold and target performance levels. The compensation committee did not make any adjustments to our performance results for the three-year cycle that ended December 31, 2023.
The table below provides specific information about the performance results relative to our peer group and the payouts, in shares, for each of our NEOs for the three-year performance cycle that ended December 31, 2023:

LTIP Payouts - Three Year Performance Cycle Ending December 31, 2023
	Results			Payouts
Performance Measure	% of Award	2023 results (percentile)	Award Level	Mr. Waycaster	Mr. Mabry	Mr. McGraw	Mr. Chapman	Mr. Perry
ROTCE (non-GAAP)	40%	45th	90% of Target	6,171	2,874	4,354	3,146	2,537
ROTA (non-GAAP)	40%	23rd	46% of Target	—	—	—	—	—
TSR	20%	36th	72% of Target	2,689	1,252	1,897	1,371	1,106
Total	100%			8,860	4,126	6,251	4,517	3,643
Please refer to Appendix A, Non-GAAP Financial Measures, for more information about ROTCE and ROTA as well as a reconciliation of these measures to the most comparable measures under GAAP.
Compensation Committee Practices
The compensation committee has adopted a number of practices intended to support alignment with our shareholders, mitigate compensation risk, ensure that the committee receives independent advice and otherwise advance the Company’s financial and strategic goals. This portion of the CD&A describes the most important of these practices.
Shareholder Alignment. Our compensation opportunities are designed to promote the alignment of the interests of our executives and the creation of long-term value for our shareholders, even after vesting has occurred or the performance cycle has ended. Key features of our variable compensation that support this design are described below.

Structure of Long-Term Equity Incentive
Our long-term equity incentive has the following features that promote shareholder alignment:
•Performance cycles are three years, allowing longer-term performance to be fully reflected in our compensation decisions
•Relative performance measures are used, such that compensation decisions reflect performance relative to our peer group
•Equity incentive performance measures differ from measures applicable to the annual cash incentive, with the goal that compensation decisions reflect a broader range of results

Stock Ownership Guidelines	Stock ownership guidelines apply to our NEOs and other executive officers. As of January 1, 2024 the stock ownership of each of our NEOs exceeded the applicable guidelines.
	NEO	Ownership Guidelines	Renasant Stock Owned(1)
	Mr. Waycaster	500% of base salary	743%
	Mr. Mabry	250% of base salary	470%
	Mr. McGraw	250% of base salary	1,531%
	Mr. Chapman	250% of base salary	560%
	Mr. Perry	250% of base salary	389%
(1) We include shares directly and indirectly owned, including shares subject to time-based restrictions, shares owned by immediate family and shares owned through our 401(k) and DSU plans. We exclude pledged shares and shares subject to performance measures.

Equity Retention	Our NEOs must hold Renasant stock for a period of two years following vesting or the end of a performance cycle. The requirement applies to the full number of shares that vest or are finally awarded, net of shares withheld for the payment of taxes. During this holding period, the shares cannot be sold, pledged, mortgaged or otherwise disposed of. The requirement is waived only in the event of death, disability, retirement or a change in control.

Anti-Hedging and Pledging
Our NEOs are subject to the Company’s Hedging Policy, which prohibits our directors, officers and employees, including our NEOs, from engaging in transactions that have the effect of hedging the economic risks associated with the ownership of Renasant stock. Although the policy does not prohibit pledging, any stock that is pledged cannot be used to satisfy our stock ownership guidelines. You can find more information about our Hedging Policy above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”

Risk Mitigation Practices. Our compensation program includes safeguards, summarized below, designed to mitigate compensation risk and to otherwise avoid unsafe and unsound compensation practices. The Corporate Governance and the Board of Directors section above under the heading “Role of the Board in Risk Oversight” provides additional information about actions the compensation committee has taken to identify, assess and mitigate risks posed by our compensation arrangements.

Clawback Policies
Our board has adopted, and the compensation committee administers, a clawback policy that permits us to reduce or recover performance-based compensation if we are required to restate our financial results and the amount of the compensation would be less based on the restatement. The policy addresses both cash and equity awards. The board most recently updated our clawback policy in the fourth quarter of 2023 to address new SEC and NYSE rules requiring that public companies adopt clawback policies applicable to restatements.

Double Trigger for Change in Control Benefits
The payment of change in control benefits is contingent on a double trigger: if a change in control of the Company is consummated (the first trigger), an executive’s employment must be terminated within two years following the consummation either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

No Tax Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of a legacy contractual obligation for Mr. McGraw’s car allowance and the gross up of disability insurance premiums for our NEOs. For 2023, the aggregate amount of all gross ups was $14,126; individual amounts are reflected below in the Compensation Tables section in the “All Other Compensation” column of the 2023 Summary Compensation Table.

Timing of Equity Awards
Equity awards to senior executive officers are made at meetings of our compensation committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively on a specified date. We have not granted any officer or other employee stock options since 2013.

Limits on Performance-Based Payouts
To ensure that total compensation remains at appropriate levels and that performance-based compensation is not excessive, the committee sets maximum payouts that apply regardless of the level of performance.

Exercise of Discretion
The committee has the discretion to adjust the amount of any performance-based payout, whether cash or equity, if appropriate, to reflect factors unrelated to Company-wide performance, such as macroeconomic factors (like the market’s reaction to the March 2023 bank failures), internal pay equity, individual performance, the scope or nature of individual responsibilities or otherwise, to ensure that payout levels remain consistent with the purposes of our executive compensation program.

Independent Advice. As noted earlier, two compensation consultants assisted Renasant in connection with our 2023 executive compensation program. In mid-2023 the compensation committee elected to change its independent compensation consultant from Pearl Meyer to Meridian Compensation Partners, LLC. There were no disagreements with Pearl Meyer; rather, the committee decided that 2023 was an appropriate time to consider other consultants. After conducting a request-for-proposal process, the committee selected Meridian as its new independent compensation consultant. Accordingly, with respect to our 2023 executive compensation program, Pearl Meyer advised the committee when it set base salaries and established the amount of, and performance metrics for, the short- and long-term incentives in late 2022 and early 2023. Meridian advised the committee in its decision-making at the end of 2023 and early 2024 with respect to the outcomes of the annual cash incentive under the PBRP and the related discretionary cash bonus.
The charter of the compensation committee requires the committee to consider whether its advisers are independent. Although the Company’s common stock is now listed on the New York Stock Exchange, the listing rules of the Nasdaq Stock Market, LLC applied while Pearl Meyer was the committee’s consultant and at the time the committee engaged Meridian. Based on the factors set forth in the Nasdaq Stock Market, LLC listing rules, the committee determined that during 2023 both Pearl Meyer and Meridian were independent. The independent compensation consultant works at the direction of the compensation committee, and the decision to discontinue the relationship with Pearl Meyer and engage Meridian was at the sole discretion of the committee. Services provided by Pearl Meyer and Meridian are described above in the “Decision-Making Process for 2023” section and in the Board Members and Compensation section under the heading “Director Compensation.” Neither Pearl Meyer nor Meridian provided any additional services to the committee or the Company in 2023.
Peer Group. The peer group used in connection with setting 2023 executive compensation consists of financial institutions that are located in the south and southeast regions and that serve communities similar in size to those in which we operate. These parameters are intended to avoid the bias toward higher compensation levels that ordinarily predominate in financial centers and larger metropolitan areas (that is, our parameters mitigate against higher total compensation). The compensation committee approved this peer group in the fall of 2022, when it began the process of determining 2023 compensation levels. The 22 institutions included in the group had the following characteristics:

Characteristic	Range	Median	Renasant
Total assets (as of June 30, 2022)	$10.6 billion - $34.6 billion	$16.8 billion	$16.6 billion
Total revenue (2021 actual)	$320.0 million - $1.8 billion	$631.9 million	$651.0 million
Full-time employees (2021 actual)	502 - 4,925	2,399	2,409
Offices (2021 actual)	23 - 221	121	150
For 2023, Pearl Meyer recommended that, to create a compensation peer group with median assets similar to ours, we remove Old National Bancorp, as due to a merger its assets exceeded the recommended asset range. Pearl Meyer also recommended that four new peers be added, since their asset size and other factors fell with the recommended range: Enterprise Financial Services Corp., First Bancorp, First Financial Bancorp. and Hancock Whitney Corporation The compensation committee concurred with these recommendations. The financial institutions in our compensation peer group for 2023 were:

Ameris Bancorp	Home BancShares, Inc. (Conway, AR)
Atlantic Union Bankshares Corporation	Independent Bank Group, Inc.
BancFirst Corporation	Seacoast Banking Corporation of Florida
Bank OZK	ServisFirst Bankshares, Inc.
Enterprise Financial Services Corp.	Simmons First National Corporation
FB Financial Corporation	TowneBank
First Bancorp	Trustmark Corporation
First Financial Bancorp.	United Bankshares, Inc.
First Financial Bankshares, Inc.	United Community Banks, Inc.
Hancock Whitney Corporation	Veritex Holdings, Inc.
Hilltop Holdings Inc.	WesBanco, Inc.
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes benchmarking is not appropriate, whether with respect to total compensation or any element of compensation. Instead, the committee evaluates practices across our peer group, believing that our executives should be generally paid total compensation that is at or near the median of this group when performance is measured at target levels. The committee believes that this level is sufficient to act as a retention device, while ensuring that compensation levels do not become excessive.
Employment Agreements. We have entered into employment agreements with our NEOs. The agreements are primarily intended to promote retention, impose standard restrictive covenants that protect our proprietary information and business and provide compensation opportunities that are relatively consistent for each of our NEOs. More information about the terms of these employment agreements can be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

Tax Considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), we cannot deduct compensation paid to our NEOs that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance the Company’s objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that our NEOs should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2023 our NEOs had access to the following benefits and perquisites:
•Insurance-type group benefits that are generally available to all employees of the Company, including health and dental coverage and life and disability benefits. Our NEOs are also provided additional life and disability insurance coverage through group policies.
•A broad-based 401(k) plan, including a Company matching contribution. Consistent with our efforts to contain expenses, our NEOs and other senior executive officers do not receive a profit-sharing contribution to their 401(k) plan accounts.
•Two voluntary deferral plans, our DSU Plan and our Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw, we do not contribute to these arrangements.
•Dues for memberships in professional and civic organizations, country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found below in the Compensation Tables section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation”; information about the types and value of the perquisites provided to our NEOs can be found in the 2023 Summary Compensation Table in the “All Other Compensation” column.

COMPENSATION COMMITTEE REPORT
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	John M. Creekmore
Richard L. Heyer, Jr., Vice Chairman	Jill V. Deer
Donald Clark, Jr.	Neal A. Holland, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2023 were Donald Clark, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Richard L. Heyer, Jr. and Neal A. Holland, Jr. No member of the compensation committee was an officer or employee of Renasant or any of its subsidiaries during 2023 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer’s son. For a discussion of such loan, deposit and financial services relationships and our employment relationship with Dr. Heyer’s son, please refer to the information in the Corporate Governance and the Board of Directors section above under the heading “Related Person Transactions.” Additionally, in 2023 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2023 or one of whose executive officers served as a director for us.

COMPENSATION TABLES
2023 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I
C. Mitchell Waycaster Principal Executive Officer	2023	$765,000	$602,438	$1,304,934	$—	$14,356	$122,016	$2,808,744
	2022	717,500	—	1,186,635	1,506,750	—	116,505	3,527,390
	2021	717,500	—	1,113,326	1,235,535	756	123,646	3,190,763
James C. Mabry IV Principal Financial Officer	2023	$560,000	$315,000	$522,576	$—	$—	$87,609	$1,485,185
	2022	525,000	—	534,229	787,500	—	79,800	1,926,529
	2021	525,000	—	518,470	645,750	—	70,229	1,759,449
E. Robinson McGraw Executive Chairman	2023	$600,000	$382,500	$1,115,348	$—	$201,591	$100,897	2,400,336
	2022	563,750	—	1,016,375	958,375	—	104,323	2,642,823
	2021	563,750	—	960,452	785,868	102,347	118,306	2,530,723
Kevin D. Chapman President and Chief Operating Officer	2023	$620,000	$401,625	$855,947	$—	$—	$80,319	$1,957,891
	2022	563,750	—	610,979	845,625	—	75,156	2,095,510
	2021	563,750	—	567,642	693,413	—	91,287	1,916,092
Curtis J. Perry Executive Vice President	2023	$490,000	$238,875	$507,151	$—	$—	$71,744	1,307,770
	2022	461,250	—	472,360	599,625	183	55,581	1,588,999
	2021	461,250	—	538,843	491,272	3,506	69,744	1,564,615
General. The 2023 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, our principal financial officer and the three other most highly compensated executive officers of the Company in 2023 for services that they rendered during the fiscal years ending December 31, 2023, 2022 and 2021. The compensation included in the table represents both cash payments and the value of other forms of compensation, as follows:
•Column C, Salary – Amounts included in this column represent base salary earned by our named executives, some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan. Please refer to the tables under the “Non-Qualified Deferred Compensation” heading below for information about our named executives’ deferral of 2023 salary into our Deferred Income Plan and DSU Plan.
•Column D, Bonus – Amounts in this column report cash bonuses paid on a discretionary or contractual basis. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan. The Compensation Discussion and Analysis section describes our compensation committee’s rationale for the payment of discretionary bonuses with respect to 2023 as well as the committee’s considerations in determining the amount of such bonuses; discretionary bonuses were not a component of our executive compensation program during 2022 or 2021.
•Column E, Stock Awards – Amounts in this column represent the value of non-cash compensation granted or awarded under our LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by an executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options are not a component of our compensation program.
•Column F, Non-Equity Incentive Plan Compensation – Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.
•Column G, Changes in Pension Value and Non-qualified Deferred Compensation Earnings – Amounts in this column represent changes in the actuarial present value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan (decreases in the actuarial present value of pension benefits are excluded from this column as required by SEC rules). Refer to the information below under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” for details on the specific amounts covered by this column.
•Column H, All Other Compensation – Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances, insurance premiums, membership dues, and dividends on restricted stock awards.
Cash Bonuses. The amounts reported in Column D, labeled “Bonus” and Column F, labeled “Non-Equity Incentive Plan Compensation,” reflect the discretionary cash bonuses paid in 2023 and annual cash bonuses earned and paid under the PBRP for 2022 and 2021. All cash bonuses paid under the PBRP were subject to the attainment of performance measures. More information about why annual cash bonuses are paid, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, potential amounts payable for threshold, target and superior performance, and the compensation committee’s rationale for the payment of discretionary cash bonuses for 2023 and its considerations in determining of the amount thereof can be found above in the CD&A, under the heading “2023 Compensation Decisions,” in the paragraph labeled “Annual Performance-Based Cash Awards; Discretionary Cash Bonuses.”
Restricted Stock Awards. Amounts reported in Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIP, consisting of performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” referred to as “ASC 718.” Dividends accrue and are paid on restricted stock awards at the same rate as dividends on outstanding shares that are not restricted stock awards. Dividends are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the target award, which we consider the probable outcome of the performance conditions determined as of the date of award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under ASC 718. As permitted under the guidance in ASC 718, the Company has elected to account for forfeitures in compensation cost when they occur. The fair value of the 2023 performance-based awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $964,337, $391,932, $634,634 and $374,450 for Messrs. Waycaster, Mabry, Chapman and Perry, respectively (Mr. McGraw did not receive a performance-based award in 2023). Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted stock awards included in Column E above is also listed in the Grants of Plan-Based Awards table below. Further information about why equity incentive awards are made, the relationship of these awards to other compensation components, the differences between performance- and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found above in the CD&A, under the heading “2023 Compensation Decisions,” in the paragraph labeled “Equity Awards.” The Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested during 2023.
Changes in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported in Column G, labeled “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and, for Messrs. Waycaster and McGraw, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan, to the extent such present value increased in the year. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2023, the aggregate amounts of above-market earnings and changes in pension plan benefits were as follows:

Name	Above-market Earnings	Pension Plan Change	Total
Mr. Waycaster	$1,202	$13,154	$14,356
Mr. McGraw	15,988	185,603	201,591

All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column H, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards, automobile allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our executive chairman, also receives a contribution to our Deferred Income Plan and a tax gross-up for the value of his automobile allowance, both of which are contractual payments. All of our NEOs receive a tax gross up for disability insurance premiums. Below is specific information about the other compensation paid to each of our named executives:

Components of “All Other Compensation” for 2023
Name	401(k) Plan Contributions	Long-term Care and Life Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Professional and Civic Organization/Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. Waycaster	$13,200	$2,206	$90,131	$12,000	$4,440	$—	$39	$122,016
Mr. Mabry	13,200	1,231	50,628	12,000	10,500	—	50	87,609
Mr. McGraw	13,200	407	44,595	15,600	7,769	5,458	13,868	100,897
Mr. Chapman	13,200	1,282	49,377	12,000	4,440	—	20	80,319
Mr. Perry	13,200	1,231	38,025	12,000	7,139	—	149	71,744

Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards and time-based equity awards made to our named executive officers for 2023.

2023 Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2023	12/14/2022	401,625	803,250	1,606,500		13,051	(1)		490,587
	1/1/2023	12/14/2022				10,301	15,451	(2)	23,177	580,803
	3/6/2023	1/13/2023					4,800	(3)		171,456
	5/22/2023	4/12/2023				1,600	2,400	(2)	3,600	62,088
Mr. Mabry	1/1/2023	12/14/2022	210,000	420,000	840,000		6,951	(1)		261,288
	1/1/2023	12/14/2022				4,634	6,951	(2)	10,427	261,288
Mr. McGraw	1/1/2023	12/14/2022	255,000	510,000	1,020,000		26,451	(1)		994,293
	3/6/2023	1/13/2023					3,389	(3)		121,055
Mr. Chapman	1/1/2023	12/14/2022	267,750	535,500	1,071,000		9,189	(1)		345,415
	1/1/2023	12/14/2022				6,942	10,413	(2)	15,620	391,425
	3/6/2023	1/13/2023					2,448	(3)		87,443
	5/22/2023	4/12/2023				816	1,224	(2)	1,836	31,665
Mr. Perry	1/1/2023	12/14/2022	159,250	318,000	637,000		4,973	(1)		186,935
	1/1/2023	12/14/2022				3,974	5,961	(2)	8,942	224,074
	3/6/2023	1/13/2023					1,976	(3)		70,583
	5/22/2023	4/12/2023				659	988	(2)	1,482	25,560
(1)Represents shares subject to time-based vesting awarded under the LTIP. Mr. McGraw’s award is subject to a one-year service vesting period, while the remaining time-based awards are subject to a three-year service vesting period.
(2)Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above) awarded under the LTIP.
(3)Represents shares subject to time-based vesting awarded under the LTIP that vested on March 6, 2024.

We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the LTIP. For payments and awards under the PBRP and LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome of the performance conditions, determined in accordance with ASC 718. More information about the performance measures and the factors the compensation committee uses to set threshold, target and superior performance levels, the reasons for the one-year time-based award and the amendment to a portion of the three-year time-based awards to make the amended awards subject to performance measures is included in the CD&A.
Outstanding Equity Awards as of December 31, 2023

Outstanding Equity Awards
Name	Number of Shares that have not Vested (#)	Service Period Ends	Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	16,528	1/1/2024	556,663	14,991	12/31/2024	504,897
	4,800	3/6/2024	161,664	15,451	12/31/2025	520,390
	14,991	1/1/2025	504,897	2,400	12/31/2025	80,832
	13,051	1/1/2026	439,558
Mr. Mabry	7,697	1/1/2024	259,235	6,977	12/31/2024	234,985
	6,977	1/1/2025	234,985	6,951	12/31/2025	234,110
	12,915	8/1/2025	434,977
	6,951	1/1/2026	234,110
Mr. McGraw	26,451	1/1/2024	890,870
	3,389	3/6/2024	114,142
Mr. Chapman	8,427	1/1/2024	283,821	7,650	12/31/2024	257,652
	2,448	3/6/2024	82,449	10,413	12/31/2025	350,710
	7,650	1/1/2025	257,652	1,224	12/31/2025	41,224
	9,189	1/1/2026	309,486
Mr. Perry	6,795	1/1/2024	228,856	6,169	12/31/2024	207,772
	1,976	3/6/2024	66,552	5,961	12/31/2025	200,766
	1,875	3/10/2024	63,150	988	12/31/2025	33,276
	6,169	1/1/2025	207,772
	4,973	1/1/2026	167,491
Stock Awards. Columns B and C reflect three-year time-based awards, except the one-year time-based awards to Messrs. Waycaster, McGraw, Chapman and Perry that vested on March 6, 2024, a one-year time-based award to Mr. McGraw, and a five-year time-based award to Mr. Mabry. The value of these awards is based on the per share market value of our common stock on December 31, 2023, which was $33.68 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending on or after December 31, 2023. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2023, $33.68 per share, and the number of shares equal to a target award. More information about our time- and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “2023 Compensation Decisions” in the paragraph labeled “Equity Awards.”
Unexercised Options. Our named executives did not own any stock options as of the end of 2023.

Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	24,864	899,995
Mr. Mabry	10,583	338,743
Mr. McGraw	33,017	1,216,668
Mr. Chapman	12,820	464,242
Mr. Perry	9,818	354,814
The table above includes information about restricted stock awards that vested during our 2023 fiscal year, including time-based awards that vested in 2023 and performance-based awards with a performance cycle ending on December 31, 2023. Below is additional information about the calculation of the value of each executive’s awards.

	Time-Based Restricted Stock Awards			Performance-Based Restricted Stock Awards
Name	Shares	Vesting Date	Per Share Value(1)	Shares	Performance Cycle Ended	Per Share Value(1)
Mr. Waycaster	16,004	January 1, 2023	$37.59	8,860	December 31, 2023	$33.68
Mr. Mabry	6,457	August 1, 2023	$30.94	4,126	December 31, 2023	$33.68
Mr. McGraw	26,766	January 1, 2023	$37.59	6,251	December 31, 2023	$33.68
Mr. Chapman	8,303	January 1, 2023	$37.59	4,517	December 31, 2023	$33.68
Mr. Perry	6,175	January 1, 2023	$37.59	3,643	December 31, 2023	$33.68
(1)As of the trading date immediately preceding the vesting date or end of the performance cycle.
Pension Benefits

Pension Benefits For 2023
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2023
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$276,550	$—
Mr. McGraw	Defined Benefit Pension Plan	23	1,674,455	—
The Bank maintains the Renasant Bank Amended and Restated Pension Plan, a tax-qualified defined benefit pension plan under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster and Mr. McGraw participated in and have accrued benefits under the pension plan. Years of credited service in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits in Column D in the table above reflect the present value, at December 31, 2023, of benefits earned as of December 31, 1996. Mr. Waycaster’s and Mr. McGraw’s benefits have fully vested, and they have satisfied the age and service conditions necessary for retirement.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan reflected in Column D in the table above may be found in Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2023.

Non-Qualified Deferred Compensation

Deferred Income Plan
Name	2023 Contributions by Executive	2023 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2023
A	B	C	D	E	F
Mr. Waycaster	$2,400	$—	$6,154	$—	$109,326
Mr. McGraw	10,400	5,458	64,432	—	1,069,974
Mr. Perry	159,131	—	9,526	—	525,313
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a voluntary non-qualified deferral plan under which only Messrs. Waycaster, McGraw and Perry made deferrals during 2023. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2023 Summary Compensation Table. As required under Mr. McGraw’s employment agreement, we made a contribution to his account, reflected in Column C in the table above, the value of which is also reported in the “All Other Compensation” column of the 2023 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2023 for Messrs. Waycaster and McGraw included “above-market earnings” in the amount of $1,202 and $15,988, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2023 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2023, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contributions to his account, all of which has been reported in the summary compensation tables for 2023 and prior years. A more complete description of our Deferred Income Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”

Deferred Stock Unit Plan
Name	2023 Contributions by Executive	2023 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2023
A	B	C	D	E	F
Mr. Waycaster	$—	$—	$121	$—	$2,930
Mr. McGraw	7,800	—	8,004	—	236,112
Mr. Perry	—	—	1,166	—	48,383
The table above includes information about the participation of our named executives in our DSU Plan, which is a voluntary non-qualified deferral plan under which only Mr. McGraw made deferrals during 2023. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by Mr. McGraw during 2023; this amount is also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2023. Column F in the table above is each participating named executive’s plan balance as of December 31, 2023, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2023 and prior years. A more complete description of our DSU Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”

Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under our PBRP and LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:
•Termination by the Company for cause;
•Retirement or other voluntary termination;
•Death or disability;
•Termination by the Company without cause or a named executive’s constructive termination;
•Termination in connection with a change in control; or
•The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination, the specific terms of any employment agreement in effect at the time of termination and the specific terms of any individual grant or award made under our PBRP or LTIP. The descriptions below are based on our agreements in effect as of December 31, 2023, which may be different at the time of an executive’s termination.
Employment Agreements. The Company entered into an employment agreement with Mr. McGraw, effective as of January 1, 2008, which agreement has been amended a number of times in the last five years to reflect our succession plan as well as to reflect the board’s desire for Mr. McGraw to continue his service as Executive Chairman and as a director without an arbitrary retirement date. These amendments reduced his base salary, which resulted in corresponding reductions in certain benefits and other amounts, but also established a minimum amount of compensation payable to Mr. McGraw (subject to any reduction that is uniformly applicable to all officers). The 2023 amendment also extended the term of Mr. McGraw’s agreement, which now expires May 1, 2026, made the agreement subject to automatic renewal unless either party elects to terminate the agreement and adjusted his participation in the PBRP and LTIP as he continues to transition toward retirement as an employee of the Company.
Effective as of January 1, 2016, the Company entered into substantially identical employment agreements with Messrs. Waycaster and Chapman, which were amended, effective January 1, 2018, to increase the amount payable in the event of a change in control or other qualifying separation. In connection with their respective hiring, we entered into an employment agreement with Mr. Perry, effective as of May 3, 2019, and an employment agreement with Mr. Mabry, effective as of August 1, 2020. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan and pension plan and non-qualified deferred compensation plans, as applicable. More information about these plans may be found in the CD&A and in the descriptions following the 2023 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:
•Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason.
•Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw. The duration of the restriction for our other NEOs is two years for separation following a change in control and one year following other types of separation.
•Each executive must protect our confidential information and trade secrets indefinitely.

Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when either (1) he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant or (2) he voluntarily separates from service without cause on or after the attainment of age 65. As of December 31, 2023, Mr. Waycaster and Mr. McGraw have attained age 55 and completed ten years of service and can retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:
•For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster’s spouse is covered under the plan. If Mr. Waycaster had retired as of December 31, 2023, he would have received a contribution toward retiree coverage of approximately $15,099, representing contributions for his spouse.
•With respect to incentive awards, when a named executive retires he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement and any bonus for a prior fiscal year that has not been paid, and his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.
•Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and any benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:
•For all of our officers, including our named executives, we provide life insurance in an amount equal to 250% of each officer’s base salary, subject to medical underwriting.
•Each of our named executives other than Mr. McGraw will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service, and any bonus for a prior fiscal year that has not been paid. Under his amended employment agreement, Mr. McGraw will not be eligible to receive a cash bonus under the PBRP after 2024; for 2024, Mr. McGraw will receive the amount of his target bonus, prorated as if his period of service ended on May 1, 2024 or, if earlier, the date of his death or disability.
•For our named executives other than Mr. McGraw, each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. Mr. McGraw no longer receives performance-based restricted stock awards.
•Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest, except that under his amended employment agreement Mr. McGraw’s 2024 time-based restricted stock award will vest as if his period of service ended May 1, 2024 if his death or disability occurs after that date.
•Because they deferred income under grandfathered deferral plans, Messrs. Waycaster and McGraw will receive a preretirement death benefit from the Deferred Income Plan in the event either should die while employed by us.

Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with our named executives, other than Mr. McGraw, if a named executive is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;
•His target bonus prorated to reflect service during the performance cycle and any bonus for a prior fiscal year that has not been paid;
•His performance-based restricted stock awards, which will be determined at the end of the applicable performance cycle based on actual performance, prorated to reflect service during the applicable cycle;
•His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and
•Premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.
Under our amended employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and (assuming he has no outstanding performance-based awards):
•A cash payment equal to two times his annualized base salary and the amount of his target bonus;
•With respect to his time-based restricted stock that vests on January 1, 2025, the award will be prorated to reflect his service prior to the earlier of his termination or May 1, 2024, and vest; for other time-based restricted stock awards, the award will be prorated to reflect service prior to his termination and vest;
•COBRA continuation coverage premiums for the period of continuation coverage available to him and his eligible dependents; and
•Any bonus for a prior fiscal year that has not been paid.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the employment agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (Mr. Mabry’s agreement refers to a “material” change in location). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we are entitled to a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by the executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

	Messrs. Waycaster and McGraw	Messrs. Mabry and Chapman	Mr. Perry
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	No tax gross ups are available

Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our federal income tax deduction. Our named executives are all subject to cutback provisions that reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.
In addition to the cash payments described above, our LTIP provides with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.
•For Messrs. Mabry and Perry, if we provide notice of non-renewal before the fifth anniversary of the effective date of his employment agreement (August 1, 2025 and May 3, 2024, respectively) and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after the fifth anniversary, or if either of Messrs. Mabry or Perry provides notice of non-renewal at any time, no additional amount is due under the agreement.
•If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration (if any), and his restricted stock awards will be settled as if he had retired (as described above).
•As to each of Messrs. Waycaster and Chapman, no additional amount is due upon the expiration of the agreement, regardless of whether we or the executive provides notice of non-renewal.
Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2023. The tables also include amounts payable under our employment agreements and our LTIP awards for death, disability or retirement, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans and 401(k) plan and benefits earned under our pension plan (as to Messrs. McGraw and Waycaster). Unless otherwise noted, amounts included in the tables below are based on the following:
•For payouts under the PBRP, we have not included any amount, since there was no actual payout under the PBRP with respect to 2023. We have not included the amount of the cash bonuses paid for 2023, due to their discretionary nature.
•For three-year time-based restricted stock awards and Mr. Mabry’s five-year time-based restricted stock award, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2023, and we have included the full value of the awards. For Mr. McGraw’s one-year time-based restricted stock award, we have included the full value of the award, regardless of the reason for payout.
•For our performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2023.
•The value of our stock on December 31, 2023 was $33.68 per share.
•The amounts included in the “Change in Control” column in the tables below are subject to reduction in the event the applicable named executive’s aggregate payments would exceed the threshold determined under Section 280G.
•Unless otherwise noted, amounts paid in the event of disability or retirement are substantially identical. Only Messrs. Waycaster and McGraw have satisfied the age and service conditions and are eligible to retire.

Mr. Waycaster

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$—	$—	$1,568,250	$5,440,586	$—
Awards of performance-based restricted stock	652,191	652,191	652,191	1,662,782	—
Awards of time-based restricted stock	1,172,733	1,172,733	1,172,733	1,662,782	—
COBRA Premiums (18 months)	—	—	29,517	29,517	—
Retiree medical benefits(1)	15,099	—	—	—	—
Death Benefit	—	337,725	—	—	—
Total	$1,840,023	$2,162,649	$3,422,691	$8,795,667	$—
(1)This would only be payable if Mr. Waycaster retired.
Mr. Mabry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$—	$—	$980,000	$2,778,125	$980,000
Awards of performance-based restricted stock	234,693	234,693	234,693	728,330	234,693
Awards of time-based restricted stock	585,088	585,088	585,088	1,163,307	585,088
COBRA Premiums (18 months)	—	—	29,517	29,517	29,517
Total	$819,781	$819,781	$1,829,298	$4,699,279	$1,829,298
Mr. McGraw

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$—	$—	$1,710,000	$3,798,608	$—
Awards of performance-based restricted stock	81,337	81,337	81,337	392,776	81,337
Awards of time-based restricted stock	1,005,011	1,005,011	1,005,011	1,005,011	1,005,011
COBRA Premiums (18 months)	—	—	29,191	29,191	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,086,348	$2,088,284	$2,825,539	$5,225,586	$1,086,348
Mr. Chapman

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$—	$—	$1,165,500	$3,134,063	$—
Awards of performance-based restricted stock	361,184	361,184	361,184	933,408	—
Awards of time-based restricted stock	626,557	626,557	626,557	933,408	—
COBRA Premiums (18 months)	—	—	38,901	38,901	—
Total	$987,741	$987,741	$2,192,142	$5,039,780	$—
Mr. Perry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$—	$—	$808,500	$1,818,500	$808,500
Awards of performance-based restricted stock	263,950	263,950	263,950	670,670	263,950
Awards of time-based restricted stock	537,050	537,050	537,050	733,820	537,050
COBRA Premiums (18 months)	—	—	39,427	39,427	39,427
Total	$801,000	$801,000	$1,648,927	$3,262,417	$1,648,927

OTHER COMPENSATION-RELATED DISCLOSURES
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees other than Mr. Waycaster. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2023:
•Mr. Waycaster’s annual total compensation (including health insurance premiums) was $2,821,056.
•The annual total compensation of our median employee (including health insurance premiums) was $58,699; and
•The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 48.1 to 1 (this ratio is the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. We are required to identify our median employee only once every three years, unless there is a material change to the company’s employee population or compensation arrangements that would significantly alter the pay ratio disclosure. We last identified our median employee in connection with the 2021 CEO pay ratio calculation. In 2023 the number of our employees did not materially change, nor did we make any material changes to our compensation arrangements. As a result, we have determined that none of the changes in 2023 were likely to significantly affect the pay ratio disclosure for 2023 as compared to last year’s disclosure, and we have used the median employee identified for purposes of the 2021 CEO pay ratio for this year’s pay ratio calculations.
In identifying the specific individual whom we considered our median employee in connection with the 2021 CEO pay ratio calculation:
•We first determined our employees as of December 31, 2021. Full-time, part-time, seasonal and temporary employees, were included, but independent contractors, leased employees and similar workers were not. On December 31, 2021, our total employee population was 2,453, and the number of independent contractors, leased employees and similar workers was not material.
•We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was total cash compensation paid to each employee for the fiscal year. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals employed on December 31, 2021 who did not work the entire year. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of temporary or seasonal employees.
The employee whom we identified as our median employee is a universal banking employee at one of our Florida locations.
Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2023 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $12,312.
We calculated the annual total compensation of our median employee as if the amount would be reported in the “Total” column of the 2023 Summary Compensation Table. The amount would have been increased by the value of the insurance premiums we paid for coverage under medical and dental plans, but this employee did not participate in our plans in 2023. Our median employee’s annual total compensation is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and insurance premiums and our insurance premium payments. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation this employee received to the total compensation Mr. Waycaster received.

Pay Vs. Performance
General. The following table and graphs provide information required under the SEC’s “pay versus performance” rules over the last four years. The graphs below show the relationship of “compensation actually paid” in 2020, 2021, 2022 and 2023 to our principal executive officer (of which there were two in 2020) and other named executives to (1) the Company’s TSR and the TSR of the S&P U.S. BMI Banks - Southeast Region Index (see note 4 to the table below for information about this index), (2) the Company’s net income and (3) the Company’s diluted EPS, and compare the Company’s TSR to the TSR of the S&P U.S. BMI Banks - Southeast Region Index. As required under SEC rules, “compensation actually paid” reflects adjustments to vested and unvested equity awards during the applicable years in the table based on year-end stock prices and accounting valuation assumptions; it does not reflect the actual amount or actual average amount, as applicable, of compensation earned by or paid to our principal executive officer or our other NEOs for the applicable year. For a comprehensive discussion of our executive compensation program, including its objectives and design and the decisions that the compensation committee made in 2023 with respect to the compensation of our named executive officers, please refer to the Compensation Discussion & Analysis section. For a discussion of compensation for 2022, 2021 and 2020 included in the table below, please see the Compensation Discussion & Analysis section of the proxy statement reporting our NEOs’ compensation for the applicable fiscal year.

Pay Vs. Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Diluted Earnings Per Share
					Total Shareholder Return (“TSR”)	Peer Group TSR(4)
2023	$2,808,744	$2,446,621	$1,787,796	$1,550,381	$106.47	$107.45	$144,678	$2.56
2022	3,527,390	3,047,526	2,063,465	1,847,105	115.35	104.16	166,068	2.95
2021	3,190,763	3,483,712	1,942,720	2,086,277	113.42	128.06	175,892	3.12
2020	2,831,065	2,635,989	1,342,327	1,339,723	98.38	89.66	83,651	1.48
	(Mr. Waycaster)	(Mr. Waycaster)
2020	2,446,155	2,066,855
	(Mr. McGraw)	(Mr. McGraw)
(1)For 2023, 2022 and 2021, C. Mitchell Waycaster, our chief executive officer, was our PEO. In 2020, E. Robinson McGraw retired as chief executive officer in May 2020, succeeded by Mr. Waycaster; prior to his retirement, Mr. McGraw was our PEO.
(2)For 2023, 2022 and 2021, our named executive officers other than our PEO were James C. Mabry IV, E. Robinson McGraw, Kevin D. Chapman and Curtis J. Perry. As discussed in note 1 above, in 2020 Mr. McGraw was our chief executive officer, and PEO, until May 2020. As required by SEC rules, we had an additional named executive officer in 2020, who was J. Scott Cochran.
(3)“Compensation actually paid” reflects the amounts set forth in the “Summary Compensation Table Total for Principal Executive Officer” and “Average Summary Compensation Table Total for non-PEO NEOs” columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the table below.

	2023 (Waycaster)	2022 (Waycaster)	2021 (Waycaster)	2020 (Waycaster)	2020 (McGraw)
SCT Total Compensation	$2,808,744	$3,527,390	$3,190,763	$2,831,065	$2,446,155
Less: Stock Award Values Reported in SCT for the Covered Year	(1,304,934)	(1,186,635)	(1,113,326)	(1,062,600)	(916,847)
Plus: Fair Value for Stock Awards Granted in the Covered Year	1,202,443	1,164,763	1,254,475	1,010,400	871,807
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(181,854)	(17,300)	178,336	(53,992)	(18,427)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(64,624)	(5,400)	50,237	(13,050)	(15,660)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	—	(435,292)	(76,773)	(24,250)	(29,099)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(13,154)	—	—	(51,584)	(271,074)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—	—
Compensation Actually Paid	$2,446,621	$3,047,526	$3,483,712	$2,635,989	$2,066,855

	2023 (Non-PEO NEOs)	2022 (Non-PEO NEOs)	2021 (Non-PEO NEOs)	2020 (Non-PEO NEOs)
SCT Total Compensation	$1,787,796	$2,063,465	$1,942,720	$1,342,327
Less: Stock Award Values Reported in SCT for the Covered Year	(750,256)	(658,486)	(646,352)	(541,701)
Plus: Fair Value for Stock Awards Granted in the Covered Year	714,299	748,477	750,699	642,035
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(108,362)	(9,615)	86,005	(30,364)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(46,695)	(24,189)	38,249	(57,226)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	—	(272,547)	(61,765)	(15,348)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(46,401)	—	(23,279)	—
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—
Compensation Actually Paid	$1,550,381	$1,847,105	$2,086,277	$1,339,723
(4)We use the S&P U.S. BMI Banks - Southeast Region Index as the peer group in the table, which is the same peer group that we use for purposes of the stock performance graph contained in our Annual Report on Form 10-K for the year ended December 31, 2023. The S&P U.S. BMI-Banks - Southeast Region Index, is a peer group of 52 regional bank holding companies, whose common stock is traded either on the New York Stock Exchange, NYSE Amex or NASDAQ, and which are headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

Most Important Financial Performance Measures. Listed below are the performance measures that our compensation committee views as the most important financial measures it used to link the compensation actually paid to our principal executive officer and other named executive officers for 2023 to Renasant’s performance. An explanation of why the compensation committee selected each of these performance measures may be found in the Compensation Discussion and Analysis section above under the heading “2023 Compensation Decisions.”

•Diluted earnings per share	•Efficiency ratio
•Return on average tangible common equity (non-GAAP)	•Return on average assets (PPNR) (non-GAAP)
•Total shareholder return

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2023 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2023. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 12 meetings during 2023.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements of the Company and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Jill V. Deer, Vice Chairman
Gary D. Butler	Donald Clark, Jr.
Connie L. Engel	Sean M. Suggs

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2024 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2023 and 2022 are as follows:

	2023	2022
Audit Fees(1)	$797,531	$780,537
Audit-related Fees(2)	85,000	36,413
Tax Fees	—	—
All Other Fees	—	—
Total	$882,531	$816,950
(1)Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.
(2)Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2023 and 2022, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The audit committee has delegated to its chairman the authority to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Attending the Annual Meeting
Any shareholder who wishes to attend the annual meeting can do so by joining us in person at Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. There will be no webcast or other virtual component to the annual meeting, and therefore you will not be able to attend the meeting over the internet. As a reminder, if you have voted by proxy you do not need to attend the 2024 Annual Meeting, although we welcome your attendance.
If you would like to attend the annual meeting in person and need driving directions, please contact Mark W. Jeanfreau, our Secretary, by e-mail to mark.jeanfreau@renasant.com or by phone at (662) 680-1445.
Record Date; Shares Outstanding
The board of directors fixed the close of business on Friday, February 16, 2024, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 16, 2024), our only outstanding class of voting securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 56,216,702 shares were outstanding, held by approximately 17,890 shareholders.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not the shareholder attends the annual meeting. You may vote by proxy:
•Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•Using a toll free telephone number, at (800) 690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting, but only if the shareholder is a record holder of our stock or obtains a broker representation letter from the bank, broker or other record holder of the shareholder’s stock. A shareholder must also bring proof of identity to the meeting.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. Shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:
•“FOR” the election of nominees Donald Clark, Jr., Albert J. Dale, III, Connie L. Engel and C. Mitchell Waycaster as Class 1 directors;
•“FOR” the approval of an amendment to Renasant Corporation’s Articles of Incorporation to phase out the classified structure of the board of directors and provide for the annual election of directors (the “Declassification Amendment”);
•“FOR” the approval of an amendment to the Renasant Corporation 2020 Long-Term Incentive Compensation Plan to increase the number of shares available for grant, award or issuance under the plan;
•“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and

•“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2024.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but none of the other proposals to be voted on at the annual meeting are considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
The required vote on each proposal to be voted on at the 2024 Annual Meeting is as follows:
•Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”
•The Declassification Amendment requires the affirmative vote of 80% of the outstanding shares of common stock of the Company entitled to vote (and not just the shares of common stock present in person or by proxy at the annual meeting). If you fail to vote or you respond with an “abstain” vote, your proxy will have the same effect as a vote against the approval of the Declassification Amendment.
•The affirmative vote of a majority of votes cast is required for the approval or ratification, as applicable, of the proposals to (1) approve the amendment to the Renasant Corporation 2020 Long-Term Incentive Compensation Plan to increase the number of shares available for grant, award or issuance under the plan, (2) approve, on a non-binding advisory basis, our 2023 executive compensation program and (3) ratify our appointment of HORNE LLP as our independent registered public accountants for 2024. If you fail to vote or respond with an “abstain” vote, your proxy will not count “for” or “against” the relevant proposal.
Shares Held by the Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 649,834 shares, or 1.16%, of our common stock. If an account in the Renasant 401(k) plan is invested in our common stock, the owner of the account votes these shares by providing instructions to the plan’s trustee, Renasant Bank, which acts as the proxy and votes the shares. If voting instructions are not timely furnished, the Bank votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy, and our solicitation of proxies may be conducted by telephone, mail, facsimile, via the internet or by overnight delivery service. We have engaged Okapi Partners, LLC (“Okapi”) and Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) to assist in our solicitation of proxies. We do not pay Broadridge additional compensation for its service. We will pay a $15,000 fee to Okapi for its solicitation efforts on our behalf, plus certain incidental fees that may be incurred as part of the solicitation, as well as a $30,000 success fee if all of our proposals receive a favorable vote of at least 90% of the votes cast by our shareholders at the annual meeting. Under our contract with Okapi, it has provided advice with respect to the proposals that shareholders will vote on at the 2024 Annual Meeting and our disclosures in this proxy statement; Okapi will also solicit institutional investors, banks and brokers on our behalf.
Our directors, officers and employees may also solicit proxies. Renasant bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. In addition to our payments to

Okapi, we reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:
•Provide written notice of revocation to our Secretary before the annual meeting;
•Provide a proxy dated later than your previous proxy either by telephone or on the internet;
•Deliver a signed proxy card dated later than your previous proxy; or
•Attend the annual meeting and vote at the meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.
Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Four Class 1 Directors
Class 1 Nominees. The board has nominated Donald Clark, Jr., Albert J. Dale, III, Connie L. Engel and C. Mitchell Waycaster for election as Class 1 directors. If our shareholders approve Proposal 2, the Declassification Amendment, by the requisite vote, the four Class 1 directors to be elected at our annual meeting will serve a one-year term, or until the 2025 annual meeting; if the shareholders do not approve the Declassification Amendment, the four Class 1 directors will serve a three-year term, or until the 2027 annual meeting. Biographical information about each nominee for election may be found in the Board Members and Compensation section under the heading “Members of the Board of Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote. Directors are elected by a plurality vote; the nominees for election as Class 1 directors who receive the highest number of votes cast, up to the number of directors to be elected, are elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DONALD CLARK, JR., ALBERT J. DALE, III, CONNIE L. ENGEL AND C. MITCHELL WAYCASTER AS CLASS 1 DIRECTORS TO THE BOARD OF DIRECTORS.
Proposal 2 - Approval of an Amendment to the Articles of Incorporation to Phase Out the Classified Structure of the Board of Directors and Provide for the Annual Election of Directors
General. The board of directors, following the recommendation of the nominating committee, has recommended that shareholders approve an amendment to the Company’s Articles of Incorporation to phase out the classified structure of the board and provide for the annual election of directors. The full text of the amendment, which we refer to as the “Declassification Amendment,” is attached as Appendix B to this proxy statement. Currently, the Articles of Incorporation provide that the board is divided into three classes, with classes being as equal in number as possible and members of each class of directors serving a three-year term (or until their successors are duly elected and qualified). The classification of the board results in staggered elections, with a different class of directors standing for election every third year. If the Declassification Proposal is approved and becomes effective, all of our directors will stand for election each year.
Considerations of the Nominating Committee and the Board. The board of directors and the nominating committee annually review the Company’s corporate governance policies and practices. In late 2023 and early 2024, the nominating committee considered the potential declassification of the board. It reviewed what it perceived to be the advantages and disadvantages of a classified board structure, the views of our shareholders, corporate governance commentators and others with respect to classified board structures, and the practices among financial institutions that the Company views as its peers.
A classified board of directors can promote continuity and enhance the stability of the board, encouraging a long-term perspective on the part of directors. A classified board structure has also historically been viewed as a protection against non-negotiated acquisition efforts by special interest groups that may not necessarily be acting to promote the long-term best interests of all of Renasant’s shareholders. While the nominating committee continued to appreciate these advantages, it also determined that affording the Company’s shareholders the opportunity to express annually their satisfaction or dissatisfaction with the performance of the board will generate additional accountability from the board to our shareholders, which in turn is likely to promote stronger corporate governance. The committee also recognized that a classified board structure is no longer generally considered a best practice, and few of the Company’s peer financial institutions still maintain a classified board. A number of the shareholders we met with in 2023 as part of our shareholder engagement efforts, as described in more detail in the CD&A, expressed concerns that our classified board structure did not reflect best practices in corporate governance.
Based on this review and its conclusions, the nominating committee determined that the annual elections of directors is in the best interests of the Company and our shareholders and, accordingly, recommended that the board approve the Declassification Amendment. At its January 2024 meeting, after reviewing the considerations of the nominating committee and such other factors as it deemed relevant, the board unanimously approved the Declassification Amendment, directed that the Declassification Amendment be submitted to a vote of the shareholders at the 2024 Annual Meeting and resolved to recommend that the shareholders approve the Declassification Amendment at the 2024 Annual Meeting.
Implementation of the Declassification Amendment. If shareholders approve the Declassification Amendment, the elimination of the classified structure of the board will be phased in beginning with the 2024 Annual Meeting, but no director’s term in office will be shortened. Instead, the annual election of directors will be phased in over three years. Directors whose terms expire at the 2024 Annual Meeting and who are standing for election at such meeting will be elected for a one-year term (if our shareholders do not approve the Declassification Amendment, then these directors will be elected for a three-year term). At the 2025 Annual Meeting of Shareholders, these directors and those directors whose terms expire at such annual meeting and who are standing for election at such meeting (as well as any other nominee for election as a director at such meeting) will be elected for a one-year term. Finally, at the 2026 Annual Meeting of Shareholders, all of our director nominees will stand for election for a one-year term. Accordingly, the board will be fully declassified (with all board members standing for annual elections) commencing with the 2026 Annual Meeting of Shareholders.
The table below summarizes the implementation of the declassification of the board pursuant to the proposed Declassification Amendment:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2024 - Class 1 Directors	One Year	2025
2025 - Class 1 and Class 2 Directors	One Year	2026
2026 - Class 1, Class 2 and Class 3 Directors	One Year	2027
The foregoing summary of the Declassification Amendment is qualified in its entirety by reference to the text of the amendment, a copy of which is attached as Appendix B to this proxy statement. You are urged to read the proposed amendment in its entirety.
The Declassification Amendment will not change the present number of directors or the board’s authority to change that number or to fill any vacancies or newly created directorships. If a vacancy occurs prior to the board being fully declassified, the new board member will be appointed to fill the remaining portion of the term of the individual who has departed the board.
If the Declassification Amendment is approved by the shareholders at the 2024 Annual Meeting, the Company will file articles of amendment reflecting such approval with the Mississippi Secretary of State promptly after the meeting, and the Declassification Amendment will become effective upon filing. If the Declassification Amendment is not approved by the requisite vote of our shareholders, it will not become effective, the Class 1 directors elected at the 2024 Annual Meeting will be elected to a three-year term, and the board will remain divided into three classes, with directors in each class serving staggered three-year terms and the term of office of directors of one class expiring at each annual meeting.
Required Vote. The Declassification Amendment requires the affirmative vote of 80% of the outstanding shares of common stock of the Company entitled to vote (and not just the shares of common stock present in person or by proxy at the annual meeting). If you fail to vote or you respond with an “abstain” vote, your proxy will have the same effect as a vote against approval of the Declassification Amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO PHASE OUT THE CLASSIFIED STRUCTURE OF THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.
Proposal 3 – Amendment of 2020 Long-Term Incentive Compensation Plan to Increase Available Shares
The Renasant Corporation 2020 Long-Term Incentive Compensation Plan, or the “LTIP,” was adopted by our board of directors on February 10, 2020, and approved by our shareholders at the 2020 annual meeting. An aggregate of 1,800,000 shares of common stock was initially reserved for grant, award, or issuance under the plan; after making our customary awards for the 2024 fiscal year, an aggregate of 387,469 shares remain as of February 16, 2024. The LTIP is one of the primary vehicles we use for at-risk or performance-based compensation under our executive compensation program. An increase in the number of reserved shares is necessary to continue this aspect of our executive compensation program. More information about the role of the LTIP in our executive compensation program may be found in the CD&A.
On February 26, 2024, the board of directors of the Company approved an amendment to the LTIP to increase the number of shares that may be issued under the LTIP by 915,000 shares of common stock, subject to shareholder approval. You are being asked to approve the amendment to increase the number of shares of our common stock reserved for issuance thereunder by an additional 915,000 shares. If the proposal is approved, a total of 1,302,469 shares would be available for future issuance under the plan on April 23, 2024, the date of the annual meeting, which we refer to herein as the “Amendment Effective Date.” If the amendment is not approved, no further grants and awards will be made under the LTIP after the exhaustion of the remaining

387,469 shares of our common stock (plus any shares that become available following the cancellation or forfeiture of grants and awards or that are tendered to pay the exercise price of an option or to pay taxes).
Outstanding Awards
The information below summarizes, as of February 16, 2024, the equity awards that are outstanding under the LTIP. No options are currently outstanding.
Restricted Stock
•Number of shares of non-vested restricted stock: 1,154,468 (of which 260,712 are subject to the attainment of performance measures)
•Weighted average remaining vesting period: 2.19 years
Shares Remaining Available under LTIP: 387,469
All outstanding awards made by the compensation committee have been made under the LTIP. There were no options, warrants or rights outstanding under plans approved by our shareholders and plans or arrangements that were not approved by our shareholders, as of the date of this proxy statement. Our equity compensation plans and arrangements are:
•Shareholder-Approved Plans: The only shareholder-approved equity compensation plan under which awards are outstanding is the LTIP, as described in this section.
•Non-Shareholder Approved Plans and Arrangements: The only equity compensation plan or arrangement currently in force that was not approved by our shareholders is our DSU Plan. An aggregate of 132,246 shares of Company common stock are reserved for issuance; as of the date of this proxy statement, units representing an aggregate of 335,254 shares of common stock have been allocated to accounts, some of which has been distributed in the form of common stock. From time to time, the Company without shareholder approval enters into employment agreements which may include commitments by the Company to make awards of equity under the Company’s long-term incentive compensation plans, either stated in terms of a fixed number of shares or a percentage of the employee’s base compensation.

	Equity Compensation Plan Information (at December 31, 2023)
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	—	—	690,598
Equity compensation plans not approved by security holders	—	—	132,246
Total	—	—	822,844
(1)Does not take into account units allocated under the DSU plan.
Plan Governance
The LTIP includes a number of provisions that are intended to advance our executive compensation program, by addressing the delivery of shareholder value:
•No Repricing - The LTIP does not permit the repricing of stock options.
•No Discounts - Options must be granted with an exercise price not less than the market value of our common stock on the grant date.
•No “Evergreen” Provisions - The LTIP reserves a specific number of shares of common stock and does not provide for an increase in the number of shares reserved, absent the approval of our shareholders

•No Transfer - Outstanding grants and awards may not be transferred, pledged or mortgaged.
•Clawback - In the event we are required to restate our financial statements or other financial results, the compensation committee possesses the authority to reduce, forfeit, or recover the portion of any grant or award made under the plan, whether or not then vested, that would have been smaller under the restated results.
Description of the 2020 Long-Term Incentive Compensation Plan
The following is a description of the material terms of the existing LTIP, including the amendment thereto to increase the number of shares. The description is qualified in its entirety by reference to the terms of the LTIP and the amendment thereto, copies of which are attached to this proxy as Appendix C.
Purpose. One of the objectives of the executive compensation program is to provide compensation opportunities that are structured to deliver shareholder value. We use the LTIP to address this objective by making grants and awards of equity compensation, the amount of which is ordinarily contingent on the satisfaction of performance measures.
Administration. The LTIP is administered by the compensation committee, unless our full board of directors acts instead of the committee. Under the terms of the LTIP, the committee possesses the discretion to:
•Designate the officers and employees who will receive grants and awards;
•Make individual grants and awards and determine their specific terms and conditions, which are set forth in individual agreements;
•Construe and interpret the terms of the plan and related forms and documents and resolve disputes arising under the plan;
•Delegate to the officers and employees of the Company the power to take administrative and other ministerial actions with respect to the plan; and
•Take any other actions or make any other determinations it deems necessary or appropriate to administer the plan.
Participation. Officers and employees of the Company and the Bank and non-employee members of the board of directors of the Company are eligible to receive grants and awards under the LTIP, when designated by the compensation committee whether individually or by title or class. As of the date of this proxy statement there are 15 members of the Company and Bank’s boards of directors, and we, the Bank and our other affiliates, employ approximately 2,300 officers and employees. Based on current practice, we anticipate that approximately 230 officers and employees will receive grants and awards.
Types of Grants and Awards. As described above in the CD&A, the committee primarily uses the LTIP to make restricted stock awards that are subject to the attainment of performance measures or that serve as a retention device. Although the committee has no present intent to change its practices, the LTIP permits the following types of grants and awards:
•Stock Options - An option is the right to purchase a fixed number of shares of our common stock at a designated exercise price, which the LTIP prohibits from being less than the market value of our common stock on the grant date. The maximum term of an option cannot exceed ten years. Options are exercisable in accordance with terms imposed by the compensation committee at the time of grant, which may include time-based vesting, the attainment of performance measures or both. The exercise price of an option may be paid in cash, by tendering shares of our common stock previously acquired, making a broker-assisted cashless exercise or by “netting,” under which the Company withholds or “nets” from common stock otherwise deliverable on exercise shares having a fair market value equal to the exercise price. The compensation committee may grant up to 400,000 options in the form of incentive stock options, or “ISOs,” which comply with the requirements of Section 422(b) of the Internal Revenue Code.
•Restricted Stock - Restricted stock is common stock issued at the time of award but subject to restrictions for a designated period. The restrictions commonly prohibit sale, pledge, mortgage or other disposition during the designated period. In addition to requiring the performance of services during the period (“time-based” restricted stock), vesting may be subject to the attainment of performance measures.
Participants are not required to pay us any consideration for the grant or award itself of stock options or restricted stock.
Individual Limits on Grants and Awards. The maximum number of options that may be granted to an individual during any calendar year cannot exceed 150,000 options. The maximum number of shares of restricted stock that may be awarded to an individual during any calendar year cannot exceed 75,000 shares.

Changes in Capitalization. In the event of a merger, consolidation or reorganization of the Company with an unrelated entity, the number and type of shares subject to the LTIP will be replaced by the number and kind of stock or other equity securities the holders of our common stock receive in the transaction. If the number of shares of the Company’s common stock is changed by a stock split, reverse stock split, recapitalization or similar transaction for which the Company does not receive consideration, the number of shares available for grant or award under the LTIP will be proportionately adjusted to prevent dilution or enlargement. In the circumstances described above, the compensation committee may adjust the terms of an individual grant or award to prevent its dilution or enlargement.
Share Counting. The number of shares reserved for issuance under the LTIP is reduced when an option is granted or restricted stock is awarded or shares of common stock are otherwise issued. The number of shares available for future issuance may increase in connection with the cancellation or forfeiture of grants and awards and by shares of common stock tendered to pay the exercise price of an option or to pay taxes.
Performance Measures. Grants and awards made under the LTIP may be made subject to performance measures designated by the compensation committee from the list included in the plan, which includes the following performance measures, among others:
•Renasant’s earnings per share, whether or not calculated on a fully diluted basis;
•Earnings before interest, taxes, or other adjustments;
•Renasant’s return on equity, return on investment, return on invested capital, or return on assets;
•Total shareholder return or other measures based on the appreciation in the price of Renasant’s common stock;
•Efficiency ratio or other measures comparing all or certain expenses of the Company or the Bank, as the case may be, to revenue;
•Return on average tangible equity or tangible assets; and
•Credit quality, net charge-offs, the ratio of nonperforming assets to total assets or loan loss allowance as a percentage of nonperforming assets, or growth in loans or deposits or change in capital ratios
Performance measures may be stated in terms of absolute or relative performance, including performance compared to a designated peer group or index or such other comparators as the compensation committee may designate. Performance measures may apply to a group of employees or a single employee. The committee may adjust the outcomes of any performance objective to, among other things, address items that are considered extraordinary or unusual in nature or infrequently recurring items, changes in accounting principles or tax laws; and reflect acquisitions or divestitures and the impact of other corporate transactions.
More information about the performance measures included in the LTIP and their use by the compensation committee may be found in the CD&A.
Change in Control Provisions. Unless the compensation committee otherwise provides in an individual agreement, if a change in control (as defined in the LTIP) occurs, outstanding options vest and remain exercisable until they would otherwise expire in accordance with their terms. Any performance measures will be deemed achieved at target levels, while service periods will not be impacted.
Amendment and Termination. Unless earlier terminated, no awards may be made after the ten-year anniversary of the LTIP’s adoption by shareholders, which will occur in April 2030. Pending its termination, the board of directors may amend, modify or suspend the LTIP, in its discretion, except that shareholder approval of any amendment or modification must be obtained if required under applicable law or stock exchange rules. The compensation committee may amend the terms of any agreement evidencing an individual grant or award, in its discretion, except that consent is required if the amendment materially impairs the grant or award.
Determination of the Number of Shares Available for Awards under the LTIP
If this Proposal 3 is approved by our shareholders, the maximum aggregate number of shares that may be issued under the LTIP will be 2,715,000. In addition, any shares that remained available for awards under the LTIP as of the Amendment Effective Date and any shares subject to outstanding grants and awards under the LTIP as of the Amendment Effective Date that are forfeited or canceled or that expire, in each case, without having been exercised or vested, on or after the Amendment Effective Date may be issued with respect to awards under the LTIP.

In determining the increase in the number of shares available for issuance under the LTIP, the board of directors considered a number of factors, including our past share usage (referred to as “burn rate”), the number of shares projected to be needed for future awards, a dilution analysis, and the current and future accounting expenses associated with our equity award practices. As of February 16, 2024, 387,469 shares remain available for awards under the LTIP, and the board took such shares into account in approving the amendment to increase the number of shares that may be issued by 915,000 shares, subject to shareholder approval.
Dilution Analysis
As of February 16, 2024, Renasant has 56,216,702 shares of common stock outstanding. Proposal 3 is a request for a total of 915,000 new shares to be added under the amendment on the Amendment Effective Date. The table below shows our potential dilution levels based on common shares outstanding as of February 16, 2024, our new share request and our total equity awards outstanding as of February 16, 2024. The board of directors believes that the increased number of shares that may be issued under the LTIP if shareholders approve Proposal 3 represents a reasonable amount of potential equity dilution and will allow Renasant to continue granting equity awards in a manner that remains competitive with our peers and consistent with Renasant’s past practices. Equity awards are an important component of Renasant’s equity-based compensation program.

Potential Overhang with 915,000 Additional Shares
Shares
Total Equity Awards Outstanding under the LTIP as of February 16, 2024(1)	1,154,468
Shares Available for Grant under the LTIP as of February 16, 2024(2)	387,469
Additional Shares Requested under the Amendment	915,000
Total Shares Requested under the LTIP and Potential Overhang under the LTIP(3)	2,456,937
Shares of Common Stock Outstanding as of February 16, 2024	56,216,702
Fully Diluted Shares(4)	58,673,639
Potential Dilution of 915,000 Additional Shares a Percentage of Fully Diluted Shares	1.56%
(1)    “Total Equity Awards” represents 893,756 shares subject to time-based restricted stock awards and 260,712 shares subject to performance-based awards (assuming target performance is achieved) as of February 16, 2024.
(2)    Assumes outstanding performance-based restricted stock awards will be settled based on achievement of target performance levels.
(3)    “Total Potential Overhang” reflects the sum of (1) shares subject to outstanding equity awards under the LTIP as of February 16, 2024, (2) shares available for grant under the LTIP as of February 16, 2024, and (3) total shares requested under the amendment to the LTIP.
(4)    “Fully Diluted Shares” reflects the sum of (1) the total number of shares outstanding as of February 16, 2024, (2) the number of shares subject to outstanding equity awards under the LTIP as of February 16, 2024, (3) the number of shares available for grant under the LTIP as of February 16, 2024, and (4) the number of additional shares requested under the amendment.
Based on our historic and projected future usage patterns, the board of directors estimates that the shares requested under the LTIP if the amendment is approved by the shareholders will be sufficient to provide awards under the LTIP for approximately 3.36 years. Share reserves could be used more quickly or more slowly depending on increases or decreases in the price of our common stock, award amounts, hiring activity, and promotions during the next few years.
Burn Rate
The table below sets forth the following information regarding the awards granted under the LTIP: (1) the burn rate for each of the last three calendar years, and (2) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:
1. all time-based restricted stock awards granted in the applicable year, and all performance-based restricted stock awards (assuming target performance) granted in the applicable year, divided by
2. the weighted average number of shares outstanding for the applicable year.

Burn Rate
Element	2023	2022	2021	3-year avg.
Time-Based Restricted Stock Awards Granted	336,118	324,633	253,733	304,828
Performance-Based Restricted Stock Awards Granted(1)	90,067	81,308	78,230	83,202
Total Granted	426,185	405,941	331,963	388,030
Weighted Average Shares of Common Stock Outstanding as of applicable fiscal year-end	56,099,689	55,904,579	56,114,666	56,039,645
Unadjusted Burn Rate (%)	0.76%	0.73%	0.59%	0.69%
(1)    Assumes achievement of target performance.
The burn rate means that Renasant used an annual average of 0.69% of the weighted average shares outstanding for awards granted or earned over the past three years.
Federal Income Taxes
THE FOLLOWING IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF GRANTS AND AWARDS UNDER THE LTIP; IT DOES NOT ADDRESS ANY OTHER U.S. FEDERAL TAX LAWS (SUCH AS ESTATE OR GIFT TAX LAWS) OR LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION. THE SUMMARY IS BASED UPON AUTHORITY IN EFFECT AS OF THE DATE OF THIS PROXY STATEMENT, WHICH IS SUBJECT TO CHANGE OR DIFFERENT INTERPRETATION, POSSIBLY WITH RETROACTIVE EFFECT, WHICH COULD ALTER THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED BELOW. THIS SUMMARY IS GENERAL IN NATURE AND SHOULD NOT BE RELIED UPON AS A COMPREHENSIVE DISCUSSION OF THE TAXATION OF GRANTS OR AWARDS.
Tax Consequences of Options (Other Than ISOs). No income is recognized by the holder of an option at the time of grant, where the option does not have a readily ascertainable fair market value at the time of grant. When such an option is exercised, the holder recognizes ordinary income in an amount equal to the difference between the fair market value of our common stock on the date of exercise and the exercise price. The sale of common stock acquired on the exercise of such an option results in long-term or short-term capital gain depending upon whether the sale of common stock occurs more than one year following the date of exercise.
Tax Consequences of ISOs. No income is recognized by the holder of an ISO at the time of grant. When an ISO is exercised by a qualifying employee, no income is recognized by the holder, except that the difference between the fair market value of our common stock on the exercise date and the exercise price is a preference item for the purposes of the alternative minimum tax (which may result in additional income tax to the holder). When a holder sells common stock acquired on the exercise of an ISO, gain or loss will be treated as capital gain or loss, provided the sale occurs more than two years after the grant date and one year after the option exercise date. If the holding periods are not satisfied, the difference between the exercise price and the fair market value of the shares on the date of sale is treated as ordinary income.
Tax Consequences of Restricted Stock. No income is recognized when shares of restricted stock are awarded. When the shares vest and become transferable, a holder recognizes ordinary income in an amount equal to the fair market value of the shares. A holder may elect under Section 83(b) of the Internal Revenue Code to accelerate the taxation of the shares. If this election is timely made, a holder will recognize ordinary income in an amount equal to the fair market value of the shares on the date of award. Any subsequent gain or loss realized on the sale of the stock will be short-term or long-term capital gain or loss depending upon whether the holding period of the stock is greater than one year at the time of such sale.
Tax Consequences to the Company. When a holder recognizes ordinary income with respect to an option or restricted stock, we are entitled to a corresponding deduction, except that we are only entitled to a deduction with respect to ISOs if the applicable holding periods are not satisfied by the holder.
Required Vote.
The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the proposal to increase the number of shares available under the LTIP. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE 2020 LONG-TERM INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT, AWARD OR ISSUANCE UNDER THE PLAN.
Proposal 4 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking non-binding advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2023, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives with those of our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The specific decisions made by our compensation committee for 2023 are summarized in detail in the Compensation Discussion and Analysis section above and the compensation tables and related disclosures that appear in the Compensation Tables section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the above resolution. As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 5 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2024
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2024. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2024. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our and our shareholders’ best interests.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2024.
Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of February 27, 2024, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of February 27, 2024, which was 56,216,702 shares.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	8,203,505(1)	14.59%
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,416,896(2)	11.41%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	3,913,034(3)	6.96%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	3,282,940(4)	5.84%
(1)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 16) filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2023. Of the 8,203,505 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 8,097,252 shares, no shared voting power, and sole dispositive power with respect to all of the shares. BlackRock’s Schedule 13G discloses that iShares Core S&P Small Cap ETF owns more than 5% of our common stock, and BlackRock Fund Advisors beneficially owns 5% or more of our common stock.
(2)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 13, 2024 by Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2023. Of the 6,416,896 shares covered by the Schedule 13G, Vanguard has no sole voting power over the shares, shared voting power with respect to 49,095 shares, sole dispositive power with respect to 6,306,943 shares and shared dispositive power with respect to 109,953 shares. According to Vanguard’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(3)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 14) filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2023. Of the 3,913,034 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 3,857,413 shares, no shared voting power and sole dispositive power over all of the shares. Dimensional is a registered investment advisor that, directly or indirectly, furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.
(4)The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on February 7, 2024 by Victory Capital Management Inc. (“Victory”) reporting beneficial ownership as of December 31, 2023. Of the 3,282,940 shares covered by the Schedule 13G, Victory has sole voting power over 3,266,105 shares, no shared voting power, and sole dispositive power with respect to all of the shares. According to Victory’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers
The following table includes information about the common stock owned beneficially (determined in accordance with Rule 13d-3 under the Exchange Act) by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of February 27, 2024. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on the shares of our common stock outstanding as of February 27, 2024 plus, as to each director and executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of such date.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	7,777		—	—		7,777	*
Donald Clark, Jr.	13,823		—	18,197	(2)	32,020	*
John M. Creekmore	24,701		—	—		24,701	*
Albert J. Dale, III	34,727		—	203	(3)	34,930	*
Jill V. Deer	18,004		—	—		18,004	*
Connie L. Engel	8,925		—	—		8,925	*
Rose J. Flenorl	2,360		—	—		2,360	*
John T. Foy	34,793		—	—		34,793	*
Richard L. Heyer, Jr.	44,805		—	—		44,805	*
Neal A. Holland, Jr.	71,002	(4)	—	162,847	(4)	233,849	*
Sean M. Suggs	8,929		—	—		8,929	*
Named Executive Officers:
E. Robinson McGraw	286,825	(5)	—	—		286,825	*
C. Mitchell Waycaster	243,866	(6)	—	—		243,866	*
James C. Mabry IV	111,479	(7)	—	—		111,479	*
Kevin D. Chapman	159,171	(8)	—	—		159,171	*
Curtis J. Perry	84,777	(9)	—	—		84,777	*
All directors, nominees and executive officers as a group (21 persons total)	1,405,735		—	181,547		1,587,282	2.82%
* Less than 1% of the outstanding common stock.
(1)For each non-employee director, direct ownership includes 2,360 shares representing an award of time-based restricted stock under the LTIP that will vest as of the 2024 Annual Meeting. Each director possesses voting and dividend rights with respect to these shares.
(2)Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark’s spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.
(3)These shares are held by Mr. Dale’s grandchildren.
(4)Of the shares listed as directly and indirectly owned, 106,893 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.
(5)Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes 61,334 shares representing awards of time-based restricted stock under our LTIP and 11,662 shares representing target awards of performance-based restricted stock under our LTIP.
(6)Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 18,038 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 67,767 shares representing awards of time-based restricted stock under our LTIP and 67,767 shares representing target awards of performance-based restricted stock under our LTIP.

(7)Direct ownership includes 42,816 shares representing awards of time-based restricted stock under our LTIP and 29,901 shares representing target awards of performance-based restricted stock under our LTIP.
(8)Of the shares listed as directly owned, 9,661 shares are pledged as collateral for a loan. Direct ownership includes an aggregate of 6,480 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 40,113 shares representing awards of time-based restricted stock under our LTIP and 40,113 shares representing target awards of performance-based restricted stock under our LTIP.
(9)Direct ownership includes 28,886 shares representing awards of time-based restricted stock under our LTIP and 27,011 shares representing target awards of performance-based restricted stock under our LTIP.
The performance-based restricted stock awards under our LTIP described in notes 5-9 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the time-based restricted stock awards described in note 1 for the directors and notes 5-9 for the executives.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with our stock ownership guidelines. The following table presents the stock units under the DSU Plan allocated to each director and executive who participated in the plan as of January 1, 2024, the most recent allocation date:

Stock Units Allocated under the DSU Plan
Directors:
John M. Creekmore	4,408
Albert J. Dale, III	4,540
Jill V. Deer	7,217
Connie L. Engel	551
John T. Foy	9,133
Richard L. Heyer, Jr.	10,424
Neal A. Holland, Jr.	3,836
Sean M. Suggs	8,588
Named Executive Officers:
E. Robinson McGraw	9,567
Curtis J. Perry	1,360
C. Mitchell Waycaster	141
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and person who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of our securities and changes in their ownership on Forms 3, 4 and5. In 2023, our directors, executive officers and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that, for Kelly W. Hutcheson, one Form 4 covering the grant of a restricted stock award during the first quarter of 2023 was filed late.
In making the foregoing determination, we have relied solely upon a review of Forms 3 and 4 and amendments thereto filed electronically with the SEC in 2023 and Forms 5 and amendments thereto filed electronically with the SEC with respect to 2023 and any written representations we received from reporting persons that no Form 5 filing was required.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023. Requests should be mailed to John S. Oxford, Senior Vice President and Chief Marketing Officer, 204 S. Broadway, Tupelo, Mississippi 38804. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

Appendix A – Non-GAAP Financial Measures
Adjusted diluted earnings per share (also referred to as “core EPS”), return on average tangible shareholders’ equity (also referred to as “return on average tangible common equity”) and return on average tangible assets (as to each, including calculated on an as-adjusted basis and on a pre-provision net revenue basis) and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets, certain gains or charges with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof and, with respect to the calculation of return on average tangible shareholders’ equity and return on average tangible assets on a pre-provision net revenue basis, the provision for credit losses and income tax expense. For 2023, these gains and charges include gains on extinguishment of debt, gains on the sale of our mortgage servicing rights and the losses on security sales (including impairments). For prior years, these charges and gains include, in addition to some of the 2023 charges, restructuring charges, merger and conversion-related expenses, the initial provision expense in connection with our 2022 acquisitions, our voluntary reimbursement of certain re-presentment NSF fees, COVID-19 related expenses, asset valuation adjustments, debt prepayment penalties, expenses associated with strategic hiring and swap termination gains/charges. With respect to COVID-19 related expenses in particular, management added these expenses as a charge to exclude when calculating non-GAAP financial measures because the expenses included within this line item are readily quantifiable and possess the same characteristics with respect to management’s inability to accurately predict the timing or amount thereof as the other charges excluded when calculating non-GAAP financial measures.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because, in the case of exclusions related to intangible assets, these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible, pre-provision net revenue and gains/charges such as gains on extinguishment of debt, gains on the sale of our mortgage servicing rights and the losses on security sales (including impairments), among others, can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. In addition, our compensation committee may use one or more of these non-GAAP financial measures to determine performance-based payouts under our PBRP and LTIP when the use of the non-GAAP measures more closely aligns with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. None of the non-GAAP financial information below is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. You should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to similarly titled measures presented by other companies or the same as non-GAAP financial measures we have provided for other purposes, such as our quarterly earnings releases. There may be limits in the usefulness of these measures, and we encourage readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2023	2022	2021	2020	2019
Net income (GAAP)	$144,758	$166,068	$175,892	$83,651	$167,596
Income taxes	32,429	45,240	46,935	19,840	48,091
Provision for (recovery of) credit losses (including unfunded commitments)	15,593	23,871	(2,168)	96,050	7,050
Pre-provision net revenue (non-GAAP)	$192,780	$235,179	$220,659	$199,541	$222,737

Net income (GAAP)	$144,678	$166,068	$175,892	$83,651	$167,596
Amortization of intangibles	5,380	5,122	6,042	7,121	8,105
Tax effect on adjustment	(1,012)	(1,119)	(1,354)	(1,382)	(1,808)
Tangible net income (non-GAAP)	$149,046	$170,071	$180,580	$89,390	$173,893

Net income (GAAP)	$144,678	$166,068	$175,892	$83,651	$167,596
COVID-19 related expenses	—	—	1,511	10,343	—
Restructuring charges	—	732	368	7,365	—
MSR valuation adjustment	—	—	(13,561)	11,726	1,836
Debt prepayment penalties	—	—	6,123	121	54
Gain on extinguishment of debt	(620)	—	—	—	—
Expense associated with strategic hiring efforts	—	—	—	—	9,196
Merger and conversion related expenses	—	1,787	—	—	279
Gain on sale of MSR	(547)	(2,960)	—	—	—
Swap termination (gains) charges	—	—	(4,676)	2,040	—
Losses on sale of securities	41,790	—	—	—	—
Initial provision for acquisitions	—	2,820	—	—	—
Voluntary reimbursement of certain re-presentment NSF fees	—	1,255	—	—	—
Tax effect on adjustments noted above	(7,644)	(816)	2,294	(6,131)	(2,534)
Adjusted net income (non-GAAP)	$177,657	$168,886	$167,951	$109,115	$176,427

Average shareholders’ equity (GAAP)	$2,224,507	$2,184,603	$2,209,409	$2,114,590	$2,107,832
Average intangibles	1,012,239	967,018	966,733	973,287	976,065
Average tangible shareholders’ equity (non-GAAP)	$1,212,268	$1,217,585	$1,242,676	$1,141,303	$1,131,767

Average total assets (GAAP)	$17,231,856	$16,637,852	$15,905,986	$14,503,449	$12,875,986
Average intangibles	1,012,239	967,018	966,733	973,287	976,065
Average tangible assets (non-GAAP)	$16,219,617	$15,670,834	$14,939,253	$13,530,162	$11,899,921

Average common shares outstanding - diluted	56,448,163	56,214,230	56,424,484	56,468,165	58,226,686

Diluted Earnings per Share
Diluted EPS (GAAP)	$2.56	$2.95	$3.12	$1.48	$2.88
Effect of exclusions from net income	0.59	0.05	-0.14	0.45	0.15
Adjusted diluted EPS (Non-GAAP)	$3.15	$3.00	$2.98	$1.93	$3.03

Adjusted Return on Average Equity
Return on (average) shareholders’ equity (GAAP)	6.50%	7.60%	7.96%	3.96%	7.95%
Effect of adjustment for intangible assets	5.79%	6.37%	6.57%	3.87%	7.41%
Return on average tangible shareholders’ equity (non-GAAP)	12.29%	13.97%	14.53%	7.83%	15.36%

Return on (average) shareholders' equity (GAAP)	6.50%	7.60%	7.96%	3.96%	7.95%
Effect of exclusions from net income	1.49%	0.13%	(0.36)%	1.20%	0.42%
Adjusted return on (average) shareholders’ equity (non-GAAP)	7.99%	7.73%	7.60%	5.16%	8.37%

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2023	2022	2021	2020	2019
Effect of adjustment for intangible assets	7.03%	6.47%	6.29%	4.90%	7.78%
Adjusted return on average tangible shareholders’ equity (non-GAAP)	15.02%	14.20%	13.89%	10.06%	16.15%

Return on Average Tangible Common Equity - PPNR
Return on (average) shareholders’ equity (GAAP)	6.50%	7.60%	7.96%	3.96%	7.95%
Effect of adjustment for intangible assets	5.79%	6.37%	6.57%	3.87%	7.41%
Effect of adjustment for income taxes and provision for credit losses	3.61%	5.35%	3.23%	9.65%	4.32%
Return on average tangible common equity - PPNR (non-GAAP)	15.90%	19.32%	17.76%	17.48%	19.68%

Return on Average Assets
Return on (average) assets (GAAP)	0.84%	1.00%	1.11%	0.58%	1.30%
Effect of adjustment for intangible assets	0.08%	0.09%	0.10%	0.08%	0.16%
Return on average tangible assets (non-GAAP)	0.92%	1.09%	1.21%	0.66%	1.46%

Return on (average) assets (GAAP)	0.84%	1.00%	1.11%	0.58%	1.30%
Effect of exclusions from net income	0.19%	0.02%	(0.05)%	0.17%	0.07%
Adjusted return on (average) assets (non-GAAP)	1.03%	1.02%	1.06%	0.75%	1.37%
Effect of adjustment for intangible assets	0.09%	0.08%	0.10%	0.10%	0.17%
Adjusted return on average tangible assets (non-GAAP)	1.12%	1.10%	1.16%	0.85%	1.54%

Return on Average Tangible Assets - PPNR
Return on (average) assets (GAAP)	0.84%	1.00%	1.11%	0.58%	1.30%
Effect of adjustment for intangible assets	0.08%	0.09%	0.10%	0.08%	0.16%
Effect of adjustment for income taxes and provision for credit losses	0.27%	0.41%	0.27%	0.81%	0.41%
Return on average tangible assets - PPNR (non-GAAP)	1.19%	1.50%	1.48%	1.47%	1.87%

Adjusted Efficiency Ratio
Net interest income (FTE) (GAAP)	530,340	489,704	430,720	433,682	449,986

Total noninterest income (GAAP)	113,075	149,253	226,984	235,532	153,254
Effect of exclusions from noninterest income	(40,623)	2,960	20,407	(11,680)	(1,488)
Total adjusted noninterest income (non-GAAP)	153,698	146,293	206,577	247,212	154,742

Total noninterest expense (GAAP)	439,622	395,372	429,826	471,988	374,174
Effect of exclusions from noninterest expense	5,380	8,896	13,544	36,190	8,438
Adjusted total noninterest expense (non-GAAP)	434,242	386,476	416,282	435,798	365,736

Efficiency ratio (GAAP)	68.33%	61.88%	65.35%	70.53%	62.03%
Adjusted efficiency ratio (non-GAAP)	63.48%	60.77%	65.32%	64.00%	60.48%

Appendix B - Amendment to Renasant Corporation Articles of Incorporation
ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
RENASANT CORPORATION
Pursuant to the provisions of Section 79-4-10.06 of the Mississippi Business Corporation Act Renasant Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation, as amended (as previously amended, the “Articles of Incorporation”):
ONE: The name of the corporation is Renasant Corporation.
TWO: The following amendment of the Articles of Incorporation (the “Amendment”) was approved by the shareholders of Renasant Corporation on April 23, 2024:
(1) RESOLVED, that Article Ninth of the Articles of Incorporation of Renasant Corporation is hereby amended and restated, in its entirety, to read as follows:
NINTH: The number of directors of the corporation for each ensuing year shall be fixed by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the corporation, except that the minimum number of directors shall be fixed at not less than (7) and the maximum number of directors shall be fixed at not more than twenty (20). Prior to the 2024 annual meeting of shareholders, the directors, other than those who may be elected by the holders of shares of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock pursuant to the terms of Article Fourth hereof or any resolution or resolutions providing for the establishment of such class or series of stock adopted by the Board of Directors, shall be and are divided into three classes, with each class as nearly equal in number as possible. Each director elected prior to the 2024 annual meeting of shareholders shall serve for the full term to which such director was elected. At the 2024 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2025 annual meeting of shareholders; at the 2025 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2026 annual meeting of shareholders; and at the 2026 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected for terms of office expiring at the next annual meeting of shareholders and until a successor is elected and qualified or until the director’s prior death, resignation or removal. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, (i) at each annual meeting of shareholders beginning in 2024, successors to the directors whose terms expire at that meeting shall each be elected for a one-year term, and (ii) prior to the 2026 annual meeting of shareholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as may be possible to one-third (1/3) of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
THREE: The Amendment was duly approved by the shareholders in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation.
Executed by the undersigned Chief Executive Officer of Renasant Corporation on this ___ day of April, 2024, at Tupelo, Mississippi.

Name: C. Mitchell Waycaster
Title: Chief Executive Officer

B-1

Appendix C - Renasant Corporation 2020 Long-Term Incentive Compensation Plan

RENASANT CORPORATION

2020 LONG-TERM INCENTIVE COMPENSATION PLAN

RENASANT CORPORATION
2020 LONG TERM INCENTIVE COMPENSATION PLAN

Settlement...................................................................................................................................	C-15
Early Separation From Service....................................................................................................	C-15
PERFORMANCE OBJECTIVES.....................................................................................................	C-15
Determination of Performance Objectives and Performance Cycle............................................	C-15
Performance Objectives..............................................................................................................	C-15
Satisfaction of Performance Objectives.......................................................................................	C-16
Early Separation From Service....................................................................................................	C-16
DIRECTORS....................................................................................................................................	C-17
Company Directors......................................................................................................................	C-17
Bank Directors.............................................................................................................................	C-17
Other Grants and Awards............................................................................................................	C-17
Stock in lieu of Retainer...............................................................................................................	C-17
Limitation.....................................................................................................................................	C-18
ADDITIONAL ADMINISTRATIVE PROVISIONS............................................................................	C-18
Issuance of Common Stock.........................................................................................................	C-18
Delivery of Common Stock..........................................................................................................	C-18
Withholding..................................................................................................................................	C-18
Amendment.................................................................................................................................	C-18
Governing Law.............................................................................................................................	C-19
Other Benefits..............................................................................................................................	C-19
Headings.....................................................................................................................................	C-19
Construction................................................................................................................................	C-19
Unfunded Plan.............................................................................................................................	C-19
No Continued Employment..........................................................................................................	C-19

RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN

Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby establishes this 2020 Long-Term Incentive Compensation Plan, which is intended to promote the long-term success of the Company by providing the opportunity to acquire a proprietary interest through the grant or award of equity compensation (the “Plan”).

1.    2011 PLAN:

This Plan is intended to succeed and replace the Company’s 2011 Long-Term Incentive Compensation Plan (the “2011 Plan”), which is otherwise scheduled to expire as of April 19, 2021. As of the Effective Date (as defined below) of this Plan, the 2011 Plan shall expire, and no further grants or awards shall be made thereunder. Grants and awards made under the 2011 Plan prior to the Effective Date shall remain outstanding and in effect until exercised, vested, matured, expired or otherwise forfeited in accordance with their terms.

2.    DEFINITIONS:

2.1    Affiliate means an entity in which the Company owns, directly or indirectly, at least 50% of the combined voting power of the entity’s outstanding voting securities, including Renasant Bank (the “Bank”).

2.2    Board or Board of Directors means the Board of Directors of the Company. Company Director means a non-employee director of the Company; Bank Director means a non-employee director of the Bank who is not also a Company Director.

2.3    Cause, unless otherwise defined in an employment, severance or similar agreement between a Participant and the Company or an Affiliate, means that a Participant who is an Employee has:

a.    Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

b.    Committed intentional damage to the property of the Company or an Affiliate or committed intentional wrongful disclosure of confidential information materially injurious to the Company’s or an Affiliate’s financial condition;

c.    Been indicted for the commission of a felony or a crime involving moral turpitude;

d.    Willfully and substantially refused to perform the essential duties of such Participant’s position, which has not been cured within 30 days following written notice by the Company;

e.    Intentionally, recklessly or negligently violated any applicable material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him or her; or

f.    Intentionally, recklessly or negligently violated any applicable material provision of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any of the rules adopted by the Securities and Exchange Commission (“SEC”) or other agency implementing or enforcing any such provision.

The Committee, in its discretion, shall determine whether any Separation From Service is on account of Cause; provided that no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in judgment, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.4    Change in Control, unless otherwise defined in an employment, severance or similar agreement between the Company or an Affiliate and a Participant, means and shall be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.    A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.    A “Change in Effective Control” means that (i) a person or group acquires or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group, directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.    A “Change in the Ownership of Assets” means that any person or group acquires, or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition, all or substantially all of the assets of the Company.

d.    A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

2.5    Code means the Internal Revenue Code of 1986, as amended, including any regulation, interpretation or other guidance promulgated thereunder.

2.6    Committee means the persons appointed in accordance with the provisions of Section 4.1 hereof to administer this Plan.

2.7    Common Stock means the $5.00 par value common stock of the Company.

2.8    Disability means that a Participant who is an Employee, by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months: (a) has been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an Affiliate; or (b) if not covered under such a plan or policy, is unable to engage in any substantial gainful employment as determined by the Committee. A Participant who is a Company Director or Bank Director shall be deemed Disabled in accordance with the applicable governance documents and procedures of the Board.

2.9    Dividend Equivalent means a dollar denominated bookkeeping entry in an amount equal to cash dividends paid on Common Stock. Dividend Equivalents shall ordinarily remain in the form of dollar denominated amounts pending distribution, but the Committee, in its discretion, may direct that such equivalents be converted to Restricted Stock Units based upon the Fair Market Value of Common Stock as of the applicable dividend payment or other conversion date. If maintained in dollar denominated form, Dividend Equivalents shall be settled in the form of cash, without interest.

2.10    Employee means a common law employee of the Company and/or its Affiliates, including officers and directors, determined in accordance with the Company’s standard personnel policies and practices, but excluding individuals who are classified by the Company as leased or otherwise employed by a third party, independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.

2.11    Exchange Act means the Securities Exchange Act of 1934, as amended, including any rule, regulation or interpretation promulgated thereunder.

2.12    Exercise Price means the per share price at which an Option may be exercised, as specified in each Incentive Agreement. Base Price means, with respect to Stock Appreciation Rights, the per share price used to measure appreciation in the value of a share of Common Stock, as specified in each Incentive Agreement.

2.13    Fair Market Value means the closing sales price of a share of Common Stock as reported on The NASDAQ Stock Market as of the date immediately preceding the date value is determined hereunder or, if no sales occurred on such date, as of the immediately preceding date on which there were such sales. If Common Stock shall cease to be reported or otherwise actively traded on an established market, the Committee shall designate an alternative method of determining value consistent with generally accepted valuation principles and methods.

2.14    Grant Date means the date on which an Option or SAR is granted hereunder. Award Date means the date on which shares of Restricted Stock are awarded hereunder or Restricted Stock Units are credited to a bookkeeping account.

2.15    Incentive means a right to purchase or receive shares of Common Stock or cash in accordance with the terms of this Plan. An Incentive may be granted or awarded in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or other form permitted under applicable law and stock exchange rules, including any combination thereof.

2.16    Incentive Agreement means a written agreement evidencing the grant or award of an Incentive hereunder. Incentive Agreements may be made in the form of: (a) a written agreement approved by the Committee and executed by an authorized officer of the Company; or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system. In each case, an Incentive Agreement may be manually or electronically accepted in such form as the Committee may deem appropriate (or the Committee may determine that affirmative acceptance shall not be required).

2.17    Option means the right to purchase Common Stock, granted in accordance with Section 7 hereof. Incentive Stock Option or ISO means an Option that meets the requirements of Code Section 422 and is granted in accordance with Section 7.2 hereof.

2.18    Participant means an Employee or Company Director or Bank Director who is granted or awarded an Incentive under this Plan.

2.19    Performance Cycle means the period, not less than one year, designated by the Committee during which (a) Performance Objectives shall be attained and (b) a Participant who is an Employee shall be continuously employed.

2.20    Performance Objectives means the criteria designated by the Committee to be achieved during a designated Performance Cycle, as more fully set forth in Section 11 hereof.

2.21    Plan means this 2020 Long-Term Incentive Compensation Plan, as the same may be modified, amended or restated from time to time.

2.22    Restricted Stock means an award of Common Stock made subject to restrictions on transfer or forfeiture in accordance with Section 9 hereof.

2.23    Restricted Stock Unit or RSU means an award made in the form of units, each representing a share of Common Stock, as more fully described in Section 10 hereof.

2.24    Retirement or Retire means, unless otherwise defined in an Incentive Agreement, a Participant’s Separation From Service other than on account of Cause, whether on or after the attainment of age 55 and completion of ten years of service or on or after the attainment of age 65.

2.25    Separation Date or Separation From Service or words of similar import means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that he or she will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to have Separated From Service if he or she continues to provide services to the Company or an Affiliate after a separation event or other change in status, whether as an employee or an independent contractor, provided such continuing services are not more than 20% of the average level of services performed by such Participant during the 36-month period immediately preceding such separation event or change.

2.26    Stock Appreciation Right or SAR means a right to acquire Common Stock or cash, the value of which is based upon appreciation in the Fair Market Value of a share of Common Stock and is granted in accordance with Section 9 hereof.

2.27    Time-Based Vesting means vesting that is contingent upon the performance of services during a Time-Based Vesting Period. Time-Based Vesting Period means the period of continuous service required to vest an Incentive.

3.    ADOPTION; RESERVATION OF SHARES; OTHER LIMITATIONS:

3.1    Adoption and Effective Date. This Plan shall be effective upon its approval by a majority of the Company’s shareholders in accordance with applicable law (the “Effective Date”).

3.2    Duration. This Plan shall commence on its Effective Date and shall remain in effect until all Incentives have been satisfied by the issuance of shares of Common Stock or settled in the form of cash or have expired or have otherwise terminated or forfeited to the Company and all restrictions or Performance Objectives imposed on shares of Common Stock have been satisfied or lapsed. In no event shall Incentives be granted or awarded hereunder more than ten years after the Effective Date.

3.3    Number and Type of Shares. Subject to adjustment as provided herein, the number of shares of Common Stock that shall be available for issuance under the Plan shall not exceed an aggregate of 1,800,000 shares, consisting of 1,627,712 shares newly-reserved hereunder and a maximum of 172,288 shares previously reserved for issuance under the 2011 Plan, but not granted, awarded or issued as of the Effective Date. Common Stock issued in connection with the grant or award of an Incentive may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.

3.4    Calculation of Available Shares. The number of shares available for grant, award, credit, transfer or issuance under the Plan shall be reduced by the number of shares, rights or units actually granted, awarded, credited, transferred or issued hereunder; provided that the number of available shares shall be increased:

a.    By the number of shares of Common Stock covered by Incentives that expire, are forfeited, lapse or are otherwise cancelled;

b.    By the number of shares of Common Stock tendered to or withheld by the Company in satisfaction of the Exercise Price of an Option or to satisfy a tax withholding obligation; and

c.    By the number of SARs or RSUs settled in cash.

3.5    Adjustment. Upon the consummation of a merger, consolidation or reorganization of the Company with another entity there shall be substituted for each of the shares of Common Stock then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction. In the event of any recapitalization, stock dividend, stock split or reverse stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock resulting from such reorganization, dividend or split. In the event of any such substitution or adjustment, the Exercise Price of any Option, the Performance Objectives applicable to any Incentive, and the number of shares of Common Stock issuable pursuant to any Incentive shall be adjusted by the Committee to the extent necessary to prevent the dilution or enlargement thereof.

3.6    Additional Limitations. Notwithstanding any provision of the Plan to the contrary:

a.    The aggregate number of shares of Common Stock that may be covered by Options granted in the form of ISOs shall be 600,000, subject to adjustment as provided in Section 3.5 hereof;

b.    The maximum number of shares of Common Stock covered by Options or SARs granted to an Employee in any calendar year shall not exceed an aggregate of 150,000 shares, subject to adjustment as provided in Section 3.5 hereof; and

c.    The maximum number of shares of Common Stock that may be awarded to an Employee in any calendar year in the form of Restricted Stock or RSUs shall not exceed an aggregate of 75,000 shares, subject to adjustment as provided in Section 3.5 hereof.

4.    ADMINISTRATION:

4.1    Composition of the Committee. The Plan shall be administered by a committee appointed by the Board of Directors consisting of not less than two persons who shall serve until their resignation or removal and who shall ordinarily be the Compensation Committee of the Board; provided, however, that unless otherwise permitted by applicable law or stock exchange rules:

a.    To the extent that a grant or award made hereunder is intended to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act, each acting member of the Committee shall be a “non-employee director” within the meaning of such rule; and

b.    To the extent that a grant or award hereunder is made to a “named executive officer” of the Company (as defined in, and determined pursuant to, Item 402 of Regulation S-K promulgated by the SEC), such grant or award shall be made solely by the members of the Committee who are deemed “independent directors” within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market Rules (or any successor rule thereto).

The Board may act in lieu of the Committee as to any matter hereunder, and any grant or award of an Incentive by the Committee may be made subject to ratification or approval by the Board. When so acting, the Board shall function as the Committee and possess all power and authority granted to the Committee hereunder.

4.2    Power and Authority of the Committee. In addition to the power and authority set forth elsewhere in this Plan, the Committee shall have the discretionary power and authority to: (a) designate Employees as Participants hereunder; (b) grant or award Incentives, including the determination of the specific terms and conditions thereof; (c) approve one or more forms of Incentive Agreements and material amendments or modifications thereto; (d) construe and interpret the provisions of the Plan, any Incentive Agreement or other form or agreement related thereto; (e) establish, adopt and construe rules, regulations, and procedures relating to the Plan; (f) extend the exercise period applicable to any Option or SAR (for example, following a Participant’s death, disability or retirement), but not later than the expiration date of such Option or SAR as provided in the Incentive Agreement; (g) delegate to the appropriate officers and employees of the Company the power and authority to take such administrative or ministerial actions as may be necessary or appropriate hereunder; and (h) make any other determination which it believes necessary or advisable for the proper administration of the Plan. Notwithstanding the foregoing, the Committee shall not accelerate the vesting of any Incentive, except as may be otherwise permitted under the terms of the Plan.

Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants and their beneficiaries or heirs. The Committee may make grants or awards or other determinations hereunder selectively on a non-uniform basis among Participants, whether or not such Participants are similarly situated.

4.3    Delegation. The Committee, in its discretion, may from time to time delegate to the appropriate officers of the Company or the Bank the authority to grant or award Incentives hereunder; provided that any such delegation: (a) shall specify the maximum number of shares of Common Stock that may be granted or awarded in the form of such Incentives; (b) shall specify the class or group of Employees that may receive such Incentives, which shall be limited to a particular department or business line; (c) shall approve the form of Incentive and the general terms and conditions thereof; (d) shall specify the period during which such Incentives may be granted or awarded, after which the Committee’s delegation shall be deemed expired and of no force and effect; (e) may contain such other terms, conditions or limitations as the Committee deems necessary or appropriate; and (f) shall be made consistent with applicable law and stock exchange rules.

5.    PARTICIPATION:

Employees of the Company and its Affiliates shall be eligible to receive Incentives under this Plan, when designated by the Committee. Employees may be designated individually or by groups or categories, in the discretion of the Committee.

Company and Bank Directors shall be eligible to receive Incentives under this Plan as provided in Section 12 hereof.

6.    GENERALLY APPLICABLE PROVISIONS:

6.1    Conditions Precedent. As a condition of the grant, award or vesting of any Incentive hereunder, the Committee, in its discretion, may require that a Participant who is an Employee execute and deliver to the Company covenants intended to protect the Company’s confidential information and other property, prohibit solicitation of the Company’s employees, vendors, customers, borrowers and depositors, and prohibit competition with the Company or the Bank following a Separation From Service. Such covenants shall be made in such form and delivered at such time as may be reasonably acceptable to the Committee.

6.2    Duration of Certain Restrictions. In no event shall a Performance Cycle or Time-Based Vesting Period applicable to an Incentive granted or awarded to a Participant who is an Employee be less than one year.

6.3    Transferability of Incentives. No Incentive granted or awarded hereunder shall be transferred, pledged, assigned, hypothecated, alienated or otherwise encumbered or sold by the holder thereof, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of the holder’s death by will or the laws of descent and distribution) and neither the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant. During a Participant’s lifetime, an Incentive may be exercised only by such Participant or by his or her guardian or legal representative.

6.4    Change in Control. If a Change in Control is consummated before an Incentive granted or awarded to an Employee is fully vested, settled and/or exercisable and such Incentive is assumed in connection with such transaction:

a.    If such Incentive is Restricted Stock or RSUs, such shares or units shall vest and be delivered or settled upon the earlier of: (i) the lapse of any Time-Based Vesting Period and/or Performance Cycle; or (ii) the date on which a Permitted Separation (as defined below) occurs.

b.    If such Incentive is Options or SARs, such Options or SARs shall vest and be exercisable upon the earlier of: (i) the date or dates determined under the applicable Incentive Agreement; or (ii) the date on which a Permitted Separation occurs. Options and SARs vested hereunder shall remain exercisable in accordance with their terms, provided that in no event shall the exercise period be less than six months (unless such Options or SARs would otherwise expire in accordance with their terms during such six-month period, in which event they shall expire in accordance with their terms).

c.    If any such Incentive is subject to Performance Objectives, such objectives shall be deemed satisfied at the target level; any additional shares or rights shall be deemed forfeited to and cancelled by the Company.

d.    Any Further Holding Period imposed under Section 6.6 hereof shall be deemed satisfied and lapsed.

(For avoidance of doubt, nothing contained herein shall be deemed to modify the provisions of Section 7.5, 8.3, 9.4 or 10.4 hereof applicable in the event of death, Disability, Retirement or Separation From Service.)

If a Change in Control is consummated before an Incentive granted or awarded to an Employee is fully vested, settled and/or exercisable and such Incentive is not assumed in connection with such transaction, then prior to the consummation of such Change in Control the Committee may direct the payment of cash in exchange for the cancellation and settlement of Incentives that remain outstanding as of the consummation of a Change in Control, whether or not then vested, and such payment of cash shall not be deemed to materially impair the economic value of such Incentive for purposes of Section 13.4 hereof so long as such cash payment is an amount as nearly equal to the dollar value of the consideration payable to holders of Common Stock generally in such Change in Control (taking into account, if applicable, the Exercise Price or Base Price of such Incentive) and is payable at substantially the same time as holders of Common Stock generally are paid the consideration payable for their Common Stock in connection with the Change in Control.

If a Change in Control is consummated before an Incentive granted or awarded to a Company Director or Bank Director is fully vested, settled or exercisable, such award shall be deemed fully vested and nonforfeitable as of the date on which such transaction is consummated and any Further Holding Period shall be deemed satisfied and lapsed.

For purposes of this Section 6.4:

a.    The term “Permitted Separation” means that a Participant who is an Employee shall, during the 24-month period following the consummation of a Change in Control (the “CIC Period”), Separate From Service involuntarily, other than on account of Cause, or on account of Good Reason.

b.    The term “Good Reason” shall have the meaning ascribed to it (or to words of similar import) in any individual change in control, employment, severance or similar agreement between the Company and a Participant. If there is no such individual agreement, the term shall mean that during the CIC Period, such Participant shall Separate From Service on account of a Good Reason Event.

c.    The term “Good Reason Event” shall mean and refer to: (i) a material reduction of such Participant’s base salary in effect prior to the Change in Control; (ii) a material reduction of such Participant’s authority, duties or responsibilities in effect prior to the Change in Control (other than a change in title); (iii) the transfer of such Participant’s primary business location to a primary location that is more than 30 miles from such location prior to the Change in Control; or (iv) any attempt on the part of the surviving entity following the Change in Control to require the Participant to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of the Participant. No event or condition shall constitute a Good Reason Event hereunder unless: (i) such Participant gives the Company notice of his or her objection to such event or condition within 30 days following the date such event first occurs (or the date such Participant should have first known of such event, if later); (ii) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice; and (iii) the Participant resigns his or her employment not more than 60 days following the expiration of the 30-day period described in subsection (ii) hereof.

6.5    Recovery. If the Company is required to restate its financial statements or other financial results, then any Incentive, whether or not then vested, the amount of which is or was based, in whole or in part, upon such statements or results, shall be subject to reduction, forfeiture or recovery in favor of the Company, regardless whether a Participant from whom such Incentive will be reduced, forfeited or recovered participated in or otherwise contributed to the event requiring the Company to restate its financial statements. The Committee shall take such action as it deems necessary or advisable to effect such reduction, forfeiture or recovery; provided that; (a) the Committee may limit such action to the Company’s appropriate executive or accounting officers; and (b) the amount of any such reduction, forfeiture or recovery may be limited to the portion of the Incentive in excess of the amount that would have vested or otherwise become nonforfeitable if based upon such restated results. Any Incentive granted or awarded hereunder shall further be subject to any separate recovery or similar policy that may be adopted by the Company, from time to time.

6.6    Further Holding Period. Unless otherwise provided in an Incentive Agreement, Net Shares (as defined below) settled and delivered hereunder, whether on account of the exercise of an Option or a SAR or the lapse of a Time-Based Vesting Period or Performance Cycle, shall be subject to a further two-year holding period during which such shares shall not be sold, assigned, pledged, mortgaged, transferred or otherwise disposed of (a “Further Holding Period”), provided that:

a.    Such period shall earlier lapse in the event of death or Disability or the consummation of a Change in Control; and

b.    Such limitation shall be applicable only to those Participants who are subject to Section 16 of the Exchange Act at the time Net Shares are delivered or settled.

As used herein, the term “Net Shares” shall mean and refer to those shares of Common Stock deliverable upon the exercise of an Option or a SAR or the lapse of a Time-Based Vesting Period or Performance Cycle, net of the number of shares withheld for: (a) the payment of the Exercise Price, including the payment of such price pursuant to a broker assisted or similar transaction, either as contemplated under Section 7.3 hereof; and (b) the payment of taxes as provided in Section 12.3 hereof.

7.    OPTIONS:

7.1 Grant of Options. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may grant Options to such Participants as it may designate, from time to time, in accordance with the following:

a.    The per share Exercise Price of any Option granted hereunder shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date;

b.    The number of shares of Common Stock covered by an Option shall be designated by the Committee on the Grant Date;

c.    The term of each Option shall be determined by the Committee, but shall not be longer than ten years, measured from the Grant Date;

d.    The exercise of an Option may be subject to a Time-Based Vesting Period, the attainment of Performance Objectives during a Performance Cycle and/or such other conditions as the Committee deems appropriate; and

e.    Options may be subject to such additional terms and conditions imposed by the Committee, not inconsistent with the terms of the Plan.

Any Option granted hereunder shall be made in the form of and governed by an Incentive Agreement.

7.2    Incentive Stock Options. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may designate an Option as an Incentive Stock Option, which Option, in addition to the provisions of Section 7.1 hereof, shall be subject to the following:

a.    No ISO shall be granted to a Participant unless such Participant is an Employee;

b.    No ISO shall be granted to a Participant if the aggregate Fair Market Value of Common Stock with respect to which such ISO is first exercisable during any calendar year, whether under this Plan or any other plan of the Company and its Affiliates, exceeds $100,000;

c.    No ISO shall be granted to any Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, as determined in accordance with Code Section 424, unless the Exercise Price is not less than 110% of Fair Market Value, determined on the Grant Date and the expiration date of such Option is five years measured from the Grant Date; and

d.    An ISO granted hereunder shall be subject to such additional terms and conditions as the Committee deems necessary or advisable, consistent with the provisions of Code Section 422.

An ISO granted hereunder shall automatically be converted to an Option (other than an ISO) to the extent that the requirements imposed hereunder or under Code Section 422 are not satisfied, whether with respect to the grant or exercise of such Option or the disposition of Common Stock acquired upon the exercise thereof.

7.3    Manner of Exercise; Issuance of Common Stock. An Option, when vested and exercisable, shall be exercised, in whole or in part, by providing notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full Exercise Price for such shares. The Exercise Price shall be payable in the form of cash, by delivery of shares of Common Stock previously acquired by the Participant, regardless of the Participant’s holding period with respect thereto, by the withholding of shares otherwise issuable upon exercise, by combination thereof or in such other manner as may be authorized, from time to time, by the Committee. Common Stock tendered in payment of the Exercise Price or withheld in consideration of such price shall be valued at Fair Market Value as of the date of exercise.

Unless otherwise provided in an Incentive Agreement, and subject to the Company’s Insider Trading Policy, a Participant may exercise Options and contemporaneously sell the shares of Common Stock acquired thereby pursuant to a brokerage or similar arrangement, provided that the proceeds thereof are applied to the payment of the Exercise Price of the shares.

As soon as practicable after the receipt of written notification of exercise and payment of the Exercise Price in full, the Committee shall cause the Company to issue to each Participant, registered in the Participant’s name, shares of Common Stock in the appropriate amount.

7.4    Shareholder Rights. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no voting, dividend or other rights as a shareholder with respect to the shares covered by such Option.

7.5    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, Options granted to an Employee hereunder shall be exercisable only while an Employee; thereafter, Options shall be exercisable, to the extent vested and exercisable as of the Employee’s Separation Date, until the earlier of the date on which any such Option would otherwise expire or:

a.    The one-year period following the date of the Employee’s death or Disability, but by the Employee’s estate or heirs or other representatives;

b.    The three-year period following Retirement; or

c.    The 30-day period following a Separation From Service for any other reason, except Cause.

If an Employee’s Separation From Service is on account of Cause, then notwithstanding any provision of this Plan or any form or agreement to the contrary, Options granted hereunder, whether or not then vested, shall be deemed canceled by and forfeited to the Company as of such Participant’s Separation Date, without the requirement of notice or the payment of compensation.

8.    STOCK APPRECIATION RIGHTS:

8.1    Grant of SARs. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may grant SARs to such Participants as it may designate, from time to time, in accordance with the following:

a.    Each SAR shall relate to the number of shares of Common Stock designated by the Committee as of the Grant Date;

b.    The Base Price of each SAR shall not be less than the Fair Market Value of a share of Common Stock determined as of the Grant Date;

c.    The term of each SAR shall be determined by the Committee, but shall not be longer than ten years, measured from the Grant Date;

d.    The exercise of a SAR may be subject to a Time-Based Vesting Period, the attainment of Performance Objectives during a Performance Cycle and/or such other conditions as the Committee deems appropriate; and

e.    SARs may be subject to such additional terms and conditions imposed by the Committee, not inconsistent with the terms of the Plan.

Any SAR granted hereunder shall be made in the form of and governed by an Incentive Agreement.

8.2    Manner of Exercise. A SAR, when vested and exercisable in accordance with its terms, may be exercised, in whole or in part, by giving written notice to the Committee, specifying the number of SARs to be exercised. The amount payable to a Participant shall be determined by multiplying: (a) the number of shares of Common Stock with respect to which the SAR is exercised; by (b) the excess of the Fair Market Value of a share of Common Stock as of the exercise date over the Base Price. The Committee, in its discretion, shall promptly settle such exercise by the issuance and delivery of shares of Common Stock (valued at Fair Market Value as of the date of exercise), with or without legends, or Restricted Stock or cash or a combination thereof.

8.3    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, SARs granted to an Employee hereunder shall be exercisable only while an Employee; thereafter, SARs shall be exercisable, to the extent vested and exercisable as of the Employee’s Separation Date, in accordance with the provisions of Section 7.5 hereof.

8.4    Shareholder Rights. Prior to the issuance of shares of Common Stock upon the exercise of a SAR, a Participant shall have no voting, dividend or other rights as a shareholder with respect to the shares covered by such right.

9.    RESTRICTED STOCK:

9.1    General Provisions. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may award Restricted Stock to such Participants as it may designate, from time to time, in accordance with the following:

a.    The number of shares of Restricted Stock shall be fixed by the Committee as of the Award Date;

b.    The Committee shall fix the consideration to be paid for such stock, if any, as of the Award Date; and

c.    The Committee may, as of the Award Date, impose a Time-Based Vesting Period and/or Performance Objectives and such additional terms, conditions and restrictions as the Committee, in its discretion, deems necessary or appropriate.

Restricted Stock shall be awarded in the form of and governed by an Incentive Agreement, and Common Stock shall be issued in respect of such award as of the time at which it is made.

9.2    Restrictions. During any Time-Based Vesting Period or Performance Cycle, shares of Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, whether voluntarily or involuntarily. Shares, whether certificated or in book entry form, shall be legended to reflect such restriction. The Committee, in its discretion, may further require that any certificated shares of Restricted Stock registered in the name of the Participant be deposited with the Company, together with a stock power endorsed in blank, pending the lapse of such period or cycle.

9.3    Shareholder Rights. Except as otherwise provided in an Incentive Agreement, each Participant shall have the full voting rights of a shareholder with respect to shares of Restricted Stock and:

a.    If dividends are payable in the form of Common Stock, such shares shall be delivered to the Participant currently, but subject to the restrictions and limitations otherwise applicable to the underlying Restricted Stock; or

b.    If dividends are payable in the form of cash, such dividends: (i) shall be paid to the Participant currently if the Time-Based Vesting Period or Performance Cycle is not more than one year or if the Incentive Agreement specifically provides for the current payment of dividends; or (ii) shall be cumulated in the form of Dividend Equivalents if such period or cycle is more than one year.

9.4    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates From Service:

a.    If Restricted Stock is subject only to Time-Based Vesting and such separation is on account of Retirement, death, Disability or involuntary termination, other than on account of Cause, a prorated number of shares and, if applicable, Dividend Equivalents shall be delivered as of the Participant’s Separation Date free of restriction (proration based upon the Participant’s period of service during the applicable Time-Based Vesting Period). Any remaining shares and equivalents shall be deemed cancelled by and forfeited to the Company.

b.    If Restricted Stock is subject only to Time-Based Vesting and such separation is not for a reason specified in subsection a hereof, all shares of Restricted Stock and, if applicable, Dividend Equivalents shall be deemed cancelled by and forfeited to the Company without consideration as of such Participant’s Separation Date.

c.    If Restricted Stock is subject to Performance Objectives, the provisions of Section 11.4 shall apply.

10.    RESTRICTED STOCK UNITS:

10.1    General Provisions. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may award RSUs to such Participants as it may designate, from time to time, in accordance with the following:

a.    The number of units shall be fixed by the Committee at the time of award;

b.    The Committee shall, at the time of award, fix a Time-Based Vesting Period and/or a Performance Cycle during which RSUs shall be and remain credited to each Participant’s bookkeeping account; and

c.    The Committee may impose such additional terms, conditions and restrictions as it determines necessary and appropriate.

RSUs shall be awarded in the form of and governed by an Incentive Agreement and shall be credited to a bookkeeping account as of the time of award.

10.2    Shareholder Rights. A Participant has no voting, dividend or other rights as a shareholder in respect of RSUs credited to a bookkeeping account; provided that unless otherwise set forth in an Incentive Agreement:

a.    Dividend Equivalents shall be credited to the bookkeeping account, as and when cash dividends on Common Stock are declared and paid by the Company; and

b.    If dividends on Common Stock are paid in the form of stock, additional RSUs shall be credited to the bookkeeping account of each Participant, based upon the number of units credited to such account as of the applicable dividend payment date.

In either event, all such credits shall be subject to the terms and conditions generally applicable to the RSUs credited to such account.

10.3    Settlement. At the end of any Time-Based Vesting Period or Performance Cycle, as applicable, but in no event later than two and one-half months following the end of such period or cycle, RSUs, including any related Dividend Equivalents, shall be settled and distributed. Distribution shall be made in such form (which may include shares of Common Stock, with or without legends, Restricted Stock, cash or a combination thereof, as the Committee shall determine.

10.4    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates From Service and: (a) If RSUs are subject only to Time-Based Vesting, the provisions of Section 9.4, subsections a and b, as applicable, shall apply; or (b) if RSUs are subject to Performance Objectives, the provisions of Section 11.4 shall apply.

11.    PERFORMANCE OBJECTIVES:

11.1    Determination of Performance Objectives and Performance Cycle. Except as may be otherwise provided in the Plan, the Committee, in its discretion, may impose Performance Objectives as a condition of the grant or award of any Incentive hereunder, such objectives to be achieved during the Performance Cycle fixed by the Committee. The Committee shall establish such Performance Objectives and designate such Performance Cycle as of the Grant Date or Award Date and shall include a description of such objectives in each affected Incentive Agreement.

11.2    Performance Objectives. Performance Objectives may relate to one or more of the following:

a.    The Company’s earnings per share, whether or not calculated on a fully diluted basis;

b.    The Company’s earnings before interest, taxes, or other adjustments;

c.    the Company’s return on equity, return on investment, return on invested capital, or return on assets;

d.    Appreciation in the price of Common Stock, whether with or without consideration of reinvested dividends, including total shareholder return;

e.    Efficiency ratio or other measures comparing all or certain expenses of the Bank or the Company, as the case may be, to revenue;

f.    As to the Company, return on tangible equity or tangible assets;

g.    As the Company or the Bank, net profit margin or increase in income, whether net income, net interest income, or otherwise;

h.    As to the Company, an Affiliate, or any region, unit, division, or profit center of the Company or an Affiliate, growth in income or revenue, whether net or gross, or growth in market share;

i.    As to the Bank or any region, unit, division, or profit center thereof, credit quality, net charge-offs, the ratio of nonperforming assets to total assets or loan loss allowance as a percentage of nonperforming assets, or growth in loans or deposits or change in capital ratios;

j.    Mergers, acquisitions, sales of assets of Affiliates or business units or the development of business units or lines of business or the implementation of other items included in the Company’s or the Bank’s strategic objectives; and

k.    Any other objective or subjective measure or metric designated by the Committee.

Performance Objectives may relate to absolute or relative performance, including performance compared to a designated peer group or index, performance compared to performance in a prior period or such other comparators as the Committee may designate at the time Performance Objectives are fixed. Such objectives may further be expressed with respect to a single Participant or a group of Participants, as determined by the Committee.

11.3    Satisfaction of Performance Objectives. The Committee may make objectively determinable adjustments or modifications to any Performance Objective, including but not limited to: (a) adjustment for items that are considered extraordinary or unusual in nature or infrequently recurring items; (b) adjustments to reflect changes in accounting principles or tax laws; and (c) adjustments to reflect acquisitions or divestitures and the impact of corporate transactions.

At the end of each Performance Cycle, the Committee shall certify whether and to what extent the Performance Objectives applicable to such cycle were attained and to what extent Incentives subject to such objectives shall be settled. For Performance Objectives that relate to the performance of the Company or the Bank, as the case may be, to a designated peer group or index, the Committee shall be entitled to rely on information published by third party services reasonably deemed reliable by the Committee (for the avoidance of doubt, in these circumstances, for purposes of consistency, third party information about the Company’s performance may be relied upon).

11.4    Early Separation From Service. Unless otherwise provided by the Committee in an Incentive Agreement, if a Participant Separates From Service before the end of any Performance Cycle and:

a.    If such separation is on account of Retirement, death, Disability or involuntary termination, other than on account of Cause, Performance Objectives shall be deemed satisfied as to the number of Incentives determined at the end of the Performance Cycle, prorated to reflect Participant’s period of service during such cycle.

b.    If such separation is for a reason not otherwise specified in subsection a hereto, Incentives then subject to Performance Objectives shall be deemed cancelled by and forfeited to the Company, without compensation, as of such Participant’s Separation Date.

12.    DIRECTORS:

12.1    Company Directors. Unless otherwise determined by the Board and subject to the applicable terms and conditions set forth elsewhere in this Plan, each Company Director shall receive an annual award of Restricted Stock, subject to the terms and conditions set forth below:

a.    The number of shares of Restricted Stock awarded hereunder shall equal the quotient of (i) such amount as may be fixed annually by the Board, subject to the limits of the Plan, divided by (ii) the per share Fair Market Value of Common Stock as of January 1 of the calendar year in which the Director Equity Award Date (as defined below) occurs.

b.    Awards hereunder shall be made annually, as of the annual meeting of the Company’s shareholders; provided that if a Company Director commences service after such meeting, the director shall receive an award of Restricted Stock as of the date on which service commences, but the number of shares shall be prorated to reflect the number of days remaining in the applicable Restriction Period (as defined below) (the date of either such award, the “Director Equity Award Date”).

c.    Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether voluntarily or involuntarily, during the one-year period beginning on the Director Equity Award Date and ending on the one-year anniversary of such date or if earlier, the next annual meeting of the Company’s shareholders that is at least 50 weeks after the immediately preceding annual meeting; provided that a prorated award made in accordance with subsection b shall be subject to such restrictions for 12 months (either such period, the “Restriction Period”).

d.    At the end of a Restriction Period, Restricted Stock awarded to a Company Director in respect of such period shall be delivered free of the restrictions imposed under subsection c hereof (but not those imposed under Section 6.6 hereof), provided that such director is then a member of the Board. If a Company Director dies, becomes Disabled or retires from the Board (as determined in accordance with the Board’s customary governance documents) during a Restriction Period, at the end of such period Restricted Stock shall be delivered to such director free of restriction, but the number of shares so delivered shall be prorated to reflect the number of days served during such period. In all other events, if a Company Director has ceased to serve as of the last day of the Restriction Period, Restricted Stock awarded hereunder shall be cancelled by and forfeited to the Company.

12.2    Bank Directors. Unless otherwise provided by the Board, each Bank Director shall be entitled to receive an annual award of Restricted Stock subject to the terms and conditions described in Section 12.1 hereof, provided that the number of shares of Restricted Stock so awarded shall be reduced by one-half (or made in such other amount determined appropriate by the Board).

12.3    Other Grants and Awards. The Board may, whether annually or from time to time, grant or award Incentives to one or more Company or Bank Directors, subject to the applicable terms and conditions of the Plan and such other provisions or other limitations as the Board deems appropriate, except that: (a) Options and SARs shall not be granted unless and until the Board expressly determines that any such grant is in the best interests of the Company and its shareholders; and (b) no such Incentive shall be subject to the attainment of Performance Goals.

12.4    Stock in lieu of Retainer. If permitted by the Board, each Company Director shall be entitled to elect to receive all or a portion of the annual retainer in the form of Common Stock, instead of in cash. The number of shares issued in respect of such election shall equal the quotient of:

a.    The amount of such cash retainer to be received in the form of Common Stock; divided by

b.    The Fair Market Value of Common Stock, determined as of the date on which such retainer would otherwise be paid or payable.

Common Stock shall be issued hereunder as of the date on which such retainer would have otherwise been paid or payable in the form of cash. Shares of Common Stock issued pursuant to this Section 12.4 shall not be considered Incentives hereunder and, accordingly, shall not be subject to the transfer restrictions, Further Holding Period and other limitations and restrictions hereunder applicable to Incentives.

12.5.    Limitation. In respect of any year (being the period commencing on the date of the Company’s annual meeting and ending on the anniversary thereof), the aggregate value of all Incentives granted or awarded to a Company Director or Bank Director hereunder (determined solely with respect to service as a director) shall not exceed two times such director’s annual cash retainer. (For avoidance of doubt, Common Stock issued in accordance with Section 12.4 hereof shall not be taken into account.)

13.    ADDITIONAL ADMINISTRATIVE PROVISIONS:

13.1    Issuance of Common Stock. Common Stock to be issued or otherwise delivered hereunder may be certificated or in book entry form, as determined by the Committee. Fractional shares shall not be issued or delivered. The Committee shall determine whether cash, securities or other property shall be paid or transferred in lieu of a fractional share or whether such fractional share, including any rights with respect thereto, shall be canceled, terminated or otherwise eliminated.

13.2    Delivery of Common Stock. All certificates or book entries for shares of Common Stock issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable to enforce the terms of the Plan, any applicable stock exchange rule or regulation or any applicable Federal or state law. The obligation of the Company or any of its Affiliates to deliver Common Stock to any Participant hereunder, or to deliver such stock free of restriction, shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee or the Company, and Certificates for shares of Common Stock issued hereunder may be legended, as the Committee or the Company shall deem appropriate.

13.3    Withholding. As a condition of the vesting, delivery or other settlement of an Incentive hereunder, the Company shall withhold and remit such Federal, state or local taxes or contributions as may be required by law to be withheld and remitted, which shall be determined using the aggregate of the maximum applicable state income tax rate, the applicable employment tax contribution rate, and the applicable Federal income tax rate, which shall not be more than the maximum applicable marginal tax rate or less than the applicable supplemental wage rate.

Dividend Equivalents maintained in dollar denominated form shall first be applied to the payment of each Participant’s withholdings. Unless a Participant has otherwise satisfied any remaining withholding obligation to the reasonable satisfaction of the Company, the Company shall withhold from the delivery of Common Stock hereunder shares with a Fair Market Value equal to the remaining amount.

13.4    Amendment. The Board of Directors may amend, modify or suspend this Plan at any time. Any such action may be taken without the approval of the Company’s shareholders, but only to the extent that shareholder approval is not required under applicable law or by any listing agency or under Code Section 422. No such amendment, modification or suspension shall materially impair the economic value of any Incentive granted or awarded hereunder without the consent of each affected Participant.

The Committee or the Board, as the case may be, shall possess the authority to amend the terms of any Incentive Agreement hereunder; provided that no such amendment shall materially impair the economic value of any Incentive without the consent of each affected Participant.

Notwithstanding any provision of this Plan to the contrary, neither the Company, the Committee nor the Board of Directors shall, without the approval of the Company’s shareholders: (a) amend any outstanding Option or SAR to reduce the Exercise Price or Base Price thereof, as applicable; or (b) cancel and exchange an outstanding Option or SAR for cash, other Incentives or for other Options or SARs with a lesser Exercise Price or Base Price, as applicable, provided that the foregoing limitations shall not apply in connection with any action contemplated under Section 3.5 hereof.

13.5    Governing Law. The Plan and any Incentive granted under the Plan shall be governed by the internal laws of the State of Mississippi without regard to the conflicts of laws provisions thereof.

13.6    Other Benefits. Incentives granted to a Participant hereunder shall not impair or otherwise reduce such Participant’s compensation, life insurance or other benefits provided by the Company or its Affiliates; provided, however, that the value of Incentives shall not be treated as compensation for purposes of computing the value or amount of any such benefit.

13.7    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

13.8    Construction. To the extent applicable, this Plan and any Incentive granted or awarded hereunder shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A. For purposes thereof: (a) each payment or settlement shall be treated as a separate payment or settlement; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; and (c) if a Participant is a “specified employee” within the meaning of Code Section 409A, payment or settlements on account of a Separation From Service shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon.

13.9    Unfunded Plan. Incentives hereunder shall be settled in the form of shares of Common Stock or cash; no special or separate reserve or account shall be maintained in anticipation of any such settlement. No Incentive granted or awarded hereunder shall be deemed to constitute property or create a trust or fiduciary relationship as between any Participant and the Company, any Affiliate or the Committee. To the extent any Participant or any other person acquires a right to the settlement of any Incentive hereunder, the status of such Participant shall be that of a general, unsecured creditor of the Company.

13.10    No Continued Employment. No Participant who is an Employee shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of the grant or award of an Incentive or the issuance of Common Stock or other form of payment hereunder.

THIS 2020 LONG-TERM INCENTIVE COMPENSATION PLAN was approved by the Board Directors of Renasant Corporation as of February 10, 2020, to be effective as provided herein.

RENASANT CORPORATION

RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN
AMENDMENT NO. 1
(Issuance of Additional Shares)

Whereas, Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi with its principal place of business in Tupelo, Mississippi (the “Company”), sponsors and maintains the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, which plan provides for the grant or award of incentives related to shares of the Company’s common stock, $5.00 par value per share (“Common Stock;” the “Plan”);
Whereas, the Board of Directors of the Company has authorized the amendment of the Plan for the purpose of increasing the number of shares of Common Stock reserved for issuance thereunder;
Now, Therefore, the Plan shall be deemed amended as follows:
1.Section 3.3 of the Plan shall be amended and restated in its entirety to read as follows:
“3.3 Number and Type of Shares. Subject to adjustment as provided herein, the number of shares of Common Stock that shall be available for grant, award or issuance under the Plan shall not exceed an aggregate of 2,715,000 shares, consisting of 1,627,712 shares previously authorized upon the Plan’s initial adoption, 172,288 shares previously reserved for issuance under the 2011 Plan, but not granted, awarded or issued as of the Effective Date, and 915,000 additional shares authorized by the Board on January 19, 2016; provided that the grant, award, issuance or other use of such additional shares shall be contingent upon the prior approval of the Company’s shareholders, as provided in Section 13.4 hereof. Common Stock issued in connection with the grant or award of an Incentive may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.”
1.Except as specifically provided herein, the Plan shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects.
This Amendment No. 1 was adopted by the Board of Directors of Renasant Corporation on February 26, 2024, to be effective upon its approval by the shareholders of the Company.
Renasant Corporation

By:
Name: C. Mitchell Waycaster
Title: Chief Executive Officer
Date: February 27, 2024

PRELIMINARY – SUBJECT TO COMPLETION
In accordance with Rule 14a-6(d) under the Securities Exchange Act of 1934, as amended, Renasant Corporation intends to release definitive copies of the proxy statement to security holders on or about March 13, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2023 and Form of Proxy are available at www.proxyvote.com.

V29822-P05433

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 23, 2024 1:30 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) Gary D. Butler, Rose J. Flenorl, John T. Foy and Richard L. Heyer, Jr. and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 23, 2024 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827 and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) "FOR" THE APPROVAL OF THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 2, (C) "FOR" THE APPROVAL OF THE AMENDMENT TO THE RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN DESCRIBED IN PROPOSAL 3, (D) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 4, AND (E) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2024 SET FORTH IN PROPOSAL 5. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) TO APPROVE THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 2, (C) TO APPROVE THE AMENDMENT TO THE RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN DESCRIBED IN PROPOSAL 3, (D) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 4, AND (4) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2024 SET FORTH IN PROPOSAL 5.

Continued and to be signed on reverse side

RENASANT CORPORATION

RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

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V29821-P05433 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of four Class 1 directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Donald Clark, Jr.
02) Albert J. Dale, III
03) Connie L. Engel
04) C. Mitchell Waycaster

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date